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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 32)*

                           Canal Capital Corporation
- - --------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
- - --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   913014106
- - --------------------------------------------------------------------------------
                                 (CUSIP Number)

                     Asher B. Edelman, 717 Fifth Avenue,
                            New York, New York 10022
- - --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                  May 22, 1995
- - --------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
 CUSIP No. 913014106                                         Page 2 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          Asher B. Edelman


          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2


          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          PF

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                /x/
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         United States
    6


                                              SOLE VOTING POWER
                                        7
                                              78,900 (including options on 47,500 shares)
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY
              OWNED BY                        SOLE DISPOSITIVE POWER
               EACH                     9
             REPORTING                        78,900 (including options on 47,500 shares)
            PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                               0

          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          78,900 (including options on 47,500 shares)

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
   12
          See Item 5                                                                                                             /x/

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13     1.82%

          TYPE OF REPORTING PERSON*
   14
          IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
 CUSIP No. 913014106                                         Page 3 of 151 Pages



          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          Regina Edelman


          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2


          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          PF

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                / /
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         Brazil
    6


                                              SOLE VOTING POWER
                                        7
                                              217,050
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9
              REPORTING                       217,050
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          217,050

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   13     5.02%

          TYPE OF REPORTING PERSON*
   14
          IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
 CUSIP No. 913014106                                         Page 4 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          A.B. Edelman Limited Partnership


          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2


          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          WC

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                / /
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         Delaware
    6


                                              SOLE VOTING POWER
                                        7
                                              1,012,120
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9
              REPORTING                       1,012,120
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          1,012,120

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13
          23.39%

          TYPE OF REPORTING PERSON*
   14
          PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
 CUSIP No. 913014106                                         Page 5 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          Felicitas Partners, L.P.


          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2


          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          WC,00

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                / /
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         Delaware
    6


                                              SOLE VOTING POWER
                                        7
                                              3,399
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9
              REPORTING                       3,399
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          3,399

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13
          Less than 0.1%

          TYPE OF REPORTING PERSON*
   14
          PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
 CUSIP No. 913014106                                         Page 6 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          A.B. Edelman Management Company Inc.


          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2

          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          Not applicable

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                /x/
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         New York
    6


                                              SOLE VOTING POWER
                                        7
                                              0
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9
              REPORTING                       0
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          0

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13
          0.0%

          TYPE OF REPORTING PERSON*
   14
          CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
 CUSIP No. 913014106                                         Page 7 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          Datapoint Corporation


          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2

          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          Not applicable

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                / /
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         Delaware
    6


                                              SOLE VOTING POWER
                                        7
                                              0
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9     0
              REPORTING
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          0

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13
          0.0%

          TYPE OF REPORTING PERSON*
   14
          CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
 CUSIP No. 913014106                                         Page 8 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          Aile Blanche, Inc.

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2

          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          WC,00

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                / /
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         Delaware
    6


                                              SOLE VOTING POWER
                                        7
                                              8,400
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9
              REPORTING                       8,400
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          8,400

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13
          0.19%

          TYPE OF REPORTING PERSON*
   14
          C0

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
 CUSIP No. 913014106                                        Page 9 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          Arbitrage Securities Company

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2

          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          Not applicable

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                /x/
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         New York
    6


                                              SOLE VOTING POWER
                                        7
                                              0
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9
              REPORTING                       0
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          0

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13
          0.0%

          TYPE OF REPORTING PERSON*
   14
          PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
 CUSIP No. 913014106                                       Page 10 of 151 Pages

          NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    1
          Canal Capital Corporation Retirement Plan

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (A) /x/
                                                                                                                             (B) / /
    2

          SEC USE ONLY
    3

          SOURCE OF FUNDS*
    4
          WC

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                / /
    5

          CITIZENSHIP OR PLACE OF ORGANIZATION                                         New York
    6


                                              SOLE VOTING POWER
                                        7
                                              26,620
              NUMBER OF                       SHARED VOTING POWER
               SHARES                   8
            BENEFICIALLY                      0
              OWNED BY                        SOLE DISPOSITIVE POWER
                EACH                    9
              REPORTING                       26,620
             PERSON WITH
                                              SHARED DISPOSITIVE POWER
                                       10
                                              0
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
   11
          26,620

          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                                 / /
   12

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   13
          0.62%

          TYPE OF REPORTING PERSON*
   14
          EP

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1, as Amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1
         Item 1. Security and Issuer - Initial Filing - 6/1/84.       . . . . . . . . . . . . . . . . . . . . .           1
         Item 1. Security and Issuer - Amendment No. 12 - 12/29/88    . . . . . . . . . . . . . . . . . . . . .           1

Item 2, as Amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2
         Item 2. Identity and Background - Initial Filing - 6/1/84. . . . . . . . . . . . . . . . . . . . . . .           2
         Item 2. Identify and Background. - Amendment No. 1 - 7/1/84  . . . . . . . . . . . . . . . . . . . . .           2
         Item 2. Identity and Background - Amendment No. 3 - 10/24/85.  . . . . . . . . . . . . . . . . . . . .           3
         Item 2. Identity and Background - Amendment No. 4 - 11/6/85. . . . . . . . . . . . . . . . . . . . . .           3
         Item 2. Identity and Background - Amendment No. 5 - 4/21/86  . . . . . . . . . . . . . . . . . . . . .           4
         Item 2. Identity and Background - Amendment No. 6 - 10/15/86.  . . . . . . . . . . . . . . . . . . . .           5
         Item 2. Identity and Background - Amendment No. 7 - 11/28/86 . . . . . . . . . . . . . . . . . . . . .           5
         Item 2. Identity and Background - Amendment No. 8 - 12/29/86 . . . . . . . . . . . . . . . . . . . . .           7
         Item 2. Identity and Background - Amendment No. 9 - 1/21/87  . . . . . . . . . . . . . . . . . . . . .           7
         Item 2. Identity and Background - Amendment No. 10 - 12/11/87. . . . . . . . . . . . . . . . . . . . .           8
         Item 2. Identity and Background - Amendment No. 12 - 12/29/88  . . . . . . . . . . . . . . . . . . . .          12
         Item 2. Identity and Background - Amendment No. 13 - 2/1/89  . . . . . . . . . . . . . . . . . . . . .          16
         Item 2. Identity and Background - Amendment No. 15 - 4/20/89 . . . . . . . . . . . . . . . . . . . . .          17
         Item 2. Identity and Background - Amendment No. 16 - 12/28/89  . . . . . . . . . . . . . . . . . . . .          18
         Item 2. Identity and Background - Amendment No. 17 - 4/3/90  . . . . . . . . . . . . . . . . . . . . .          23
         Item 2. Identity and Background - Amendment No. 18 - 6/29/90 . . . . . . . . . . . . . . . . . . . . .          24
         Item 2. Identity and Background - Amendment No. 19 - 7/25/90 . . . . . . . . . . . . . . . . . . . . .          24
         Item 2. Identity and Background - Amendment No. 21 - 10/11/90  . . . . . . . . . . . . . . . . . . . .          24
         Item 2. Identity and Background - Amendment No. 22 - 12/28/90  . . . . . . . . . . . . . . . . . . . .          24
         Item 2. Identity and Background - Amendment No. 24 - 4/11/91.  . . . . . . . . . . . . . . . . . . . .          24
         Item 2. Identity and Background - Amendment No. 25 - 10/7/91.  . . . . . . . . . . . . . . . . . . . .          25
         Item 2. Identity and Background - Amendment No. 26 - 10/10/91  . . . . . . . . . . . . . . . . . . . .          25
         Item 2. Identity and Background - Amendment No. 27 - 12/6/91.  . . . . . . . . . . . . . . . . . . . .          26
         Item 2. Identity and Background - Amendment No. 28 - 1/14/92.  . . . . . . . . . . . . . . . . . . . .          26
         Item 2. Identity and Background - Amendment No. 29 - 5/6/92. . . . . . . . . . . . . . . . . . . . . .          27
         Item 2. Identity and Background - Amendment No. 30 - 11/2/93.  . . . . . . . . . . . . . . . . . . . .          28
         Item 2. Identity and Background - Amendment No. 31 - 9/30/94.  . . . . . . . . . . . . . . . . . . . .          31
         Item 2. Identity and Background - Amendment No. 32, Current Filing - 5/31/95 . . . . . . . . . . . . .          33

Item 3, as Amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34
         Item 3. Source and Amount of Funds or Other Consideration - Initial Filing - 6/1/84. . . . . . . . . .          34
         Item 3. Source and Amount of Funds of Other Consideration - Amendment No. 1 - 7/1/84 . . . . . . . . .          34
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 2 - 8/3/84.  . . . . . . . .          35
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 3 - 10/24/85.  . . . . . . .          35
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 4 - 11/6/85. . . . . . . . .          35
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 6 - 10/15/86 . . . . . . . .          37
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 7 - 11/28/86.  . . . . . . .          37
         Item 3. Source and Amount of Funds or Other Consideration -Amendment No. 8 - 12/29/86  . . . . . . . .          38
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 9 - 1/21/87  . . . . . . . .          39
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 10 - 12/11/87. . . . . . . .          41
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 12 - 12/29/88  . . . . . . .          43
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 13 - 2/1/89  . . . . . . . .          43
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 14 - 3/28/89 . . . . . . . .          44
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 15 - 4/20/89 . . . . . . . .          44
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 16 - 12/28/89  . . . . . . .          45
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 17 - 4/3/90  . . . . . . . .          46
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 18 - 6/29/90 . . . . . . . .          47
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 19 - 7/25/90 . . . . . . . .          47
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 20 - 7/16/90 . . . . . . . .          47

         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 21 - 10/11/90  . . . . . . .          48
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 22 - 12/28/90  . . . . . . .          48
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 23 - 1/2/91  . . . . . . . .          48
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 24 - 4/11/91.  . . . . . . .          49
         Item 3. Source and Amount of Funds or other Consideration - Amendment No. 25 - 10/7/91.  . . . . . . .          49
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 26 - 10/10/91. . . . . . . .          49
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 27 - 12/6/91.  . . . . . . .          49
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 28 - 1/14/92.  . . . . . . .          49
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 29 - 5/6/92. . . . . . . . .          50
         Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 30 - 11/2/93.  . . . . . . .          50
         Item 3. Source and Amount of Funds or Other Consideration- Amendment No. 31 - 9/30/94. . . . . . . . .          50

Item 4, as Amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
         Item 4. Purpose of Transaction - Initail Filing - 6/1/84.    . . . . . . . . . . . . . . . . . . . . .          51
         Item 4. Purpose of Transaction  Amendment No. 2 - 8/3/84.    . . . . . . . . . . . . . . . . . . . . .          51
         Item 4. Purpose of Transaction - Amendment No. 25 - 10/7/91. . . . . . . . . . . . . . . . . . . . . .          51

Item 5, as Amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52
         Item 5. Interest in Securities of the Issuer - Initial Filing - 6/1/84.  . . . . . . . . . . . . . . .          52
         Item 5. Interest in Securities of the Issuer. - Amendment No. 1 - 7/1/84 . . . . . . . . . . . . . . .          52
         Item 5. Interest in Securities of the Issuer - Amendment No. 2 - 8/3/84. . . . . . . . . . . . . . . .          53
         Item 5. Interest in Securities of the Issuer - Amendment No. 3 - 10/24/85. . . . . . . . . . . . . . .          54
         Item 5. Interest in Securities of the Issuer - Amendment No. 4 - 11/6/85.  . . . . . . . . . . . . . .          55
         Item 5. Interest in Securities of the Issuer. - Amendment No. 6 - 10/15/86 . . . . . . . . . . . . . .          58
         Item 5. Interest-in Securities of the Issuer. - Amendment No. 7 - 11/28/86 . . . . . . . . . . . . . .          60
         Item 5. Interest in Securities of the Issuer - Amendment No. 8 - 12/29/86. . . . . . . . . . . . . . .          64
         Item 5. Interest in Securities of the Issuer. - Amendment No. 9 - 1/21/87  . . . . . . . . . . . . . .          66
         Item 5. Interest in Securities of the Issuer - Amendment No. 10 - 12/11/87.  . . . . . . . . . . . . .          70
         Item 5. Interest in the Securities of the Issuer. - Amendment No. 11 - 12/16/87  . . . . . . . . . . .          73
         Item 5. Interest in the Securities of the Issuer - Amendment No. 12 - 12/29/88 . . . . . . . . . . . .          74
         Item 5. Interest in the Securities of the Issuer - Amendment No. 13 - 2/1/89 . . . . . . . . . . . . .          77
         Item 5. Interest in the Securities of the Issuer - Amendment No. 14 - 3/28/89  . . . . . . . . . . . .          80
         Item 5. Interest in the Securities of the Issuer - Amendment No. 15 - 4/20/89  . . . . . . . . . . . .          84
         Item 5. Interest in the Securities of the Issuer - Amendment No. 16 - 12/28/89 . . . . . . . . . . . .          88
         Item 5. Interest in the Securities of the Issuer - Amendment No. 17 - 4/3/90 . . . . . . . . . . . . .          91
         Item 5. Interest in the Securities of the Issuer - Amendment No. 18 - 6/29/90  . . . . . . . . . . . .          94
         Item 5. Interest in the Securities of the Issuer - Amendment No. 19 - 7/25/90  . . . . . . . . . . . .          97
         Item 5. Interest in the Securities of the Issuer - Amendment No. 20 - 7/16/90  . . . . . . . . . . . .         100
         Item 5. Interest in the Securities of the Issuer - Amendment No. 21 - 10/11/90 . . . . . . . . . . . .         103
         Item 5. Interest in the Securities of the Issuer - Amendment No. 22 - 12/28/90 . . . . . . . . . . . .         106
         Item 5. Interest in the Securities of the Issuer - Amendment No. 23 - 1/2/91 . . . . . . . . . . . . .         109
         Item 5. Interest in the Securities of the Issuer - Amendment No. 24 - 4/11/91. . . . . . . . . . . . .         113
         Item 5. Interest in the Securities of the Issuer - Amendment No. 25 - 10/7/91. . . . . . . . . . . . .         115
         Item 5. Interest in the Securities of the Issuer - Amendment No. 26 - 10/10/91.  . . . . . . . . . . .         117
         Item 5. Interest in the Securities of the Issuer - Amendment No. 27 - 12/6/91. . . . . . . . . . . . .         120
         Item 5. Interest in the Securities of the Issuer - Amendment No. 28 - 1/14/92. . . . . . . . . . . . .         123
         Item 5. Interest in the Securities of the Issuer - Amendment No. 29 - 5/6/92.  . . . . . . . . . . . .         125
         Item 5. Interest in the Securities of the Issuer - Amendment No. 30 - 11/2/93. . . . . . . . . . . . .         128
         Item 5. Interest in the Securities of the Issuer - Amendment No. 31 - 9/30/94. . . . . . . . . . . . .         130
         Item 5. Interest in the Securities of the Issuer - Amendment No. 32, Current Filing - 5/31/95  . . . .         131

Item 6, as Amended          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         133
         Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of
                 the Issuer - Initial Filing - 6/1/84 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         133

         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of
                 Issuer. - Amendment No. 1 - 7/1/84 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         133
         Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of
                 Issuer - Amendment No. 2 - 8/3/84. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         133
         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of
                 the Issuer. - Amendment No. 7 - 11/28/86 . . . . . . . . . . . . . . . . . . . . . . . . . . .         133
         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of
                 the Issuer - Amendment No. 16 - 12/28/89 . . . . . . . . . . . . . . . . . . . . . . . . . . .         133
         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of
                 the Issuer - Amendment No. 17 - 4/3/90 . . . . . . . . . . . . . . . . . . . . . . . . . . . .         134
         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of
                 the Issuer - Amendment No. 21- 10/11/90  . . . . . . . . . . . . . . . . . . . . . . . . . . .         134
         Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of
                 the Issuer - Amendment No. 25 - 10/7/91. . . . . . . . . . . . . . . . . . . . . . . . . . . .         134
         Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of
                 the Issuer - Amendment No. 28 - 1/14/92. . . . . . . . . . . . . . . . . . . . . . . . . . . .         135
         Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of
                 the Issuer. Amendment No. 29 - 5/6/92  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         135

Item 7, as Amended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         136
         Item 7. Material to be Filed as Exhibits - Initial Filing - 6/1/84.  . . . . . . . . . . . . . . . . .         136
         Item 7. Material to be Filed as Exhibits - Amendment No. 3 - 10/24/85. . . . . . . . . . . . . . . . .         136
         Item 7. Material to be Filed as Exhibits - Amendment No. 4 - 11/6/85.  . . . . . . . . . . . . . . . .         136
         Item 7. Material to be Filed as Exhibits - Amendment No. 7 - 11/28/86  . . . . . . . . . . . . . . . .         136
         Item 7. Material to be filed as Exhibits - Amendment No. 10 - 12/11/87.  . . . . . . . . . . . . . . .         136
         Item 7. Material to be filed as Exhibits - Amendment No. 12 - 12/29/88 . . . . . . . . . . . . . . . .         136
         Item 7. Material to be Filed as Exhibits - Amendment No. 15 - 4/20/89  . . . . . . . . . . . . . . . .         137
         Item 7. Material to be Filed as Exhibits - Amendment No. 16 - 12/28/89 . . . . . . . . . . . . . . . .         137
         Item 7. Material to be Filed as Exhibits - Amendment No. 25 - 10/7/91. . . . . . . . . . . . . . . . .         137

                               ITEM 1, AS AMENDED

Item 1.  Security and Issuer - Initial Filing - 6/1/84.

                 This statement relates to the Common Stock, par value $.01 per share (the "Common Stock"), issued by United Stockyards Corporation (the "Company"), whose principal executive offices are at 277 Park Avenue, New York, New York, 10017.

Item 1.  Security and Issuer - Amendment No. 12 - 12/29/88

                 Item 1 is hereby supplemented by the addition of the following:

                 United Stockyards Corporation has changed its name to Canal Capital Corporation (the "Company"). Canal Capital Corporation's principal executive offices are at 717 Fifth Avenue, New York, New York 10022.

                               ITEM 2, AS AMENDED

Item 2.  Identity and Background - Initial Filing - 6/1/84.

                 (a) This statement is filed by Plaza Securities Company, a New York limited partnership ("Plaza"), Arbitrage Securities Company, a New York limited partnership ("Arbitrage"), and Canran Associates I, L.P., a Delaware limited partnership ("Canran"), with respect to the ownership by them of shares of Common Stock. Plaza, Arbitrage and Canran are hereinafter collectively sometimes referred to as "the Partnerships." This statement also is filed by Asher B. Edelman with respect to his ownership of shares of the Common Stock, and on behalf of Mr. Edelman as the sole general partner of Arbitrage and Canran and as controlling general partner of Plaza, because, as a result of his relationship to the Partnerships, he may be deemed to be the "beneficial owner," by reason of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Act"), of the shares of Common Stock owned by the Partnerships. The general partners of Plaza, in addition to Mr. Edelman, are Michael J. Nalevanko and Irving Garfinkel (the "Plaza General Partners").

                 (b) The principal office of the Partnerships, and the business address of Mr. Edelman and of the other Plaza General Partners, is 717 Fifth Avenue, New York, New York, 10022.

                 (c) The principal business of each of Plaza and Arbitrage is that of a broker-dealer in the securities business. The principal business of Canran is to invest and trade in securities of Canal-Randolph Corporation, the former parent corporation of the Company. The principal occupation of Mr. Edelman is that of general partner of Plaza and Arbitrage. The principal occupations of the Plaza General Partners other than Mr. Edelman are as general partners of Plaza and as employees of Arbitrage.

                 (d) None of the Partnerships, Mr. Edelman or the other Plaza General Partners has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) Except as indicated on Schedule A annexed hereto, none of the Partnerships, Mr. Edelman or the other Plaza General Partners has during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 (f) Mr. Edelman and the other Plaza General Partners are United States citizens.

Item 2.  Identify and Background. - Amendment No. 1 - 7/1/84

                 Item 2 is hereby supplemented as follows:

                 (a) On July 1, 1984, Asco Partners, a New York general partnership ("Asco"), became the general partner of Arbitrage, replacing Asher
B. Edelman as the sole general partner of Arbitrage; Mr. Edelman is the controlling general partner of Asco the other general partners of Asco are Gerald N. Agranoff, Howard R. Alper and Irving Garfinkel (together, these individuals and Mr. Edelman are referred to as the "Asco General Partners").

                 On July 1, 1984, Howard R. Alper became an additional general partner of Plaza; Michael C. Nelevanko had withdrawn as a general partner of Plaza on June 30, 1984. Accordingly, the general partners of Plaza are Asher
B. Edelman, who is the controlling general partner of Plaza, Howard R. Alper and Irving Garfinkel (the "Plaza General Partners").

                 (b) The principal office of the Partnerships and of Asco, and the business address of Mr. Edelman, of the other Asco General Partners and of the other Plaza General Partners, is 717 Fifth Avenue, New York, New York 10022.

                 (c) The principal business of Asco is that of sole general partner of Arbitrage. The principal business of Mr. Edelman is that of general partner of Plaza and Asco. The principal occupation of Mr. Agranoff is that of general partner of Asco and an employee of Plaza. The principal occupations of the Plaza General Partners other than Mr. Edelman are as general partners of Plaza and Asco.

                 (d) None of Asco, Mr. Agranoff or Mr. Alper has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) None of Asco, Mr. Agranoff or Mr. Alper has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 (f)      Mr. Agranoff and Mr. Alper are United States citizens.

Item 2.  Identity and Background - Amendment No. 3 - 10/24/85.

                 Item 2 is hereby supplemented as follows:

                 (a) This statement is filed on behalf of Datapoint Corporation, a Delaware corporation ("Datapoint"), with respect to ownership by Datapoint of shares of the Common Stock. This statement is also filed on behalf of Datapoint's Employee Pension Plan (the "Pension Plan"), which has also purchased shares of the Common Stock. The directors and executive officers of Datapoint are identified in Schedule A hereto. The members of the Pension Plan's Investment Committee are identified in Schedule B hereto.

                 (b) The principal office of Datapoint is located at 8119 Datapoint Drive, San Antonio, Texas 78229. The principal business address of each of the directors and executive officers of Datapoint is listed in Schedule A hereto. The principal business address of each of the members of the Investment Committee of the Pension Plan is listed in Schedule B hereto.

                 (c) Datapoint's principal business is the manufacture, sale, and lease of electronic data processing equipment.

                 (d) Datapoint has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

                 (e) Except as indicated on Schedule C attached hereto, Datapoint has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect thereto.

                 (f) Datapoint is a Delaware corporation. All of the officers and directors of Datapoint are United States citizens. The Pension Plan is organized under the laws of the State of Texas.

Item 2.  Identity and Background - Amendment No. 4 - 11/6/85.

                 Item 2 is hereby supplemented as follows:

                 (a) This statement is filed on behalf of the Company's Retirement Plan (the "Retirement Plan"), which has also purchased shares of the Common Stock. The investments of the Retirement Plan are managed by the Company's Executive Committee, composed of Asher R. Edelman, Raymond French and Charles P. Stevenson, Jr.

                 (b) The principal office of the Retirement Plan is that of the Company. The principal business addresses of the members of the Executive Committee of the Company are listed in Schedule A hereto.

                 (c) The Retirement Plan was organized to provide retirement benefits to the Company's employees.

                 (d) The Retirement Plan has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

                 (e) The Retirement Plan has not during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect thereto.

                 (f) The Retirement Plan was organized under the laws of the State of New York.

                                   SCHEDULE A

(a)      The members of the Company's Executive Committee are as follows:

          Name                        Business Address                         Present Principal Occupation
          ----                        ----------------                         ----------------------------
 Asher B. Edelman                     717 Fifth Avenue                         General Partner, Plaza Securities Company, broker-
                                      New York, New York 10022                 dealer; General Partner, Asco Partners, the sole
                                                                               general partner of Arbitrage Securities Company,
                                                                               broker-dealer.

 Raymond French                       717 Fifth Avenue                         Chairman of the Board, Director and President,
                                      New York, New York 10022                 Canal-Randolph Corporation, real estate ownership
                                                                               and development company; Director, Chairman of the
                                                                               Board and President, United Stockyards Corporation,
                                                                               public stockyard ownership, operation and leasing
                                                                               company; general partner, Canal-Randolph Limited
                                                                               Partnership, the successor liquidating partnership
                                                                               to Canal-Randolph Corporation.

 Charles P. Stevenson, Jr.            45 Rockefeller Plaza                     President, Capcor, Inc. diversified financial
                                      Suite 3060                               services company; President, Stevenson Capital
                                      New York, New York 10011                 Management Corp., financial services company.



Item 2.  Identity and Background - Amendment No. 5 - 4/21/86.

                 Item 2 is hereby supplemented as follows:

                 (a) This statement also is filed on behalf of Intelogic Trace, Inc. Retirement Income Plan, a trust governed by the laws of New York (the "IT Plan"), with respect to ownership by the IT Plan of shares of the Common Stock.

                 As of January 1, 1986, Lief D. Rosenblatt became a general partner of both Plaza and Asco.

                 Item 2(a) also is amended to correct the name of Datapoint Corporation Employee Pension Plan to Datapoint Corporation Retirement Income Plan (the "Datapoint Plan").

                 (b) The principal business address of the IT Plan is 8415 Datapoint Drive, San Antonio, Texas 78229. The principal business address of Mr. Rosenblatt is 717 Fifth Avenue, New York, New York 10022.

                 (c) The principal business of the IT Plan is the provision of pension benefits for the employees of Intelogic Trace, Inc. The principal occupation of Mr. Rosenblatt is that of general partner of Plaza (a broker-dealer) and of Asco, the sole general partner of Arbitrage (a broker-dealer).

                 (d) None of the persons referred to in paragraph (a) above has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) None of the persons referred to in paragraph (a) above has, during the past five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect thereto.

                 (f) The IT Plan was organized under the laws of the State of New York. Mr. Rosenblatt is a citizen of the United States.

Item 2.  Identity and Background - Amendment No. 6 - 10/15/86.

                 Item 2(a) is supplemented as follows:

                 (a) Each of Datapoint, the Datapoint Plan and the IT Plan exchanged all of its shares of Common Stock for shares of the Company's $1.30 Exchangeable Preferred Stock pursuant to the exchange offer made by the Company to all of the holders of its Common Stock. Accordingly, each of such entities is no longer covered by this statement.

Item 2.  Identity and Background - Amendment No. 7 - 11/28/86

                 Item 2 is hereby supplemented as follows:

                 (a) This statement is also filed by Intelogic Trace, Inc., a New York corporation ("IT"). Any disclosures herein with respect to persons other than Group Members are made on information and belief after making inquiry to the appropriate party.

                 The directors and executive officers of IT are set forth on Schedule A hereto.

                 (b) The principal business address of IT is 8415 Datapoint Drive, San Antonio, Texas 78229. The principal business addresses of the directors and executive officers of IT are set forth on Schedule A hereto.

                 (c) The principal business of IT is the provision of maintenance services for computer, data communications and telecommunications equipment. The principal occupations of the directors and executive officers of IT are set forth in Schedule A hereto.

                 (d) None of the persons referred to in paragraph (a) above has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) None of the persons referred to in paragraph (a) above has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                   Schedule A

           Directors and Executive Officers of Intelogic Trace, Inc.

                                                                                      Present
          Name                        Business Address                         Principal Occupation
          ----                        ----------------                         --------------------
 Directors
 ---------
 Asher B. Edelman (1)          717 Fifth Avenue                     General Partner, Asco Partners, the sole
                               New York, New York 10022             general partner of Arbitrage Securities
                                                                    Company (Broker-Dealer); General
                                                                    Partner, Plaza Securities Company
                                                                    (Broker-Dealer)



 Leon Botstein                 Bard College                         President, Bard College
                               Annandale-on-Hudson,
                               New York 12504


 Edward P. Gistaro             Datapoint Corporation                President and Chief Executive Officer,
                               8119 Datapoint Drive                 Datapoint Corporation
                               San Antonio, Texas 78229


 Daniel R. Kail                Management Assistance                Trustee, Management Assistance Inc.
                               Inc. Liquidating Trust               Liquidating Trust
                               900 Third Avenue
                               New York, New York 10022


 Burton Lehman                 900 Third Avenue                     Attorney; Partner, Schulte Roth & Zabel
                               New York, New York 10022             law firm


 Clark R. Mandigo              Intelogic Trace, Inc.                President, and Chief Executive Officer,
                               8415 Datapoint Drive                 Intelogic Trace, Inc.
                               San Antonio, Texas 78229


 Michael E. Schulz             375 Park Avenue                      Attorney; Partner, Ehrenkranz Ehrenkranz
                               28th Floor                           and Schultz, law firm
                               New York, New York 10152


 Charles P. Stevenson,         10 Oak Street                        President, Capcor, Inc., diversified
 Jr. (1)                       P.O. Box 1390                        financial services company; President,
                               Southhampton, NY 11968               Stevenson Capital Management Corp.,
                                                                    financial services company


 ---------------

 (1)  Also a trustee
 of the IT Plan

 Executive Officers
 ------------------

                                                                                     Present
          Name                        Business Address                         Principal Occupation
          ----                        ----------------                         --------------------
 Philip D. Freeman             Intelogic Trace, Inc.                Vice President, General Counsel and
                               8415 Datapoint Drive                 Secretary, Intelogic Trace, Inc.
                               San Antonio, Texas 78229



 Roger P. Grant                Intelogic Trace, Inc.                Vice President, Marketing & Sales,
                               8415 Datapoint Drive                 Intelogic Trace, Inc.
                               San Antonio, Texas 78229


 John T. Hislop II             Intelogic Trace, Inc.                Vice President, Chief Financial Officer
                               8415 Datapoint Drive                 and Treasurer, Intelogic Trace, Inc.
                               San Antonio, Texas 78229


 Roger M. Lane                 Intelogic Trace, Inc.                Vice President, Logistics, Intelogic
                               8415 Datapoint Drive                 Trace, Inc.
                               San Antonio, Texas 78229


 Henry E. Morelli, Jr.         Intelogic Trace, Inc.                Vice President, Management Information
                               8415 Datapoint Drive                 Systems, Intelogic Trace, Inc.
                               San Antonio, Texas 78229


 John E. Trostle               Intelogic Trace, Inc.                Vice President, Operations, Intelogic
                               8415 Datapoint Drive                 Trace, Inc.
                               San Antonio, Texas 78229


                 (f) IT is organized under the laws of New York. Each of the individuals referred to in paragraph (a) above is a citizen of the United States.

Item 2.  Identity and Background - Amendment No. 8 - 12/29/86

                 Item 2 is hereby supplemented as follows:

                 (a) This statement is filed also on behalf of Datapoint Corporation, a Delaware corporation ("Datapoint"), which previously filed statements under this Schedule 13D in respect of the Common Stock.

Item 2.  Identity and Background - Amendment No. 9 - 1/21/87.

                 Item 2 is hereby supplemented as follows:

                 This statement is filed also on behalf of the Datapoint Corporation Retirement Income Plan, a trust governed by the laws of Texas (the "Datapoint Plan") and the Intelogic Trace, Inc. Retirement Income Plan, a trust governed by the laws of New York (the "IT Plan"), which previously filed statements under this Schedule 13D in respect of the Common Stock.

                 As of January 1, 1987, Gerald Agranoff and Corey Horowitz became general partners of Plaza. Their principal occupations are general partner of Asco Partners, the sole general partner of Arbitrage and general partner of Plaza. In all other respects, the information previously reported as to Messrs. Agranoff and Horowitz remains accurate.

Item 2.  Identity and Background - Amendment No. 10 - 12/11/87.

                 Item 2 is hereby supplemented and amended by the addition of the following:

                 (a) This statement is filed also by AAA Jetstar, Inc., a New York corporation ("Jetstar"), Aile Blanche, Inc., a Delaware Corporation ("Aile Blanche"), and Regina M. Edelman.

                 The directors and executive officers of Jetstar are set forth in Schedule A hereto. The directors and executive officers of Aile Blanche are set forth in Schedule B hereto. The directors and executive officers of Datapoint Corporation ("Datapoint") are set forth in Schedule C hereto. The directors and executive officers of Intelogic Trace, Inc. ("IT") are set forth in Schedule D hereto.

                 (b) The principal business address of each of Jetstar and Aile Blanche is 717 Fifth Avenue, New York, New York 10022. The principal business address of Regina M. Edelman is 717 Fifth Avenue, New York, New York 10022. The principal business address of Datapoint Corporation is 9725 Datapoint Drive, San Antonio, Texas 78284. The principal business addresses of each of the directors and executive officers of each of Jetstar, Aile Blanche, Datapoint and IT are set forth on Schedules A, B, C and D hereto, respectively.

                 (c) The principal business of Jetstar is the ownership, charter and operation of airplanes. The principal business of Aile Blanche is the ownership, charter and operation of a yacht. Regina M. Edelman is the wife of Asher B. Edelman. The principal occupations of the directors and executive officers of each of Jetstar, Aile Blanche, Datapoint and IT are set forth on Schedules A, B, C, and D hereto, respectively.

                 (d) None of the persons referred to in paragraph (a) above has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) Except as previously set forth in the Schedule 13D and amendments thereto, none of the persons referred to in paragraph (a) above has, during the past five years, been a party to civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 (f)      Jetstar is organized under the laws of New York.
Aile Blanche is organized under the laws of Delaware. With the exception of Regina M. Edelman, who is a citizen of Brazil, Mr. Gifford, who is a citizen of the United Kingdom, and Mr. LeRoux, who is a citizen of France, each of the other individuals referred to in paragraph (a) above is a citizen of the United States.

                                   SCHEDULE A

              Director and Executive Officers of AAA Jetstar, Inc.

                                                                          Present
                                                                          Principal
  Name                             Business Address                       Occupation
  ----                             ----------------                       ----------
  Director and
  President
  ------------
  Asher B. Edelman                 717 Fifth Avenue                       General Partner, Asco Partners,
                                   New York, N.Y. 10022                   the sole General Partner of
                                                                          Arbitrage Securities Company
                                                                          (Broker-Dealer); General Partner
                                                                          Plaza Securities Company (Broker-
                                                                          Dealer)

  Other Executive
  Officers
  ---------------

  Gerald N. Agranoff               717 Fifth Avenue                       General Partner, Asco Partners,
                                   New York, N.Y. 10022                   the sole General Partner of
                                                                          Arbitrage Securities Company
                                                                          (Broker-Dealer); General Partner,
                                                                          Plaza Securities Company (Broker-
                                                                          Dealer)

  Irving Garfinkel                 717 Fifth Avenue                       General Partner, Asco Partners,
                                   New York, N.Y. 10022                   the sole General Partner of
                                                                          Arbitrage Securities Company
                                                                          (Broker-Dealer); General Partner
                                                                          Plaza Securities Company (Broker-
                                                                          Dealer)


                                   SCHEDULE B

             Director and Executive Officers of Aile Blanche, Inc.

                                                                          Present
                                                                          Principal
  Name                             Business Address                       Occupation
  ----                             ----------------                       ----------
  Director and
  President
  ------------

  Asher B. Edelman                 717 Fifth Avenue                       General Partner, Asco Partners,
                                   New York, New York 10022               the sole General Partner of
                                                                          Arbitrage Securities Company
                                                                          (Broker-Dealer); General Partner
                                                                          Plaza Securities Company (Broker-
                                                                          Dealer)

  Other Executive
  Officers
  ---------------

  Irving Garfinkel                 717 Fifth Avenue                       General Partner, Asco Partners,
                                   New York, New York 10022               the sole General Partner of
                                                                          Arbitrage Securities Company
                                                                          (Broker-Dealer); General Partner
                                                                          Plaza Securities Company (Broker-
                                                                          Dealer)

                                   SCHEDULE C

            Director and Executive Officers of Datapoint Corporation

                                                                          Present
                                                                          Principal
  Name                             Business Address                       Occupation
  ----                             ----------------                       ----------
  Directors
  ---------
  Asher B. Edelman                 717 Fifth Avenue                       General Partner, Asco Partners,
                                   New York, New York 10022               the sole General Partner of
                                                                          Arbitrage Securities Company
                                                                          (Broker-Dealer); General Partner,
                                                                          Plaza Securities Company (Broker-
                                                                          Dealer)

  Doris D. Bencsik                 26029 Fox Briar                        Consultant
                                   Boerne, Texas 78006

  Raymond French                   717 Fifth Avenue                       Chairman of the Board and
                                   New York, New York 10022               President, United Stockyards
                                                                          Corporation; General Partner,
                                                                          Canal-Randolph Limited Partnership

  Daniel R. Kail                   717 Fifth Avenue                       Executive Vice President, United
                                   New York, New York 10022               Stockyards Corporation; Trustee,
                                                                          Management Assistance Inc.
                                                                          Liquidating Trust

  Clark R. Mandigo                 Turtle Creek Tower I                   President, Intelogic Trace, Inc.
                                   P.O. Box 400044
                                   San Antonio, Texas 78229

  Robert Potter                    9725 Datapoint Drive                   President and Chief Executive
                                   San Antonio, Texas 78284               Officer, Datapoint Corporation

  Dwight D. Sutherland             4000 Main Street                       Chief Executive Officer,
                                   Kansas City, MO 64111                  Sutherland Lumber Co. (retail
                                                                          lumber chain)

  Additional Executive Officers
  -----------------------------

  Stephen Baum                     9725 Datapoint Drive                   Vice President, Financial Planning
                                   San Antonio, Texas 78284               and Treasurer, Datapoint
                                                                          Corporation

  J.R. Novak                       9725 Datapoint Drive                   Senior Vice President,
                                   San Antonio, Texas 78284               International Region C, Datapoint
                                                                          Corporation

  John J. Peter                    9725 Datapoint Drive                   Vice President and Chief Financial
                                   San Antonio, Texas 78284               Officer, Datapoint Corporation
                                                                                                                        D-1

                                   SCHEDULE D

            Director and Executive Officers of Intelogic Trace, Inc.


                                                                          Present
                                                                          Principal
  Name                             Business Address                       Occupation
  ----                             ----------------                       ----------
  Directors
  ---------

  Asher B. Edelman                 717 Fifth Avenue                       General Partner, Asco Partners,
                                   New York, New York 10022               the sole General Partner of
                                                                          Arbitrage Securities Company
                                                                          (Broker-Dealer); General Partner,
                                                                          Plaza Securities Company (Broker-
                                                                          Dealer)

  Leon Botstein                    Bard College                           President, Bard College
                                   Annandale-on-Hudson,
                                   New York 12504

  Daniel R. Kail                   717 Fifth Avenue                       Executive Vice President, United
                                   New York, New York 10022               Stockyards Corporation; Trustee,
                                                                          Management Assistance Inc.
                                                                          Liquidating Trust

  Burton Lehman                    900 Third Avenue                       Attorney; Partner, Schulte Roth &
                                   New York, New York                     Zabel (law firm)

  Clark R. Mandigo                 Turtle Creek Tower I                   President, Intelogic Trace, Inc.
                                   P.O. Box 400044
                                   San Antonio, Texas 78229

  Michael E. Schultz               375 Park Avenue                        Attorney; Partner, Ehrenkranz
                                   28th Floor                             Ehrenkranz and Schultz (law firm)
                                   New York, New York 10152

  Dwight D. Sutherland             4000 Main Street                       Chief Executive Officer,
                                   Kansas City, MO 64111                  Sutherland Lumber Co. (retail
                                                                          lumber chain)

                                                                                                         D-2

                                                                          Present
                                                                          Principal
  Name                             Business Address                       Occupation
  ----                             ----------------                       ----------
  Additional Executive Officers
  -----------------------------

  Philip D. Freeman                Turtle Creek Tower I                   Vice President, General Counsel
                                   P.O. Box 400044                        and Secretary, Intelogic Trace,
                                   San Antonio, Texas 78229               Inc.

  Roger P. Grant                   Turtle Creek Tower I                   Vice President, Marketing & Sales,
                                   P.O. Box 400044                        Intelogic Trace, Inc.
                                   San Antonio, Texas 78229

  Roger M. Lane                    Turtle Creek Tower I                   Vice President, Logistics,
                                   P.O. Box 400044                        Intelogic Trace, Inc.
                                   San Antonio, Texas 78229

  Henry E. Morelli, Jr.            Turtle Creek Tower I                   Vice President, Management
                                   P.O. Box 400044                        Information Systems, Intelogic
                                   San Antonio, Texas 78229               Trace, Inc.

                                                                          Present
                                                                          Principal
  Name                             Business Address                       Occupation
  ----                             ----------------                       ----------
  William A. Roper                 Turtle Creek Tower I                   Senior Vice President, Chief
                                   P.O. Box 400044                        Financial Officer, Intelogic
                                   San Antonio, Texas 78229               Trace, Inc.

  John E. Trostle                  Turtle Creek Tower I                   Vice President, Operations,
                                   P.O. Box 400044                        Intelogic Trace, Inc.
                                   San Antonio, Texas 78229


Item 2.  Identity and Background - Amendment No. 12 - 12/29/88

                 Item 2 is hereby supplemented by the addition of the following:

                 (a) The United Stockyards Corporation Retirement Plan has changed its name to the Canal Capital Corporation Retirement Plan (the "Retirement Plan").

                 Arbitrage Securities Company has ceased to be a beneficial owner of any shares of the Company and is no longer covered by this statement, having assigned its investment management agreements with Datapoint and IT to
A. B. Edelman Management Company, Inc.

                 Mr. Rosenblatt has ceased to be a general partner of Plaza and is no longer cover by this statement.

                 This statement is also filed on behalf of A. B. Edelman Management Company, Inc., a New York corporation ("Edelman Management") and Edelman International Limited, a corporation organized under the laws of the Territory of the British Virgin Islands ("Edelman International"). Edelman Management is investment manager of Edelman International.

                 The directors and executive officers of Edelman Management, Edelman International, Datapoint and IT are set forth on Schedules A, B, C and D hereto.

                 (b) The principal business address of Edelman Management is 717 Fifth Avenue, New York, New York 10017. The principal business address of the director and executive officers of Edelman Management are set forth on Schedule A hereto. The principal business address of Edelman International is c/o Tortola Corporation Limited, P.O. Box 662, Road Town, Tortola, British Virgin Islands. The principal business address of the director and executive officers of Edelman International are set forth on Schedule B hereto. The principal business address of the directors and executive officers of Datapoint and IT are set forth on Schedules C and D hereto.

                 (c) The principal business of Edelman Management is as an investment manager. The principal business of Edelman International is the investment of funds in securities. The principal occupations of the director and executive officers of Edelman Management and Edelman International are set forth on Schedules A and B hereto. The principal occupations of the directors and executive officers of Datapoint and IT are set forth on Schedules C and D hereto.

                 (d) Neither Edelman Management nor Edelman International has, during the past five years, been convicted in a criminal proceeding.

                 (e) Neither Edelman Management nor Edelman International has, during the past five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

                 (f) Edelman Management is organized under the laws of New York. Edelman International is organized under the laws of the Territory of the British Virgin Islands.

                                   Schedule A

                       Director and Executive Officers of
                     A. B. Edelman Management Company Inc.

                                                                             Present
                                                                             Principal
 Name                                   Business Address                     Occupation
 ----                                   ----------------                     ----------
 Asher B. Edelman                       717 Fifth Avenue                     General Partner, Asco Partners,
                                        New York, NY  10022                  the sole general partner of
                                                                             Arbitrage Securities Company
                                                                             (Broker-Dealer); General
                                                                             Partner, Plaza Securities
                                                                             Company (Broker-Dealer)
 Additional Executive Officers

 General N. Agranoff                    717 Fifth Avenue                     General Partner, Asco Partners,
                                        New York, NY  10022                  the sole general partner of
                                                                             Arbitrage Securities Company
                                                                             (Broker-Dealer); General Partner
                                                                             and Counsel, Plaza Securities
                                                                             company (Broker-Dealer)

 Irving Garfinkel                       717 Fifth Avenue                     General Partner, Asco Partners,
                                        New York, NY  10022                  the sole general partner of
                                                                             Arbitrage Securities Company
                                                                             (Broker-Dealer); General Partner
                                                                             and Controller, Plaza Securities
                                                                             Company (Broker-Dealer)

                                   Schedule B

                       Director and Executive Officer of
                         Edelman International Limited

                                                                                Present
                                                                                Principal
 Name                                 Business Address                          Occupation
 ----                                 ----------------                          ----------
 Tortola Corporation                  P.O. Box 662                              Nominee
 Company Limited                      Road Town, Tortola,
                                      British Virgin Islands

                                   Schedule C

           Directors and Executive Officers of Datapoint Corporation

                                                                              Present
                                                                              Principal
 Name                                   Business Address                      Occupation
 ----                                   ----------------                      ----------
 Asher B. Edelman                       717 Fifth Avenue                      General Partner, Asco
                                        New York, NY  10022                   Partners, the sole general
                                                                              partner of Arbitrage
                                                                              Securities Company (Broker-
                                                                              Dealer); General Partner,
                                                                              Plaza Securities Company
                                                                              (Broker-Dealer)

 Doris D. Bencsik                       26029 Fox Briar                       Consultant
                                        Boerne, TX  78006

 Raymond French                         717 Fifth Avenue                      Chairman of the Board and
                                        New York, NY  10022                   President, Canal Capital
                                                                              Corporation; General Partner,
                                                                              Canal-Randolph Limited
                                                                              Partnership

 Daniel R. Kail                         717 Fifth Avenue                      Executive Vice President,
                                        New York, NY  10022                   Canal Capital Corporation;
                                                                              Trustee, Management Assistance
                                                                              Inc.
                                                                              Liquidating Trust

 Clark R. Mandigo                       Turtle Creek Tower I                  President,
                                        P.O. Box 400044                       Intelogic Trace, Inc.
                                        San Antonio, TX 78229

 Robert Potter                          9725 Datapoint Drive                  President and Chief
                                        San Antonio, TX 78284                 Executive Officer,
                                                                              Datapoint
                                                                              Corporation

 Dwight D. Sutherland                   4000 Main Street                      Chief Executive
                                        Kansas City, MO  64111                Officer, Sutherland
                                                                              Lumber Co. (retail lumber
                                                                              chain)

 Additional Executive Officers
 -----------------------------

 Stephen Baum                           9725 Datapoint Drive                  Vice President,
                                        San Antonio, TX  78284                Financial Planning
                                                                              and Treasurer,
                                                                              Datapoint
                                                                              Corporation

 Brian Gifford**                        Datapoint House                       Vice President, International
                                        400 North Circular Rd.                Region B, Datapoint
                                        Neasden                               Corporation
                                        London NW10 OJG
                                        England

 Yvon Y. LeRoux*                        1 Rue du Jura                         Vice President,
                                        Zone Silic 521                        International Region A,
                                        94633 Rungis Cedex                    Datapoint Corporation
                                        France


- - ----------------------------------

** Brian Gifford is a citizen of the United Kingdom, and Yvon LeRoux is a citizen of France.

 J. R. Novak                            9725 Datapoint Drive                  Senior Vice President,
                                        San Antonio, TX  78284                International Region C,
                                                                              Datapoint Corporation

 B. Wade Monroe                         9725 Datapoint Drive                  Vice President and Chief
                                        San Antonio, TX  78284                Financial Officer, Datapoint
                                                                              Corporation
 L. D. Wickwar                          9725 Datapoint Drive                  Vice President, Product
                                        San Antonio, TX 78284                 Development, Datapoint
                                                                              Corporation



                                   Schedule D

           Directors and Executive Officers of Intelogic Trace, Inc.

                                                                                Present
                                                                                Principal
 Name                                     Business Address                      Occupation
 ----                                     ----------------                      ----------
 Asher B. Edelman                         717 Fifth Avenue                      General Partner, Asco
                                          New York, NY  10022                   Partners, the sole general
                                                                                partner of Arbitrage
                                                                                Securities Company (Broker-
                                                                                Dealer); General Partner,
                                                                                Plaza Securities Company
                                                                                (Broker-Dealer)

 Leon Botstein                            Bard College                          President, Bard College
                                          Annandale-on-Hudson,
                                          New York  12504

 Daniel R. Kail                           717 Fifth Avenue                      Executive Vice
                                          New York, NY  10022                   President, Canal Capital
                                                                                Corporation; Trustee,
                                                                                Management Assistance, Inc.
                                                                                Liquidating Trust

 Burton Lehman                            900 Third Avenue                      Attorney; Partner,
                                          New York, NY  10022                   Schulte Roth & Zabel (Law
                                                                                firm)

 Clark R. Mandigo                         Turtle Creek Tower I                  President, Intelogic Trace,
                                          P.O. Box 400044                       Inc.
                                          San Antonio, TX  78229

 Michael E. Schultz                       375 Park Avenue                       Attorney; Partner,
                                          28th Floor                            Ehrenkranz
                                          New York, NY  10152                   Ehrenkranz and
                                                                                Schultz (Law firm)

 Dwight D. Sutherland, Sr.                4000 Main Street                      Chief Executive Officer,
                                          Kansas City, MO  64111                Sutherland Lumber Co.
                                                                                (Retial lumber chain)


 Additional Executive Officers
 -----------------------------

 Philip D. Freeman                        Turtle Creek Tower I                  Vice President, General
                                          P.O. Box 400044                       Counsel and Secretary,
                                          San Antonio, TX  78229                Intelogic Trace, Inc.

 William A. Roper                         Turtle Creek Tower I                  Senior Vice
                                          P.O. Box 400044                       President, Chief Financial
                                          San Antonio, TX  78229                Officer, Intelogic Trace,
                                                                                Inc.

 John E. Trostle                          Turtle Creek Tower I                  Senior Vice President,
                                          P.O. Box 400044                       Operations, Intelogic Trace,
                                          San Antonio, TX  78229                Inc.


Item 2.  Identity and Background - Amendment No. 13 - 2/1/89

                 Item 2 is hereby supplemented by the addition of the following:

                 (a) The directors and executive officers of Datapoint are set forth on Schedule A hereto.

                 (b) The principal business address of the directors and executive officers of Datapoint is set forth on Schedule A hereto.

                 (c) The principal occupation of the directors and executive officers of Datapoint is set forth on Schedule A hereto.

                 (d) None of the directors and executive officers of Datapoint have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) None of the directors and executive officers of Datapoint have, during the past five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

                 (f) Except as set forth on Schedule A hereto, the directors and executive officers of Datapoint are citizens of the United States.

                                   Schedule A

           Directors and Executive Officers of Datapoint Corporation

                                                                           Present
                                                                           Principal
 Name                              Business Address                        Occupation
 ----                              ----------------                        ----------
 Directors
 ---------
 Asher B. Edelman                  717 Fifth Avenue                        General Partner, Asco Partners, the sole
                                   New York, New York 10022                general partner of Arbitrage Securities
                                                                           Company (Broker-Dealer); General Partner,
                                                                           Plaza Securities Company (Broker-Dealer)

 Doris D. Bencsik                  26029 Fox Briar                         Consultant
                                   Boerne, TX 78006

 Raymond French                    717 Fifth Avenue                        Chairman of the Board and President, Canal
                                   New York, NY 10022                      Capital Corporation; General Partner,
                                                                           Canal-Randolph Limited Partnership

 Daniel R. Kail                    717 Fifth Avenue                        Executive Vice President, Canal Capital
                                   New York, NY 10022                      Corporation; Trustee, Management
                                                                           Assistance Inc. Liquidating Trust
 Clark R. Mandigo                  Turtle Creek Tower I                    President, Intelogic Trace, Inc.
                                   P.O. Box 400044
                                   San Antonio, TX 78229

 Robert Potter                     9725 Datapoint Drive                    President and Chief Executive Officer,
                                   San Antonio, TX 78284                   Datapoint Corporation

 Dwight D. Sutherland              4000 Main Street                        Chief Executive Officer, Sutherland Lumber
                                   Kansas City, MO 64111                   Co. (retail lumber chain)
 Additional Executive Officers
 -----------------------------

 James R. Barnes                   9725 Datapoint Drive                    Vice President, Technical Operations,
                                   San Antonio, TX 78284                   Datapoint Corporation

 Brian Gifford***                  Datapoint House                         Vice President, Northern Europe, Datapoint
                                   400 North Circular Rd.                  Corporation
                                   Neasden
                                   London NW10 OJG
                                   England

 Yvon Y. LeRoux*                   1 Rue du Jura                           Vice President, Southern Europe, Datapoint
                                   Zone Silic 521                          Corporation
                                   94633 Rungis Cedex
                                   France

 J. R. Novak                       9725 Datapoint Drive                    Senior Vice President, Americas and
                                   San Antonio, TX 78284                   Pacific, Datapoint Corporation

 Raymond R. Dittrich               Suite 3042                              Vice President, U.S. Sales, Datapoint
                                   1950 Stemmons Freeway                   Corporation
                                   Dallas, TX 75207

 L. D. Wickwar                     9725 Datapoint Drive                    Vice President, Product Development,
                                   San Antonio, TX 78284                   Datapoint Corporation


Item 2.  Identity and Background - Amendment No. 15 - 4/20/89

                 Item 2 is hereby supplemented by the addition of the following:

                 (a) This statement is also filed on behalf of Felicitas Partners, L.P., a Delaware limited partnership ("Felicitas"). The general partner of Felicitas is Citas Partners, a New York general partnership ("Citas"). The general partners of Citas are set forth on Schedule A hereto.

                 (b) The principal business address of Felicitas and Citas is 717 Fifth Avenue, New York, New York 10022. The principal business addresses of the general partners of Citas are set forth on Schedule A hereto.





- - ----------------------------------

*** Brian Gifford is a citizen of the United Kingdom, and Yvon LeRoux is a citizen of France.

                 (c) The principal business of Felicitas is that of an investment partnership. The principal business of Citas is that of general partner of Felicitas. The principal occupations of the general partners of Citas are set forth on Schedule A hereto.

                 (d) None of the persons referred to in paragraph (a) above has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) None of the persons referred to in paragraph (a) above has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and a result as of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 (f) Felicitas is organized under the laws of Delaware. Citas is organized under the laws of New York.

                                                                             A-1

                                   Schedule A

                       General Partners of Citas Partners

                                                                             Present
                                                                             Principal
 Name                                Business Address                        Occupation
 ----                                ----------------                        ----------
 Asher B. Edelman                    717 Fifth Avenue                        General Partner, Asco Partners, the sole
                                     New York, New York 10022                general partner of Arbitrage Securities Company
                                                                             (Broker-Dealer); General Partner, Plaza
                                                                             Securities Company (Broker-Dealer)

 Howard R. Alper                     717 Fifth Avenue                        General Partner, Asco Partners, the sole
                                     New York, New York 10022                general partner of Arbitrage Securities Company
                                                                             (Broker-Dealer); General Partner, Plaza
                                                                             Securities Company (Broker-Dealer); President
                                                                             and Sole Director, Howard R. Alper & Co., Inc.

 Corey M. Horowitz                   717 Fifth Avenue                        General Partner, Asco Partners, the sole
                                     New York, New York 10022                general partner of Arbitrage Securities Company
                                                                             (Broker-Dealer); General Partner, Plaza
                                                                             Securities Company (Broker-Dealer)


Item 2.  Identity and Background - Amendment No. 16 - 12/28/89

                          Item 2 is hereby supplemented by the addition of the
following:

                 a. This statement is also filed on behalf of A. B. Edelman Limited Partnership, a Delaware limited partnership ("Edelman Limited Partnership"). The sole general partner of Edelman Limited Partnership is Asher B. Edelman.

                 Robert Potter is no longer Chief Executive Officer, President or a director of Datapoint and is no longer covered by this statement.

                 Howard R. Alper is no longer a general partner of Plaza or Citas and is no longer covered by this statement.

                 Attached as Schedules D, E and F is current information regarding the officers and directors of Datapoint, Intelogic and the Company, respectively.

                 b. The principal business address of Edelman Limited Partnership and Mr. Edelman is 717 Fifth Avenue, New York, New York 10022.

                 c. The principal business of Edelman Limited Partnership is that of an investment partnership. The principal occupation of Mr. Edelman is set forth on Schedule A hereto.

                 d. None of the persons referred to in paragraph (a) above has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 e. None of the persons referred to in paragraph (a) above has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 f. Edelman Limited Partnership is organized under the laws of Delaware.

                                                                             A-1

                                   Schedule A

              General Partner of A.B. Edelman Limited Partnership

                                                                             Present
                                                                             Principal
Name                           Business Address                              Occupation
- - ----                           ----------------                              ----------
Asher B. Edelman               717 Fifth Avenue                              General Partner,
                               New York, New York 10022                      Asco Partners, the sole general partner of Arbitrage
                                                                             Securities Company (Broker-Dealer); General Partner,
                                                                             Plaza Securities Company (Broker-Dealer)
                                                                                                                                D-1

                                   Schedule D

           Directors and Executive Officers of Datapoint Corporation


                                                                                        Present
Name                                 Business Address                           Principal Occupation
- - ----                                 ----------------                           --------------------
Asher B. Edelman                     717 Fifth Avenue                           General Partner, Asco Partners, the sole
                                     New York, New York 10022                   general partner of Arbitrage Securities
                                                                                Company (Broker-Dealer); General
                                                                                Partner, Plaza Securities Company
                                                                                (Investment Partnership

Raymond French                       717 Fifth Avenue                           Chairman of the Board and President,
                                     New York, New York 10022                   Canal Capital Corporation; General
                                                                                Partner, Canal-Randolph Limited
                                                                                Partnership (Liquidating Limited
                                                                                Partnership)

                                                                                       Present
Name                                 Business Address                           Principal Occupation
- - ----                                 ----------------                           --------------------
Daniel R. Kail                       717 Fifth Avenue                           Executive Vice President, Canal Capital
                                     New York, New York 10022                   Corporation; Managing Trustee,
                                                                                Management Assistance, Inc. Liquidating
                                                                                Trust

Clark R. Mandigo                     Turtle Creek Tower I                       President and Chief Executive officer,
                                     P.O. Box 400044                            Intelogic Trace, Inc.
                                     San Antonio, Texas 78229

Michael M. Michigami                 9725 Datapoint Drive                       President and Chief Executive Officer,
                                     San Antonio, Texas 78229                   Datapoint Corporation

Dwight D. Sutherland,                4000 Main Street                           Chief Executive Officer, Sutherland
  Sr.                                Kansas City, MO 64111                      Lumber Co. (Retail lumber chain)

Doris D. Bencsik                     Route 1, Box 1696                          Consultant
                                     Boerne, Texas 78006

Additional Executive Officers
- - -----------------------------

James R. Barnes                      9725 Datapoint Drive                       Vice President, Technical Operations and
                                     San Antonio, Texas 78229                   Acting Vice President, Product
                                                                                Development, Datapoint Corporation

Brian M. Gifford****                 Datapoint House                            Vice President. Datapoint (U.K.) Ltd.,
                                     400 North Circular Road                    Vice President, Northern Europe,
                                     Neasden                                    Datapoint Corporation
                                     London NW10 0J6
                                     England

Yvon Y. LeRoux*                      Datapoint France                           Vice President, Southern Europe,
                                     1 Rue du Jura                              Datapoint Corporation
                                     Zone Silic 521
                                     94633 Rungis Cedex
                                     France

Donald P. Bynum                      9725 Datapoint Drive                       Vice President, Marketing, Datapoint
                                     San Antonio, Texas 78229                   Corporation

Larry D. Wickwar                     9725 Datapoint Drive                       Vice President, Customer Services,
                                     San Antonio, Texas 78229                   Datapoint Corporation

Robert R. Hunt                       9725 Datapoint Drive                       Treasurer, Datapoint Corporation
                                     San Antonio, Texas 78229

Martin Goldberg                      9725 Datapoint Drive                       Vice President and Chief Operating
                                     San Antonio, Texas 78229                   Officer, Datapoint Corporation





- - ----------------------------------

**** Brian Gifford is a citizen of the United Kingdom, and Yvon LeRoux is a citizen of France.

                                                                                        Present
Name                                 Business Address                           Principal Occupation
- - ----                                 ----------------                           --------------------
G. Ross Laughead                     9725 Datapoint Drive                       Vice President, General Counsel,
                                     San Antonio, Texas 78229                   Corporate Secretary and Acting Director
                                                                                of Human Resources, Datapoint
                                                                                Corporation

                                                                                                            E-1

                                   Schedule E

           Directors and Executive Officers of Intelogic Trace, Inc.


                                                                                        Present
Name                                 Business Address                           Principal Occupation
- - ----                                 ----------------                           --------------------
Asher B. Edelman                     717 Fifth Avenue                           General Partner, Asco Partners, the sole
                                     New York, New York 10022                   general partner of Arbitrage Securities
                                                                                Company (Broker-Dealer); General
                                                                                Partner, Plaza Securities Company
                                                                                (Investment Partnership

Leon Botstein                        Bard College                               President, Bard College
                                     Annandale on Hudson,
                                     New York 12504

Henry G. Cisneros                    205 North Presa                            Chairman and President, Cisneros Asset
                                     Suite B200                                 Management Company (Pension asset
                                     San Antonio, Texas 78205                   management company)

Daniel R. Kail                       717 Fifth Avenue                           Executive Vice President, Canal Capital
                                     New York, New York 10022                   Corporation; Managing Trustee,
                                                                                Management Assistance, Inc. Liquidating
                                                                                Trust

Burton Lehman                        900 Third Avenue                           Attorney; Partner, Schulte Roth Zabel
                                     New York, New York 10022                   (Law firm)

Clark R. Mandigo                     Turtle Creek Tower I                       President, Intelogic Trace, Inc.
                                     P.O. Box 400044
                                     San Antonio, Texas 78229

Michael E. Schultz                   375 Park Avenue                            Attorney; Partner, Ehrenkranz Ehrenkranz
                                     28th Floor                                 and Schultz (Law firm)
                                     New York, New York 10152

Dwight D. Sutherland,                4000 Main Street                           Chief Executive Officer, Sutherland
  Sr.                                Kansas City, MO 64111                      Lumber Co. (Retail lumber chain)


Additional Executive Officers
- - -----------------------------

                                                                                      Present
Name                                 Business Address                           Principal Occupation
- - ----                                 ----------------                           --------------------
Philip D. Freeman                    Turtle Creek Tower I                       Senior Vice President, General Counsel
                                     P.O. Box 400044                            and Secretary, Intelogic Trace, Inc.
                                     San Antonio, Texas 78229

Larry R. Gibson                      Turtle Creek Tower I                       Executive Vice President-Marketing &
                                     P.O. Box 400044                            Sales, Intelogic Trace, Inc.
                                     San Antonio, Texas 78229

John E. Paget                        Turtle Creek Tower I                       Senior Vice President-Operations,
                                     P.O. Box 400044                            Intelogic Trace, Inc.
                                     San Antonio, Texas 78229

William A. Roper                     Turtle Creek Tower I                       Executive Vice President, Intelogic
                                     P.O. Box 400044                            Trace, Inc.
                                     San Antonio, Texas 78229

William J. Todd                      Turtle Creek Tower I                       Executive Vice President and Chief
                                     P.O. Box 400044                            Operating Officer, Intelogic Trace, Inc.
                                     San Antonio, Texas 78229

Richard E. Wilson                    Turtle Creek Tower I                       Senior Vice President-Finance and Chief
                                     P.O. Box 400044                            Financial Officer, Intelogic Trace, Inc.
                                     San Antonio, Texas 78229


                                   Schedule F

         Directors and Executive Officers of Canal Capital Corporation


                                                                                        Present
Name                                 Business Address                           Principal Occupation
- - ----                                 ----------------                           --------------------
Asher B. Edelman                     717 Fifth Avenue                           General Partner, Asco Partners, the sole
                                     New York, New York 10022                   general partner of Arbitrage Securities
                                                                                Company (Broker-Dealer); General
                                                                                Partner, Plaza Securities Company
                                                                                (Investment Partnership

Gerald N. Agranoff                   717 Fifth Avenue                           General Partner, Asco Partners, the sole
                                     New York, New York 10022                   general partner of Arbitrage Securities
                                                                                Company (Broker-Dealer); General Partner
                                                                                and Counsel, Plaza Securities Company
                                                                                (Investment Partnership

Raymond French                       717 Fifth Avenue                           Chairman of the Board and President,
                                     New York, New York 10022                   Canal Capital Corporation; General
                                                                                Partner, Canal-Randolph Limited
                                                                                Partnership (Liquidating Limited
                                                                                Partnership)

                                                                                        Present
Name                                 Business Address                           Principal Occupation
- - ----                                 ----------------                           --------------------
Burton Lehman                        900 Third Avenue                           Attorney; Partner, Schulte Roth & Zabel
                                     New York, New York 10022                   (Law firm)

Clark R. Mandigo                     Turtle Creek Tower I                       President, Intelogic Trace, Inc.
                                     P.O. Box 400044                            (Computer maintenance service company)
                                     San Antonio, Texas 78229

Michael E. Schultz                   375 Park Avenue                            Attorney; Partner, Ehrenkranz,
                                     28th Floor                                 Ehrenkranz and Schultz (Law firm)
                                     New York, New York 10152

Dwight D. Sutherland,                4000 Main Street                           Chief Executive Officer, Sutherland
  Sr.                                Kansas City, MO 64111                      Lumber Co. (Retail lumber chain)

Daniel R. Kail                       717 Fifth Avenue                           Executive Vice President, Canal Capital
                                     New York, New York 10022                   Corporation; Managing Trustee,
                                                                                Management Assistance, Inc. Liquidating
                                                                                Trust



Additional Executive Officers
- - -----------------------------

Russell Bell                         717 Fifth Avenue                           Controller, Canal Capital Corporation
                                     New York, New York 10022

David W. Bent                        717 Fifth Avenue                           Vice President, Canal Capital
                                     New York, New York 10022                   Corporation

Reginald Schauder                    717 Fifth Avenue                           Vice President-Finance, Canal Capital
                                     New York, New York 10022                   Corporation

Eve Thomson                          717 Fifth Avenue                           Vice President and Secretary, Canal
                                     New York, New York 10022                   Capital Corporation


Item 2.  Identity and Background - Amendment No. 17 - 4/3/90

                 Item 2 is hereby supplemented by the addition of the following:

                 g. Corey Horowitz is no longer a general partner of Plaza or Citas and is no longer covered by this statement.

                 James R. Barnes, Donald P. Bynum and Larry D. Wickwar are no longer executive officers of Datapoint and are no longer covered by this statement. Kenneth R. Kamp has become an executive officer of Datapoint.

                 William A. Roper is no longer an executive officer of IT and is no longer covered by this statement.

                 Edelman Management has become a general partner of Citas.

                 h. The principal business address of Mr. Kamp is 9725 Datapoint Drive, San Antonio, Texas 78229.

                 i. The principal occupation of Mr. Kamp is Chief Financial Officer of Datapoint.

                 j. Mr. Kamp has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 k. Mr. Kamp has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 l.       Mr. Kamp is a citizen of the United States.

Item 2.  Identity and Background - Amendment No. 18 - 6/29/90

                 Item 2 is hereby supplemented by the addition of the following:

                 Robert R. Hunt is no longer an executive officer of Datapoint and is no longer covered by this statement.

                 Henry Cisneros is no longer a director of IT and is no longer covered by this statement.

                 Jetstar no longer owns any shares of the Common Stock and is no longer covered by this statement.

Item 2.  Identity and Background - Amendment No. 19 - 7/25/90

                 Item 2 is hereby supplemented by the addition of the following:

                 Edelman International no longer owns any shares of the Common Stock and is no longer covered by this statement.

                 William J. Todd is no longer an executive officer of IT and is no longer covered by this statement. John E. Paget is now the Chief Operating Officer and a Senior Vice President of IT.

Item 2.  Identity and Background - Amendment No. 21 - 10/11/90

                 Item 2 is hereby supplemented by the addition of the following:

                 Martin Goldberg has ceased to be an executive officer of Datapoint.

Item 2.  Identity and Background - Amendment No. 22 - 12/28/90

                 Item 2 is hereby supplemented by the addition of the following:

                 Kenneth R. Kamp has ceased to be an executive officer of Datapoint.

Item 2.  Identity and Background - Amendment No. 24 - 4/11/91.

                 Item 2 is hereby supplemented by the addition of the following:

                 (a) Brian Gifford has ceased to be an executive officer of Datapoint and Michael Michigami has ceased to be a director and an executive officer of Datapoint and they are no longer covered by this statement.

John Harrison, David G. Hargraves and Joe W. Tucker have become executive officers of Datapoint. Gerald N. Agranoff, a general partner of Plaza, has become a director of Datapoint.

                 Burton Lehman has ceased to be a director of IT and is no longer covered by this statement.

                 (b) The principal business address of Messrs. Harrison, Hargraves and Tucker is 9725 Datapoint Drive, San Antonio, Texas 78229.

                 (c) The principal occupation of Mr. Harrison is as President and a director of Datapoint. The principal occupation of Mr. Hargraves is as Vice President and Chief Financial Officer of Datapoint. The principal occupation of Mr. Tucker is as Vice President, U.S. Operations, of Datapoint. Yvon LeRoux is now Vice President and General Manager, Europe, of Datapoint.

                 (d) None of Messrs. Harrison, Hargraves or Tucker has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 (e) As more fully described on Schedule A hereto, on April 11, 1991, Mr. Edelman, Edelman Limited Partnership and Edelman Management consented to the entry of a final judgment enjoining violations of Section 13(d) of the Securities Exchange Act of 1934, as amended. None of Messrs. Harrison, Hargraves or Tucker has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 (f) Each of Messrs. Hargraves and Tucker is a citizen of the United States. Mr. Harrison is a citizen of the United Kingdom.

                                   SCHEDULE A

                 On April 11, 1991, a complaint was filed by the securities and Exchange Commission (the "SEC") in the United States District Court for the District of Columbia against Mr. Edelman, Edelman Limited Partnership and Edelman Management, wherein the SEC alleged violations of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"), and Rule 13d-2 thereunder. The SEC's action was settled on the same day it was filed without any defendants admitting or denying the allegations of the complaint, and without the adjudication of any issue of fact or law. As part of the settlement, Mr. Edelman, Edelman Limited Partnership and Edelman Management agreed to the entry of a final order enjoining them, their agents, servants, employees and attorneys-in-fact, and those persons in active concert or participation with any of them who receive actual notice of the order, from violating Section 13(d) of the Act by failing to timely file or cause to be filed with the SEC and send or cause to be sent to the issuer of any security of which they singly or as part of a group are the beneficial owner of more than 5% and each exchange where such security is traded, Schedule 13Ds and amendments thereto pursuant to Section 13(d) of the Act and Rules 13d-1 and 13d-2 thereunder. In addition, Mr. Edelman agreed to disgorge the sum of $436,858, representing the amount which the SEC alleged was saved by the defendants' failing to promptly amend their Schedule 13D.

Item 2.  Identity and Background - Amendment No. 25 - 10/7/91.

                 Item 2(a) is hereby supplemented by the addition of the following:

                 (a) Clark Mandigo has ceased to be a director and an executive officer of IT. Gerald N. Agranoff, a general partner of Plaza, has become a director of IT.

                 Item 2(b) is hereby supplemented by the addition of the following:

                 (b) The business address of Mr. Mandigo is 70 N.E. Loop 410, Suite 1100, San Antonio, Texas 78216.

                 Item 2(c) is hereby supplemented by the addition of the following:

                 (c) The principal occupation of Mr. Mandigo is that of a private investor. The principal occupation of Michael Schultz is that of President of Canal. Raymond French, a director of Datapoint, has retired as President of the Company.

Item 2.  Identity and Background - Amendment No. 26 - 10/10/91

                 Item 2(a) is hereby supplemented by the addition of the following:

                 (a) Plaza no longer owns any shares and is no longer covered by this statement.

                 Item 2(b) is hereby supplemented by the addition of the following:

                 The business address of Datapoint and Mr. LeRoux, an executive officer of Datapoint, is 9-11 rue Montalivet, 75008 Paris, France. The business address of Mr. Edelman is 85 Av. General Guisan, Ch-1009 Pully, Switzerland. The business address of Messrs. Harrison, Hargraves, Laughead and Tucker, executive officers of Datapoint, is 8400 Datapoint Drive, San Antonio, Texas 78229. The business address of Mr. Mandigo, a director of Datapoint is 1250 N.E. Loop 410, Suite 900, San Antonio, Texas 78209.

                 Item 2(c) is hereby supplemented by the addition of the following:

                 (c) The principal occupation of Michael Schultz is that of President of the Company.

Item 2.  Identity and Background - Amendment No. 27 - 12/6/91.

                 Item 2(a) is hereby supplemented by the addition of the following:

                 Larry R. Gibson has ceased to be an executive officer of IT and is no longer covered by this statement. Mark S. Helwege and Bianca A. Rhodes have become executive officers of IT. Irving Garfinkel, an executive officer of Edelman Management and Aile Blanche, has become a director of Datapoint.

                 Item 2(b) is hereby supplemented by the addition of the following:

                 The business address of Mr. Helwege and Ms. Rhodes is Turtle Creek Tower I, P.O. Box 400044, San Antonio, Texas 78229.

                 Item 2(c) is hereby supplemented by the addition of the following:

                 The principal occupations of Michael Schultz, a director of IT, are that of Counsel to the law firm of Ehrenkranz, Ehrenkranz & Schultz and President of the Company. The principal occupation of Mr. Helwege is that of Senior Vice President - Sales and Operations of IT. The principal occupation of Ms. Rhodes is that of Vice President and Treasurer of IT. The principal occupation of John E. Paget, an executive officer of IT, is now that of a member of the office of the President and Chief Operating Officer of IT. The principal occupation of Richard E. Wilson, an executive officer of IT, is now that of a member of the office of the President and Chief Financial Officer of IT. Daniel Kail has ceased to be Executive Vice President of the Company,

                 Item 2(d) is hereby supplemented by the addition of the following:

                 Neither Mr. Helwege nor Ms. Rhodes has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors.)

                 Item 2(e) is hereby supplemented by the addition of the following:

                 Neither Mr. Helwege nor Ms. Rhodes has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect thereto.

                 Item 2(f) is hereby supplemented by the addition of the following:

                 Each of Mr. Helwege and Ms. Rhodes is a citizen of the United States.

Item 2.  Identity and Background - Amendment No. 28 - 1/14/92.

                 Item 2(a) is hereby supplemented by the addition of the following:

                 John T. Valentino and Bruce D. Wolff have become executive officers of IT. Yvon LeRoux has ceased to be an executive officer of Datapoint and is no longer covered by this statement.

                 Item 2(b) is hereby supplemented by the addition of the following:

                 The business address of Mr. Valentino and Mr. Wolff is Turtle Creek Tower 1, P.O. Box 400044, San Antonio, Texas 78229.

                 Item 2(c) is hereby supplemented by the addition of the following:

                 The principal occupation of Mr. Valentino is that of senior Vice President - Operations of IT. The principal occupation of Mr. Wolff is that of Controller of IT.

                 Item 2(d) is hereby supplemented by the addition of the following:

                 Neither Mr. Valentino nor Mr. Wolff has, during-the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 Item 2(e) is hereby supplemented by the addition of the following:

                 Neither Mr. Valentino nor Mr. Wolff has, during the last five years, been a party to a civil proceeding of a judicial or administrative body and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect thereto.

                 Item 2(f) is hereby supplemented by the addition of the following:

                 Each of Mr. Valentino and Mr. Wolff is a citizen of the United States.

Item 2.  Identity and Background - Amendment No. 29 - 5/6/92.

                 Item 2(a) is hereby supplemented by the addition of the following:

                 Jan Berger and Keith L. Thrower have become executive officers of Datapoint. Blake D. Thomas has become a Director of Datapoint. Nils R. Anderson has become an executive officer of IT. John Paget has ceased to be an executive officer of IT and is no longer covered by this statement.

                 Item 2(b) is hereby supplemented by the addition of the following:

                 The business address of Mr. Berger and Mr. Thrower is 9-11 rue Montalivet, 75008 Paris, France. The business address of Mr. Thomas is 220 East 30th Street, Kansas City, Missouri 64108. The business address of Mr. Anderson is Turtle Creek Tower I. P.O. Box 400044, San Antonio, Texas 78229.

                 Item 2(c) is hereby supplemented by the addition of the following:

                 The principal occupation of Mr. Berger is that of Vice President - Marketing of Datapoint. The principal occupation of Mr. Thrower is that of Vice President - Technical Services of Datapoint. The principal occupations of Mr. Thomas are that of President of Blake D. Thomas, Inc., a corporation that publishes the Thomas

Report, an investment newspaper that specializes in evaluating stocks traded on the New York Stock Exchange, and General Partner of Mainsail Limited Partnership and Foresail Limited Partnership and President of Symba, Inc., the General Partner of Windward Limited Partnership, each of which partnerships is engaged in the business of investing in listed securities. The principal occupation of Mr. Anderson is that of Senior Vice President - Marketing of IT. The principal occupations of Gerald N. Agranoff, a Director of Datapoint and IT, an executive officer of Edelman Management and a general partner of Plaza are now that of General Partner of Plaza and General Partner of Arbitrage Securities Company, a broker-dealer.

                 Item 2(d) is hereby supplemented by the addition of the following:

                 None of Mr. Berger, Mr. Thrower, Mr. Thomas or Mr. Anderson has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 Item 2(e) is hereby supplemented by the addition of the following:

                 None of Mr. Berger, Mr. Thrower, Mr. Thomas or Mr. Anderson has, during the last five years, been a party to a civil proceeding of a judicial or administrative body and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect thereto.

                 Item 2(f) is hereby supplemented by the addition of the following:

                 Mr. Berger is a citizen of Norway. Mr. Thrower is a citizen of the United Kingdom. Each of Mr. Thomas and Mr. Anderson is a citizen of the United States.

Item 2.  Identity and Background - Amendment No. 30 - 11/2/93.

                 Item 2(a)-(c) is hereby supplemented by the addition of the following:

                 The directors and executive officers of IT, their respective business addresses and present principal occupations are set forth in Schedule A hereto. The directors and executive officers of Datapoint, their respective business addresses and present principal occupations are set forth in Schedule B hereto.

                 Item 2(d) is hereby supplemented by the addition of the following:

                 None of the persons identified in Schedule A or B has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 Item 2(e) is hereby supplemented by the addition of the following:

                 Except as disclosed in previous amendments to this Schedule 13D, none of the persons identified in Schedule A or B has, during the last five years, been a party to a civil proceeding of a judicial or administrative body and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect thereto.

                                   Schedule A

           Directors and Executive Officers of Intelogic Trace, Inc.

 Name
 ----
                                                                                    Present
 Directors                          Business Address                         Principal Occupation
 ---------                          ----------------                         --------------------
 Asher B. Edelman                   85 Av. General Guisan                    General Partner, Asco Partners, a general
                                    Ch-1009 Pully                            partner of Arbitrage Securities Company
                                    Switzerland                              (Broker-dealer); General Partner, Plaza
                                                                             Securities Company (Investment
                                                                             partnership); Chairman of the Board and
                                                                             Office of the President, Intelogic Trace,
                                                                             Inc., (a computer maintenance company);
                                                                             Chairman of the Board and Chief Executive
                                                                             Officer, Datapoint Corporation (a tele-
                                                                             communications company)

 Gerald N. Agranoff                 717 Fifth Avenue                         General Partner, Arbitrage Securities
                                    New York, NY 10022                       Company (Broker-dealer); General Partner
                                                                             and Counsel, Plaza Securities Company
                                                                             (Investment partnership)

 Leon Botstein                      Bard College                             President, Bard College
                                    Annandale-on-Hudson
                                    New York 12504

 Daniel R. Kail                     717 Fifth Avenue                         Managing Trustee, Management Assistance,
                                    New York, NY 10022                       Inc. Liquidating Trust

 Michael E. Schultz                 375 Park Avenue                          Of Counsel, Ehrenkranz Ehrenkranz & Schultz
                                    New York, NY 10152                       (Law firm); President, Canal Capital
                                                                             Corporation (Dealer in antiquities and
                                                                             contemporary art and owner and operator of
                                                                             real estate); Executive Vice President,
                                                                             Special Projects, Intelogic Trace, Inc.

 Dwight D. Sutherland, Sr.          4000 Main Street                         Chief Executive Officer, Sutherland Lumber
                                    Kansas City, MO 64111                    Co. (Retail lumber chain)

 Additional Executive Officers
 -----------------------------

 Philip D. Freeman                  Turtle Creek Tower I                     Senior Vice President, General Counsel and
                                    P.O. Box 400044                          Secretary, Intelogic Trace, Inc.
                                    San Antonio, Texas 78229

 Mark S. Helwege                    Turtle Creek Tower I                     Executive Vice President, Intelogic Trace,
                                    P.O. Box 400044                          Inc.
                                    San Antonio, Texas 78229

 Martin J. Landon                   Turtle Creek Tower I                     Vice President and Chief Financial Officer,
                                    P.O. Box 400044                          Intelogic Trace, Inc.
                                    San Antonio, Texas 78229

 J. Alec Wilder                     Turtle Creek Tower I                     Office of the President and Chief Operating
                                    P.O. Box 400044                          Officer, Intelogic Trace, Inc.
                                    San Antonio, Texas 78229

                                   Schedule B

           Directors and Executive Officers of Datapoint Corporation

 Name
 ----
                                                                                     Present
 Directors                          Business Address                         Principal Occupation
 ---------                          ----------------                         --------------------
 Asher B. Edelman                   85 Av. General Guisan                    General Partner, Asco Partners, a general
                                    Ch-1009 Pully                            partner of Arbitrage Securities Company
                                    Switzerland                              (Broker-dealer); General Partner, Plaza
                                                                             Securities Company (Investment
                                                                             partnership); Chairman of the Board and
                                                                             Office of the President, Intelogic Trace,
                                                                             Inc., (a computer maintenance company);
                                                                             Chairman of the Board and Chief Executive
                                                                             Officer, Datapoint Corporation (a tele-
                                                                             communications company)

 Gerald N. Agranoff                 717 Fifth Avenue                         General Partner, Arbitrage Securities
                                    New York, NY 10022                       Company (Broker-dealer); General Partner
                                                                             and Counsel, Plaza Securities Company
                                                                             (Investment partnership)

 Irving Garfinkel                   717 Fifth Avenue                         General Partner, Asco Partners, a general
                                    New York, NY 10022                       partner of Arbitrage Securities Company
                                                                             (Broker-dealer); General Partner and
                                                                             Controller, Plaza Securities Company
                                                                             (Investment partnership)

 Daniel R. Kail                     717 Fifth Avenue                         Managing Trustee, Management Assistance,
                                    New York, NY 10022                       Inc. Liquidating Trust
 Directors
 ---------

 Clark R. Mandigo                   1250 N.E. Loop 410                       Private investor
                                    Suite 900
                                    San Antonio, Texas 78209

 Dwight D. Sutherland, Sr.          4000 Main Street                         Chief Executive Officer, Sutherland Lumber
                                    Kansas City, MO 64111                    Co. (Retail lumber chain)

 Doris D. Bencsik                   Route 1, Box 1696                        President and Chief Operating Officer,
                                    Boerne, Texas 78006                      Datapoint Corporation

 Blake D. Thomas                    617 Jefferson Circle                     President, Blake D. Thomas, Inc., Publisher
                                    Liberty, Missouri                        of the Thomas Report (an investment
                                    64068                                    newspaper); General Partner, Foresail
                                                                             Limited Partnership (investment
                                                                             partnership); President, Symba, Inc., the
                                                                             general partner of Windward Limited
                                                                             Partnership (investment partnership)
 Additional Executive Officers
 -----------------------------

 Jan Berger*                        5-7 rue Montalivet                       Vice President, Marketing, Datapoint
                                    75008 Paris                              Corporation
                                    France

 David G. Hargraves                 8400 Datapoint Drive                     Vice President and Chief Financial Officer,
                                    San Antonio, TX 78229                    Datapoint Corporation





- - ----------------------------------

*        Jan Berger is a citizen of Norway.

 Name
 ----
                                                                                       Present
 Directors                          Business Address                         Principal Occupation
 ---------                          ----------------                         --------------------
 G. Ross Laughead                   8400 Datapoint Drive                     Rive President, General Counsel and
                                    San Antonio, TX 78229                    Corporate Secretary, Datapoint Corporation

 Keith L. Thrower*                  5-7 rue Montalivet                       Vice President, Technical Services,
                                    75008 Paris                              Datapoint Corporation
                                    France

 Richard McAndrew                   8400 Datapoint Drive                     Vice President, Technical Operations, and
                                    San Antonio, TX 78229                    Chief Technical Officer, Datapoint
                                                                             Corporation

 David Berger*                      5-7 rue Montalivet                       Vice President, Sales and Distribution,
                                    75008 Paris                              Datapoint Corporation
                                    France


Item 2.  Identity and Background - Amendment No. 31 - 9/30/94.

                 Item 2(a)-(c) is hereby supplemented by the addition of the following:

                 IT no longer owns any shares of Common Stock and is no longer covered by this statement. The IT Plan is no longer covered by this statement due to the fact that Mr. Edelman resigned as its trustee on September 21, 1994. The directors and executive officers of Datapoint, their respective business addresses and present principal occupations are set forth in Schedule A hereto.

                 Item 2(d) is hereby supplemented by the addition of the following:

                 None of the persons identified in Schedule A has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                 Item 2(e) is hereby supplemented by the addition of the following:

                 Except as disclosed in previous amendments to this Schedule 13D, none of the persons identified in Schedule A has, during the last five years, been a party to a civil proceeding of a judicial or administrative body and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect thereto.

                 Item 2(f) is hereby supplemented by the addition of the following:

                 The citizenship of all natural persons identified on Schedule A is the United States, except as otherwise set forth on such Schedule.

- - ----------------------------------

*        Keith L. Thrower and David Berger are citizens of the United Kingdom.

                                   Schedule A

           Directors and Executive Officers of Datapoint Corporation

          Name                        Business Address                               Present
                                                                               Principal Occupation
- - -----------------------        ----------------------------         ---------------------------------------
 Directors
 ---------

 Asher B. Edelmen              85 Av. General Guisan                General Partner, Asco Partners, a
                               Ch-1009 Pully                        general partner of Arbitrage Securities
                               Switzerland                          Company (broker-dealer); General
                                                                    Partner, Plaza Securities Company
                                                                    (investment partnership); Chairman of
                                                                    the Board and Office of the President,
                                                                    Intelogic Trace, Inc., (computer
                                                                    maintenance company); Chairman of the
                                                                    Board and Chief Executive Officer,
                                                                    Datapoint Corporation (telecommunication
                                                                    company)


 Gerald N. Agranoff            717 Fifth Avenue                     General Partner, Asco Partners, a
                               New York, New York  10022            general partner of Arbitrage Securities
                                                                    Company (broker-dealer); General Partner
                                                                    and Counsel, Plaza Securities Company
                                                                    (investment partnership)


 Irving Garfinkel              717 Fifth Avenue                     General Partner, Asco Partners, a
                               New York, New York  10022            general partner of Arbitrage Securities
                                                                    Company (broker-dealer); General Partner
                                                                    and Controller, Plaza Securities Company
                                                                    (investment partnership)



 Daniel R. Kail                717 Fifth Avenue                     Managing Trustee, Management Assistance,
                               New York, New York  10022            Inc., Liquidating Trust


 Clark R. Mandigo              1250 N.E. Loop 410                   Private Investor
                               Suite 900
                               San Antonio, Texas  78209


 Doris D. Bencsik              Route 1, Box 1696                    President and Chief Operating Officer,
                               Boerne, Texas  78006                 Datapoint Corporation


 Blake D. Thomas               617 Jefferson Circle                 President, Blake D. Thomas, Inc.,
                               Liberty, Missouri  64068             Publisher of the Thomas Report
                                                                    (investment newspaper); General Partner,
                                                                    Foresail Limited Partnership (investment
                                                                    partnership); President, Symba, Inc.,
                                                                    the general partner of Windward Limited
                                                                    Partnership (investment partnership)

          Name                        Business Address                               Present
                                                                               Principal Occupation
- - -----------------------       ------------------------------        ---------------------------------------
 Didier M. M. Ruffat           5-7 rue Montalivet                   Retired
 (Citizen of France)           75008 Paris, France


 Additional Executive Officers
 -----------------------------

 Jan Berger                    5-7 rue Montalivet                   Vice President, Marketing, Datapoint
 (Citizen of Norway)           75008 Paris, France                  Corporation

 David G. Hargraves            8400 Datapoint Drive                 Vice President and Chief Financial
 Antonio, TX 78229             San Antonio, TX  78229               Officer, Datapoint Corporation

 Keith L. Thrower              5-7 rue Montalivet                   Vice President, Technical Services,
 (Citizen of United            75008 Paris, France                  Datapoint Corporation
 Kingdom)

 David Berger                  5-7 rue Montalivet                   Vice President, Sales and Distribution,
 (Citizen of United            75008 Paris, France                  Datapoint Corporation
 Kingdom)

 James L. Richey, Jr.          8400 Datapoint Drive                 Vice President, Technical Operations,
                               San Antonio, TX  78229               Datapoint Corporation

Item 2.  Identity and Background - Amendment No. 32, Current Filing - 5/31/95

                 Item 2(a) is hereby supplemented by the addition of the following:

                 Datapoint no longer owns any shares of Common Stock and is no
longer covered by this statement.   Edelman Management, which is investment
manager to Datapoint but does not own any shares of Common Stock, is also no longer covered by this statement.

                               ITEM 3, AS AMENDED

Item 3. Source and Amount of Funds or Other Consideration - Initial Filing - 6/1/84.

                 As a result of its implementation of a Plan of Complete Liquidation and Dissolution, Canal-Randolph Corporation distributed to its shareholders, on June 1, 1984, three shares of the Company, a wholly-owned subsidiary of Canal-Randolph Corporation, for each share of Canal-Randolph Corporation held of record by its shareholders on May 21, 1984. The terms of the Plan of Complete Liquidation and Dissolution are more fully described in the Proxy Statement of Canal-Randolph Corporation, dated March 16, 1984.

                 Due to their holdings of shares of Canal-Randolph Corporation, Plaza, Arbitrage, Canran and Mr. Edelman received 743,100 shares, 362,700 shares, 221,100 shares and 3,000 shares, respectively, of the Common Stock in such distribution. Accordingly, no funds were used to acquire the shares of the Common Stock.

                 Each of the Partnerships, however, have borrowed money and secured such borrowings by a pledge of their shares of Canal-Randolph Corporation. Plaza and Canran have borrowed $8,000,000 and $2,130,000, respectively, from a bank, and Arbitrage has borrowed $4,500,000 from another bank; each of these loans is secured by a pledge of shares of Canal-Randolph Corporation, and is personally guaranteed by Mr. Edelman. The shares of the Common Stock owned by each of the Partnerships are also pledged as collateral to secure these pre-existing loans.

Item 3. Source and Amount of Funds of Other Consideration - Amendment No. 1 - 7/1/84

                 Item 3 is hereby supplemented as follows:

                 The 100 shares of the Common Stock purchased by Mr. Edelman on June 1, 1984 at a total purchase price of $752,82 (including commissions) and reported in paragraph (c) of Item 5 below were purchased with Mr. Edelman's personal funds.

                 The 100 shares of Common Stock purchased by Penelope C. Edelman on June 1, 1984 at a total purchase price of $752.00 (including commissions) and reported in paragraph (c) of Item 5 below were purchased with Mrs. Edelman's personal funds.

                 The shares of the Common Stock purchased by the Uniform Gifts to Minors Act ("UGMA") accounts for each of Danielle Edelman, Lisa Edelman and Alexandra Edelman (100 shares for each account), which are reported in paragraph (c) of Item 5 below, were purchased at a total purchase price of $752.00 (including commissions) for each 100 share purchase, or an aggregate purchase price of $2,256 for the purchase of 300 shares. Such shares were purchased with the funds of each respective UGMA account.

                 The shares of the Common Stock purchased by the three trusts, one trust for the benefit of Danielle Edelman (100 shares), one trust for the benefit of Lisa Edelman (100 shares) and one trust for the benefit of Alexandra Edelman (100 shares), each trust having Michael E. Schultz as trustee, all as reported in paragraph (c) to Item 5 below, were purchased with each trust's respective funds at a total purchase price of $752.00 (including commissions) for each 100 share purchase, for an aggregate purchase price of $2,256 for the purchase of 300 shares.

                 The 100 shares of the Common Stock purchased by Mr. Garfinkel on June 1, 1984 at a total purchase price of $754.00 (including commissions) and reported in paragraph (c) of Item 5 below were purchased with Mr. Garfinkel's personal funds.

                 The 20,000 shares of the Common Stock purchased by HRA & Co. on June 28, 1984 at a total purchase price of $140,700 (including commissions) and reported in Schedule A hereto were purchased with the working capital of HRA & Co. Such shares are held in a margin account of HRA & Co., which account may from time to time have debit balances which bear interest at rates which vary with applicable rates and account balances. Because other securities are held in such margin account, it is impracticable to determine the exact amount, if any, borrowed with respect to purchases of the Common Stock. See Schedule A hereto for a further description of HRA & Co.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 2 - 8/3/84.

                 Item 3 is hereby supplemented as follows:

                 On August 3, 1984, in connection with the dissolution of Canran, Canran distributed all of its shares of the Common Stock to its partners. As a result of such distribution, Mr. Edelman received 45,800 shares of the Common Stock and the limited partners of Canran received the remaining 175,300 shares of Canran's total holdings of 221,100 shares of the Common Stock.

                 On August 8, 1984, Mr. Edelman purchased 40,100 shares of the Common Stock at an aggregate purchase price of $301,239.50 (including commissions). Such shares were purchased with Mr. Edelman's personal funds.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 3 - 10/24/85.

                 Item 3 is hereby supplemented as follows:

                 The 86,800 shares of the Common Stock purchased by Datapoint on October 24, 1985 at an aggregate cost of $654,550.00 (including commissions) and reported in item 5 below were purchased with working capital of Datapoint.

                 The 97,000 shares of the Common Stock purchased by the Pension Plan at an aggregate cost of $705,990.00 (including commissions) and reported in item 5 below were purchased with working capital of the Pension Plan.

                 The 193,700 shares of the Common Stock purchased by Plaza since the date of the last preceding Amendment to this Schedule 13D, at an aggregate cost of $1,696,812.00 (including commissions), were purchased with Plaza's partnership funds and are held in Plaza's margin accounts. Since other securities are held in such accounts, it is impracticable to determine the amount borrowed, if any, with respect to the Common Stock and interest rates vary with applicable rates and account balances.

                 The 192,700 shares of the Common Stock sold by Arbitrage since the date of the last preceding Amendment to this Schedule 13D were sold at an aggregate price of $1,684,141.79 (including commissions).

                 The 24,600 shares of the Common Stock purchased by Asher B. Edelman since the date of the last preceding Amendment to this Schedule 13D, at an aggregate cost (including commissions) of $240,853.36 were purchased with Mrs. Edelman's personal funds.

                 The 11,100 shares of the Common Stock purchased by Penelope C. Edelman since the date of the last preceding Amendment to this Schedule 13D, at an aggregate cost of $89,218.00 (including commissions), were purchased with Mrs. Edelman's personal funds.

                 The 7,800 shares of the Common Stock purchased by the Uniform Gifts to Minors Act ("UGMA") accounts for each of Danielle Edelman, Lisa Edelman, and Alexandra Edelman since the date of the last preceding Amendment to this Schedule 13D, at an aggregate cost of $62,896.50 (including commissions), were purchased with the funds of each UGMA account.

                 The 10,500 shares of the Common Stock purchased by the three trusts, one trust each for the benefit of Danielle Edelman, Lisa Edelman, and Alexandra Edelman (each trust having Michael E. Schultz as trustee) since the date of the last preceding Amendment to this Schedule 13D, at an aggregate cost of $82,627.50 (including commissions), were purchased with each trust's respective funds.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 4 - 11/6/85.

                 Item 3 is hereby supplemented as follows:

                 The 13,200 shares of the Common Stock purchased by Datapoint and reported in Item 5 below were purchased with Datapoint's working capital at an aggregate cost of $105,940.50 (including commissions).

                 The 24,200 shares of the Common Stock purchased by the Retirement Plan and reported in Item 5 below were purchased with the Retirement Plan's working capital at an aggregate cost of $196,034.00 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 5 - 4/21/86.

                 Item 3 is hereby supplemented as follows:

                 On December 23, 1985 the Company declared a 10% stock dividend (the "Dividend"), the record date for which was January 3, 1986, and the distribution date for which was January 24, 1986. Shares received pursuant to the distribution of the Dividend were acquired by the persons referred to in paragraph (a) of Item 2 without consideration.

                 The 3,300 shares of the Common Stock purchased by Datapoint since the date of Amendment No. 4 to this Schedule 13D (the "Prior Amendment") were purchased with working capital at an aggregate cost of $31,548.00 (including commissions) and are held in Datapoint's margin account. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 11,000 shares of the Common Stock purchased by the Datapoint Plan since the date of the Prior Amendment were purchased with the Datapoint Plan's working capital at an aggregate cost of $99,190.50 (including commissions).

                 The 10,000 shares of the Common Stock purchased by the IT Plan and reported in Item 5 below were purchased with the IT Plan's working capital at an aggregate cost of $103,000.00 (including commissions).

                 The 53,000 shares of the Common Stock purchased by Asher B. Edelman since the date of the Prior Amendment were purchased with Mr. Edelman's personal funds at an aggregate cost of $541,670.00 (including commissions) and are held in Mr. Edelman's margin account. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 10,000 shares of the Common Stock purchased by Mr. Rosenblatt and reported in Item 5 below were purchased with Mr. Rosenblatt's personal funds at an aggregate cost of $103,000.00 (including commissions) and are held in Mr. Rosenblatt's margin account. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 13,000 shares of Common Stock purchased by Penelope C. Edelman since the date of the Prior Amendment were purchased with Mrs. Edelman's personal funds at an aggregate cost of $132,420.00 (including commissions) and are held in Mrs. Edelman's margin account. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 13,100 shares of the Common Stock purchased by the Uniform Gifts to Minors Act ("UGMA") accounts for the benefit of each of Danielle Edelman, Lisa Edelman and Alexandra Edelman (collectively, the "UGMA Accounts") since the date of the Prior Amendment were purchased with each of the UGMA Accounts' respective funds at an aggregate cost of $125,176.00 (including commissions).

                 The 2,100 shares of the Common Stock purchased by the three trusts, one trust each for the benefit of Danielle Edelman, Lisa Edelman and Alexandra Edelman, each trust having Michael E. Schultz as trustee

(collectively, the "Trusts") since the date of the prior Amendment were purchased with each of the Trusts' respective funds at an aggregate cost of $20,565.71 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 6 - 10/15/86.

                 Item 3 is hereby supplemented as follows:

                 Mr. Rosenblatt purchased a total of 2,000 shares of Common Stock in December 1985 and February 1986. These 2,000 shares of the Common Stock were purchased with Mr. Rosenblatt's personal funds at an aggregate cost of $19,221.67 (including commissions) and are held in Mr. Rosenblatt's margin account. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 7 - 11/28/86.

                 Item 3 is hereby supplemented as follows:

                 The cost (including commissions) to IT of the Common Stock purchased by it is reported in Schedule B hereto.

                 The shares of Common Stock purchased by IT were purchased with working capital and other funds and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 Burton Lehman, Michael E. Schultz and Charles P. Stevenson, Jr., directors of IT and of the Company, each own shares of the Common Stock of the Company. In addition, Capcor, Inc. ("Capcor"), a New York corporation of which Mr. Stevenson is the sole director and President, owns shares of the common stock. Certain of the shares owned by Mr. Lehman were purchased with his personal funds. The remainder were received as a stock dividend. The shares owned by Mr. Schultz were purchased with his personal funds. The shares owned by Mr. Stevenson were received upon the liquidation of Canal-Randolph Corporation and as a stock dividend from the Company. Certain of the shares owned by Capcor were purchased with its working capital and others were purchased with the proceeds of a loan from Drexel Burnham Lambert Inc., which was subsequently repaid. The remainder of the shares owned by Capcor were received as a stock dividend and as a distribution upon the liquidation of Canran Associates I, L.P., a Delaware limited partnership of which Capcor was a limited partner.

                 Mr. Edelman, a director of IT and the Company, also owns shares of the Common Stock. Information regarding Mr. Edelman's stock ownership has been disclosed in earlier amendments to this Schedule 13D. Such information remains correct unless amended herein.

                 Each of Messrs. Lehman, Schultz, Stevenson, Edelman and Mandigo (a director of IT and the Company) were granted options to purchase shares of the Common Stock of the Company under the Company's 1985 Directors' Stock Option Plan (the "1985 Plan"). In addition, Mr. Edelman was granted options to purchase the Common Stock under the Company's 1984 Stock Option Plan (the "1984 Plan").

                                   Schedule B

                 Transactions in Common Stock - Intelogic Trace

                                                   No. of                            Price
Date of                                            Shares Purchased                  Per
Transaction                                             (Sold)                       Share
- - -----------                                        ----------------                  -----
11/04/86                                              500                            $8.75

11/11/86                                              400                            $8.375

11/12/86                                              600                            $8.625

11/14/86                                           11,900                            $8.75

11/17/86                                            6,500                            $8.75

11/24/86                                            3,500                            $8.25

11/25/86                                           10,000                            $8.25

11/28/86                                              500                            $7.75
                                                   32,800                            $7.875
                                                    3,500                            $7.875
                                                      800                            $8.00
                                                    5,700                            $7.875
                                                    1,200                            $8.00

12/02/86                                              100                            $7.75
                                                   10,000                            $7.75
                                                    3,840                            $7.75

12/03/86                                            2,500                            $7.75

               Net Total Cost (Including Commissions) = $761,527

Item 3. Source and Amount of Funds or Other Consideration -Amendment No. 8 - 12/29/86.

                 Item 3 is hereby supplemented as follows:

                 The cost (including commissions) to IT and Datapoint of the Common Stock purchased by each such entity is reported in Schedule A hereto.

                 The shares of Common Stock purchased by IT were purchased with working capital and other funds and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The shares of Common Stock purchased by Datapoint were purchased with working capital and other funds and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                                   Schedule A

       Transactions in the Common Stock of United Stockyards Corporation

                                                            No. of                          Price
                    Date of                            Shares Purchased                      Per
                  Transaction                               (Sold)                          Share
                  -----------                               ------                          -----
 Intelogic Trace, Inc.
 ---------------------
 December 4, 1986                                                       2,500                     $7.75

 December 22, 1986                                                      1,100                     $8.00

 December 26, 1986                                                        500                    $8.125

 December 26, 1986                                                      1,000                     $8.00

 December 26, 1986                                                        400                     $8.00

 December 29, 1986                                                      2,000                    $7.875

 December 29, 1986                                                      1,000                     $8.00

 December 30, 1986                                                      4,700                     $8.00

 December 30, 1986                                                        300                    $7.875

 December 30, 1986                                                      1,000                     $7.75

 December 31, 1986                                                      3,000                     $7.75

 December 31, 1986                                                      1,500                    $7.875

 December 31, 1986                                                        600                     $8.00

 December 31, 1986                                                      5,000                    $8.125

 December 31, 1986                                                      1,000                    $8.125

 December 31, 1986                                                      1,000                     $8.25

 December 31, 1986                                                        500                     $8.00

          Net Total Cost (Including Commissions):                                           $217,117.50

Arbitrage Securities Company
- - ----------------------------

December 23, 1986                                    (40,000)                        $8.00

Datapoint Corporation
- - ---------------------

December 23, 1986                                    40,000                          $8.00

         Net Total Cost (Including Commissions):     $322,000.00

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 9 - 1/21/87

                 Item 3 is hereby supplemented as follows:

                 On January 20, 1987, Asco Partners, the general partner of Arbitrage, received a partial liquidating distribution from Arbitrage consisting of all of the shares of Common Stock owned by Arbitrage. Asco Partners distributed these shares to its controlling general partner, Mr. Edelman.

                 The cost (including commissions) to IT, Datapoint, the Datapoint Plan, the IT Plan and Penelope Edelman of the Common Stock purchased by each such entity or person is reported in Schedule A hereto.

                 The shares of Common Stock purchased by IT were purchased with working capital and other funds and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The shares of Common Stock purchased by Datapoint were purchased with working capital and other funds and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The Shares of Common Stock purchased by the Datapoint Plan were purchased with its working capital.

                 The shares of Common Stock purchased by the IT Plan were purchased with its working capital.

                 The shares of Common Stock purchased by Penelope Edelman were purchased with personal funds and other funds and are held in a margin account, which from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                                   Schedule A

Transactions in the Common Stock of United Stockyards Corporation

                                                       No. of                      Price
Date of                                           Shares Purchased                 Per
Transaction                                            (Sold)                      Share
- - -----------                                       ----------------                 -----
Intelogic Trace, Inc.
- - ---------------------

January 21, 1987                                          500                     $7.875

                                                          500                     $8.25

                                                        7,000                     $7.625

                                                       36,000                     $7.625

      Net Total Cost (Including Commissions):                                     $338,137.50

Datapoint Corporation
- - ---------------------

January 21, 1987                                        4,500                     $7.625

                                                          500                     $8.00

                                                          500                     $8.125

                                                       54,000                     $7.625

      Net Total Cost (Including Commissions):                                     $456,912.50

Datapoint Corporation Retirement Income Plan
- - --------------------------------------------

January 21, 1987                                        2,500                     $7.625

      Net Total Cost (Including Commissions):                                     $19,187.50

Intelogic Trace, Inc. Retirement Income Plan
- - --------------------------------------------

January 21, 1987                                        2,000                     $7.625

      Net Total Cost (Including Commissions):                                     $15,350.00

Penelope C. Edelman
- - -------------------

January 21, 1987                                        5,000                     $7.625

      Net Total Cost (Including Commissions):                                     $38,375.00

Arbitrage Securities Company
- - ----------------------------

January 20, 1987                                    (147,000)                     **

Asher B. Edelman
- - ----------------

January 20, 1987                                                                                147,000

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 10 - 12/11/87.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 1,000 shares purchased by Plaza since the filing of Amendment No. 9 to the Schedule 13D were purchased with partnership funds and other funds at an aggregate cost of approximately $8,775 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 800 shares purchased by IT since the filing of Amendment No. 9 to the Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $6,702 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 100 shares purchased by Datapoint since the filing of Amendment No. 9 to the Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $875 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 327,570 shares purchased by Asher B. Edelman since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal and other funds at an aggregate cost of $2,084,508 (including commissions) and are held in Mr. Edelman's margin account, which account may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.





- - ----------------------------------

** Partial liquidating distribution of shares by Arbitrage Securities Company to its general partner Asco Partners which was distributed by Asco Partners to its controlling general partner Asher B. Edelman.

                 The 2,000 shares purchased by Jetstar since the filing of Amendment No. 9 to the Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $17,600 (including commissions) and are held in Jetstar's margin account which account may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 2,000 shares purchased by Aile Blanche since the filing of Amendment No. 9 to the Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $17,600 (including commissions) and are held in Aile Blanche's margin account which account may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 1,000 shares purchased by Penelope C. Edelman since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $8,775 (including commissions) and are held in Penelope C. Edelman's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 3,000 shares purchased by the UGMA accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the filing of Amendment No. 9 to the Schedule 13D were purchased with the UGMA account's respective funds at an aggregate cost of approximately $26,325 (including commissions). Since other securities are held in such accounts, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 10,000 shares purchased by Gerald N. Agranoff since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $60,025 (including commissions) and are held in Mr. Agranoff's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 3,000 shares purchased by Clark Mandigo since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $18,025 (including commissions) and are held in Mr. Mandigo's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 4,000 shares purchased by Robert Potter since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $24,025 (including commissions) and are held in Mr. Potter's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 5,000 shares purchased by Michael Schultz since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $30,025 (including commissions) and are held in Mr. Schultz's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 20,000 shares purchased by Raymond French since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $120,025 (including commissions) and are held in Mr. French's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 20,000 shares purchased by Dwight Sutherland since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $120,025

(including commissions) and are held in Mr. Sutherland's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 1,000 shares purchased by the Defined Benefit Plan for Daniel Kail since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds at an aggregate cost of approximately $6,025 (including commissions).

                 The 2,000 shares purchased by Burton Lehman since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds at an aggregate cost of approximately $12,025 (including commissions) and are held in Mr. Lehman's margin account, which may from time to time have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 11,500 shares purchased by Other Employees and Clients of Arbitrage Securities Company ("Other Employees and Clients") since the filing of Amendment No. 9 to the Schedule 13D were purchased with personal funds at an aggregate cost of approximately $69,075 (including commissions) and are held in their respective margin accounts, which may from time to time have a debit balance. Since other securities are held in such accounts, it is impracticable to determine the amounts, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 12 - 12/29/88

                 Item 3 is hereby supplemented by the addition of the following:

                 The 2,500 shares purchased by Datapoint since the filing of Amendment No. 11 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $13,500 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 10,300 shares purchased by Regina M. Eden since the filing of Amendment No. 11 to Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $58,250 (including commissions) and are held in her margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 3,000 shares purchased by Jetstar since the filing of Amendment No. 11 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $10,575 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rate vary with applicable rates and account balances.

                 The 3,000 shares purchased by Aile Blanche since the filing of Amendment No. 11 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $10,575 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 38,600 shares purchased by Edelman International were purchased with working capital and other funds at an aggregate cost of approximately $166,425 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 13 - 2/1/89

                 Item 3 is hereby supplemented by the addition of the following:

                 The 1,000 shares purchased by Regina M. Edelman since the filing of Amendment No. 12 to Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $5,625 (including commissions) and are held in her margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 500 shares purchased by Asher B. Edelman since the filing of Amendment No. 12 to Schedule 13D were purchased for his Keogh account with his personal funds at an aggregate cost of approximately $2,812.50 (including commissions).

                 The 48,600 shares purchased by Edelman International since the filing of Amendment No. 12 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $287,410 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 14 - 3/28/89

                 Item 3 is hereby supplemented by the addition of the following:

                 The 17,000 shares purchased by Datapoint since the filing of Amendment No. 13 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $96,472 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 17,100 shares purchased by IT since the filing of Amendment No. 13 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $97,015 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 20,800 shares purchased by Edelman International since the filing of Amendment No. 13 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $113,119 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 15 - 4/20/89

                 Item 3 is hereby supplemented by the addition of the following:

                 The 12,000 shares purchased by Datapoint since the filing of Amendment No. 14 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $72,385 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 11,600 shares purchased by IT since the filing of Amendment No. 14 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $69,975 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 10,000 shares purchased by Edelman International since the filing of Amendment No. 14 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $57,500 and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 20,320 shares purchased by Felicitas since the filing of Amendment No. 14 to Schedule 13D were purchased with partnership funds and other funds at an aggregate cost of approximately $127,000 and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

Item 3 Source and Amount of Funds or Other Consideration - Amendment No. 16 - 12/28/89

                          Item 3 is hereby supplemented by the addition of the
following:

                 Edelman Limited Partnership received a capital contribution from Mr. Edelman of 647,320 shares.

                 Felicitas received a capital contribution of 11,200 shares.

                 The 36,600 shares purchased by Datapoint since the filing of Amendment No. 15 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $179,433 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 37,700 shares purchased by IT since the filing of Amendment No. 15 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $223,323 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 2,200 shares purchased by Edelman International since the filing of Amendment No. 15 to Schedule 13D were purchased with working capital and other funds at an aggregate cost of approximately $6,985 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 900 shares purchased by Aile Blanche since the filing of Amendment No. 15 to Schedule 13D were purchased with partnership funds and other funds at an aggregate cost of approximately $2,863 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 15,100 shares purchased by Jetstar since the filing of Amendment No 15 to Schedule 13D were purchased with partnership funds and other funds at an aggregate cost of approximately $40,178 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 500 shares purchased by Asher B. Edelman since the filing of Amendment No. 15 to Schedule 13D were purchased for his Keogh account with his personal funds at an aggregate cost of approximately $2,900 (including commissions).

                 The 1,900 shares purchased by Regina M. Edelman since the filing of Amendment No. 15 to Schedule 13D were purchased with personal funds and other funds at an aggregate cost of approximately $10,975

Including commissions). Of the 1,900 shares purchased by Regina M. Edelman, 900 shares were purchased for her Keogh account. The remaining 1,000 shares are held in her margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 1,000 shares purchased by Penelope C. Edelman since the filing of Amendment No. 15 to Schedule 13D were purchased for her Keogh account with her personal funds at an aggregate cost of approximately $5,775 (including commissions).

                 The 6,000 shares purchased by the UGMA accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the filing of Amendment No. 15 to the Schedule 13D were purchased with UGMA accounts respective funds at an aggregate cost of approximately $34,575 (including commissions). Since other securities are held in such accounts, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 Raymond French was granted options to purchase shares of the Common Stock of the Company under the 1985 Plan. See Item 6.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 17 - 4/3/90

                 Item 3 is hereby supplemented by the addition of the following:

                 The additional 1,400 shares reported to be owned by Datapoint in this Amendment were purchased with working capital and other funds at an aggregate cost of approximately $8,295 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The additional 1,800 shares reported to be owned by IT in this Amendment were purchased with working capital and other funds at an aggregate cost of approximately $10,268 (including commissions) and are held in its margin account, which account from time to time may have a debit balance.
Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The additional 500 shares reported to be owned by Edelman International in this Amendment were purchased with working capital and other funds at an aggregate cost of approximately $2,588 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The additional 2,500 shares reported to be owned by Aile Blanche in this Amendment were purchased with working capital and other funds at an aggregate cost of approximately $7,938 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The additional 27,800 shares reported to be owned by Jetstar in this Amendment were purchased with working capital and other funds at an aggregate cost of approximately $52,375 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The additional 13,100 shares reported to be owned by Edelman Limited Partnership in this Amendment were purchased with partnership funds and other funds at an aggregate cost of approximately $30,413 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The additional 3,000 shares reported to be owned by the UGMA Accounts were purchased with the respective funds of the UGMA Accounts at an aggregate cost of approximately $7,900 (including commissions).

                 The 9,000 shares reported in this Amendment to be owned by three Uniform Gift to Minors Act accounts (collectively, the "Custodian Accounts") of which Mr. Edelman is custodian, each for the benefit of one of Mr. Edelman's three children, were purchased with the respective funds of the Custodian Accounts at an aggregate cost of approximately $22,575 (including commissions).

                 The additional 14,300 shares reported in this Amendment to be owned by Mr. Michael Schultz were purchased with his personal funds at an aggregate cost of approximately $36,722 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 18 - 6/29/90

                 Item 3 is hereby supplemented by the addition of the following:

                 In connection with the dissolution of Jetstar, Mr. Edelman, as the sole stockholder of Jetstar, received a distribution of 47,900 shares of the Common Stock which he in turn contributed to Edelman Limited Partnership. In addition, the 24,500 shares purchased by Edelman Limited Partnership since the date of the last Amendment were purchased with partnership funds and other funds at an aggregate cost of approximately $52,313 (including commissions) and are held in its margin account, which account from time to time may have a debit balance. Since other securities are held in such account, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

                 The 3,000 shares purchased by Mr. Edelman since the date of the last Amendment were purchased for his Keogh account with his personal funds at an aggregate cost of approximately $5,075 (including commissions).

                 The 15,100 shares purchased by the Custodian Accounts since the date of the last Amendment were purchased with the respective funds of the Custodian Accounts at an aggregate cost of approximately $29,325 (including commissions).

                 The 16,700 shares purchased by Mr. Michael Schultz since the date of the last Amendment were purchased with his personal funds at an aggregate cost of approximately $36,981 (including commissions).

                 The 5,000 shares purchased by the Other Employees and Clients since the date of the last Amendment were purchased with their personal funds at an aggregate cost of approximately $9,795 (including commissions) and are held in their margin accounts, which account from time to time may have a debit balance. Since other securities are held in such accounts, it is impracticable to determine the amount, if any, borrowed with respect to such shares, and interest rates vary with applicable rates and account balances.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 19 - 7/25/90

                 Item 3 is hereby supplemented by the addition of the following:

                 The 121,800 shares purchased by Edelman Limited Partnership since the date of the last Amendment were purchased with partnership funds at an aggregate cost of approximately $197,950 (including commissions).

                 The 8,000 shares purchased by Mr. Edelman since the date of the last Amendment were purchased for his Keogh account with his personal funds at an aggregate cost of approximately $14,275 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 20 - 7/16/90

                 Item 3 is hereby supplemented by the addition of the following:

                 The 20,000 shares purchased by Edelman Limited Partnership since the date of the last Amendment were purchased with partnership funds at an aggregate cost of approximately $32,575 (including commissions).

                 The 24,000 shares purchased by the UGMA Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with their personal funds at an aggregate cost of approximately $36,500 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 21 - 10/11/90

                 Item 3 is hereby supplemented by the addition of the following:

                 The 15,600 shares purchased by the UGMA Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with their personal funds at an aggregate cost of approximately $25,575 (including commissions).

                 The 73,000 shares purchased by the Trusts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with the Trusts' respective funds at an aggregate cost of approximately $108,425 (including commissions).

                 The 2,000 shares purchased by the Other Employees and Clients since the date of the last Amendment were purchased with their personal funds at an aggregate cost of approximately $3,620 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 22 - 12/28/90

                 Item 3 is hereby supplemented by the addition of the following:

                 The 23,300 shares purchased by Mr. Edelman since the date of the last amendment were purchased with the personal funds of his Keogh account at an aggregate cost of approximately $10,375 (including commissions).

                 The 7,100 shares purchased by the Trusts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with the Trusts' respective funds at an aggregate cost of approximately $9,240 (including commissions).

                 The 22,000 shares purchased by the Other Employees and Clients since the date of the last Amendment were purchased with their personal funds at an aggregate cost of approximately $17,350 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 23 - 1/2/91

                 Item 3 is hereby amended by the deletion in its entirety of
Item 3 of Amendment No, 22 and by the addition of the following:

                 The 17,300 shares purchased by Mr. Edelman since the date of the last amendment were purchased with the personal funds of his Keogh account at an aggregate cost of approximately $7,465 (including commissions).

                 The 6,900 shares purchased by the UGMA Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with the respective funds of the UGMA Accounts at an aggregate cost of approximately $3,170 (including commissions).

                 The 7,100 shares purchased by the Trusts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with the Trusts' respective funds at an aggregate cost of approximately $9,240 (including commissions).

                 The 22,000 shares purchased by the Other Employees and Clients since the date of the last Amendment were purchased with their personal funds at an aggregate cost of approximately $17,350 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 24 - 4/11/91.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 7,600 shares purchased by the UGMA Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with the respective funds of the UGMA Accounts at an aggregate cost of approximately $3,582 (including commissions).

Item 3. Source and Amount of Funds or other Consideration - Amendment No. 25 - 10/7/91.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 143,000 shares purchased by Regina M. Edelman since the date of the last Amendment were purchased with her personal funds at an aggregate cost of approximately $54,994 (including commissions, if any).

                 The 443,730 shares purchased by the Trusts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with the Trusts' respective funds at an aggregate cost of approximately $166,399.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 26 - 10/10/91.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 114,550 shares purchased by the Custodian Accounts since the date of the last Amendment were purchased with their respective personal funds at an aggregate cost of approximately $42,956.

                 Penelope C. Edelman received 23,000 shares as a partial liquidating distribution from Plaza in connection with her withdrawal as a limited partner of Plaza.

                 One of the Other Employees and Clients received 11,000 shares as a partial liquidating distribution from Plaza in connection with such person's withdrawal as a limited partner of Plaza.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 27 - 12/6/91.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 43,400 shares purchased by Regina M. Edelman since the date of the last Amendment were purchased with her personal funds at an aggregate cost of approximately $11,000.

                 The 11,000 shares purchased by Penelope C. Edelman since the date of the last Amendment were purchased with her personal funds at an aggregate cost of approximately $4,135.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 28 - 1/14/92.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 5,700 shares purchased by Regina M. Edelman since the date of the last Amendment were purchased with her personal funds at an aggregate cost of $1,515 (including commissions).

                 The 36,000 shares purchased by the UGMA Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with the respective funds of the UGMA Accounts at an aggregate cost of $9,075 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 29 - 5/6/92.

         Item 3 is hereby supplemented by the addition of the following:

                 The 85,000 shares purchased by Edelman Limited Partnership since the date of the last Amendment were purchased with its partnership funds at an aggregate cost of approximately $13,331 (including commissions).

                 Penelope C. Edelman received 1,365 shares as a partial liquidating distribution from Felicitas in connection with her withdrawal as a limited partner of Felicitas.

                 The Trusts received 1,812 shares as partial liquidating distributions from Felicitas in connection with their withdrawal as limited partners of Felicitas.

                 Michael Schultz received 267 shares as a partial liquidating distribution from Felicitas in connection with his withdrawal as a limited partner of Felicitas.

Item 3. Source and Amount of Funds or Other Consideration - Amendment No. 30 - 11/2/93.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 30,000 shares purchased by the Custodian Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with funds of such Custodian Accounts at an aggregate cost of approximately $4,712 (including commissions).

                 The 37,500 shares purchased by Edelman Limited Partnership since the date of the last Amendment were purchased with its partnership funds at an aggregate cost of approximately $1,825 (including commissions).

Item 3. Source and Amount of Funds or Other Consideration- Amendment No. 31 - 9/30/94.

                 Item 3 is hereby supplemented by the addition of the following:

                 The 20,000 shares purchased by the Custodian Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with funds of such Custodian Accounts at an aggregate cost of approximately $11,250 (excluding commissions).

                 The 15,000 shares purchased by Edelman Limited Partnership since the date of the last Amendment were purchased with its partnership funds at an aggregate cost of approximately $9,375 (excluding commissions).

                 The 26,000 shares purchased by the UGMA Accounts for the benefit of the children of Mr. Edelman and Penelope C. Edelman since the date of the last Amendment were purchased with funds of such UGMA Accounts at an aggregate cost of approximately $7050 (excluding commissions).

                 The 3,400 shares purchased by Mildred Ash since the date of the last amendment were purchased with her personal funds at an aggregate cost of $2,958 (excluding commissions).

                 The 3,400 shares purchased by Penelope C. Edelman since the date of the last amendment were purchased with her personal funds at an aggregate cost of $2,958 (excluding commissions).

                               ITEM 4, AS AMENDED

Item 4.  Purpose of Transaction - Initail Filing - 6/1/84.

                 The purpose of the acquisition and holding of shares of the Common Stock by Mr. Edelman and the Partnerships is for investment. Each of the Partnerships and Mr. Edelman intends to review the investment in the Company continuously and may, depending upon various factors including general economic conditions, stock market conditions and future developments affecting the Company, acquire additional shares of the Common Stock in open market or private transactions or may, subject to applicable securities laws, sell any or all of the shares of the Common Stock now owned or hereafter acquired.

Item 4.  Purpose of Transaction  Amendment No. 2 - 8/3/84.

                 Item 4 is hereby supplemented as follows:

                 On August 3, 1984, in connection with the dissolution of Canran, Canran distributed all of its shares of the Common Stock to its partners. As a result of such distribution Canran is no longer to be considered a member of a group for purposes of Section 13(d)(3) of the Act and, therefore, will no longer file a Schedule 13D or amendments thereto with respect to the Common Stock.

Item 4.  Purpose of Transaction - Amendment No. 25 - 10/7/91.

                 Item 4 is hereby supplemented by the addition of the following:

                 Plaza intends to dispose of its remaining shares of Common Stock in privately negotiated transactions and in liquidating distributions to certain of its withdrawing limited partners.

                 Each of the reporting persons intends to review its investment in the Company on a continuing basis and, depending upon various factors, including the Company's business affairs and financial position, the price levels of the shares of the Common Stock, and conditions in the securities markets and general economic and industry conditions, will take such actions with respect to its respective investment in the Company as it deems appropriate in light of the circumstances existing from time to time. Such actions may include the acquisition of additional shares of the Common Stock through open-market and privately negotiated transactions, and may, subject to applicable securities laws, include the sale of some or all of its holdings in the open market or in privately negotiated transactions to one or more purchasers under appropriate circumstances.

                               ITEM 5, AS AMENDED

Item 5.  Interest in Securities of the Issuer - Initial Filing - 6/1/84.

                 (a) As of the date hereof (i) Plaza owns beneficially 743,100 shares of the Common Stock, constituting approximately 16.02% of the 4,639,665 shares outstanding (based upon the number of shares distributed as contained in the Proxy Statement of Canal-Randolph Corporation, dated March 16,
1984); (ii) Arbitrage owns beneficially 362,700 shares of the Common Stock, constituting approximately 7.82% of the shares outstanding; (iii) Canran owns beneficially 221,100 shares of the Common Stock, constituting approximately 4.77% of the shares outstanding; and (iv) Mr. Edelman owns beneficially and directly 3,000 shares of the Common Stock, constituting approximately .06% of the shares outstanding. As sole or controlling general partner of each Partnership, Mr. Edelman also may be deemed to own beneficially the shares owned by each Partnership (which, together with the 3,000 shares owned directly by Mr. Edelman, aggregate to 1,329,900 shares, or approximately 28.66% of the outstanding shares), by reason of the provisions of Rule 13d-3.

                 (b) Arbitrage and Canran have the power to vote and to dispose of the 362,700 shares and 221,100 shares of the Common Stock owned by them, respectively, which power is exercisable by Mr. Edelman as sole general partner. Plaza has the power to vote and dispose of the 743,100 shares of the Common Stock owned by it, which power is exercisable by Mr. Edelman as controlling general partner. Mr. Edelman has the sole power to vote and dispose of the 3,000 shares of the Common Stock directly owned by him.

                 (c) In connection with its implementation of a Plan of Complete Liquidation and Dissolution, Canal-Randolph Corporation distributed to its shareholders all of the outstanding shares of the Company on June 1, 1984. As a result of their stockholdings of record in Canal-Randolph Corporation (i) Plaza received 743,100 shares of the Common Stock on such date, (ii) Arbitrage received 362,700 shares of the Common Stock on such date, (iii) Canran received 221,100 shares of the Common Stock on such date and (iv) Mr. Edelman received 3,000 shares of the Common Stock on such date. No other transactions in the Common Stock have been effected by the Partnerships, Mr. Edelman or any of the other Plaza General Partners during the sixty-day period ending on the date hereof.

                 (d)      Not applicable.

                 (e)      Not applicable.

Item 5.  Interest in Securities of the Issuer. - Amendment No. 1 - 7/1/84

                 Item 5 is hereby supplemented as follows:

                 (a) As sole general partner of Arbitrage, Asco may be deemed to own beneficially the 362,700 shares of the Common Stock owned by Arbitrage. As sole general partner of Canran, and as controlling general partner of Plaza and Asco, Mr. Edelman may also be deemed to own beneficially the shares owned by each of the Partnerships, by reason of the provisions of Rule 13d-3 of the Act. See also paragraph (b) below and Schedule A hereto.

                 (b) Arbitrage has the power to vote and dispose of the 362,7000 shares of the Common Stock owned by it, which power is exercisable by Asco as sole general partner; as controlling general partner of Asco, such power is exercisable by Mr. Edelman. Mr. Edelman has the sole power to vote and dispose of the 100 shares of the Common Stock purchased by him and reported in paragraph (c) below. Penelope C. Edelman has the sole power to vote and dispose of the 100 shares of the Common Stock purchased by her and, as custodian, has the sole power to vote and dispose of the 300 shares of the Common Stock held in the three UGMA accounts for the benefit of Danielle Edelman, Lisa Edelman and Alexandra Edelman, the daughters of Mr. and Mrs. Edelman, all of which shares are reported in paragraph (c) below. AS trustee of the three trusts established for the benefit of Mr. and Mrs. Edelman's daughters, Michael E. Schultz has the power to vote and dispose of the 300 shares of the Common Stock held by such trusts and reported in paragraph (c) below.

                 By virtue of their family relationships and the provisions of Rule 13d-3 under the Act, Mr. Edelman may be deemed to own beneficially the 100 shares of the Common Stock owned by Mrs. Edelman, the 300 shares of the Common Stock in the UGMA accounts for the benefit of his daughters and the 300 shares of the Common Stock placed in trust for the benefit of his daughters. Mr. Edelman hereby expressly disclaims beneficial ownership of such shares in accordance with Rule 13d-4 under the Act.

                 See also Schedule A hereto.

                 (c) On June 1, 1984, the following transactions were effected:

                          (i)  Mr. Edelman purchased 100 shares of the Common
Stock at $7.50 per share, for a total purchase price (including commissions) of $752.82;

                          (ii)  Mrs. Edelman purchased 100 shares of the Common
Stock at $7.50 per share, for a total purchase price (including commissions) of $752.00;

                          (iii)  Each of the three UGMA accounts, one for the
benefit of each of Danielle Edelman, Lisa Edelman and Alexandra Edelman, purchased 100 shares of the Common Stock at $7.50 per share, for a total purchase price to each UGMA account (including commissions) of $752.00 for its 100 share purchase;

                          (iv)  Each of three trusts with Michael E. Schultz as
trustee, one trust for the benefit of Danielle Edelman, one for the benefit of Lisa Edelman, and one for the benefit of Alexandra Edelman, purchased 100 shares of the Common Stock at $7.50 per share, for a total purchase price to each trust (including commissions) of $752.00 for its 100 share purchase; and

                          (v)  Mr. Garfinkel purchased 100 shares of the Common
Stock at $7.50 per share, for a total purchase price (including commissions) of $754.00.

                 Each of the purchases described above took place on the open market. See also Schedule A hereto.

                 (d) As custodian of each of the UGMA accounts, Mrs. Edelman has the power to direct the receipt of dividends or the proceeds from the sale of the Common Stock in each UGMA account. As beneficiaries of the UGMA accounts, each of Danielle, Lisa and Alexandra Edelman is the respective beneficiary of such dividends or proceeds.

                 As the trustee of each of the three trusts described in paragraph (c) above, Michael E. Schultz has the power to direct the receipt of dividends or proceeds from the sale of the Common Stock in each of the three trusts. As beneficiaries of the three trusts, each of Danielle, Lisa and Alexandra Edelman is the respective beneficiary of such dividends or proceeds.

                 See also Schedule A hereto.

                 (e)      No change.

Item 5.  Interest in Securities of the Issuer - Amendment No. 2 - 8/3/84.

                 Item 5 is hereby supplemented as follows:

                 (a) As a consequence of the distribution of shares of the Common Stock by Canran and his purchase of shares on August 8, 1984, both as described in Item 3 supra, Mr. Edelman owns directly 88,900 shares of the Common Stock, constituting approximately 1.9% of the 4,639,665 shares outstanding (based upon the number of shares outstanding reported in the registration on Form 10 by the Company dated May 2, 1984). As controlling general partner of Plaza and Asco Partners (the sole general partner of Arbitrage) Mr. Edelman may also be deemed to own beneficially the shares owned by each Partnership (which, together with the 88,900 shares Mr. Edelman owns directly, aggregate to 1,194,700, or approximately 25.7% of the outstanding shares), by reason of the provisions of Rule 13d-3 of the Act.

                 (b) Mr. Edelman has the power to vote and dispose of the 88,900 shares of the Common Stock owned by him.

                 (c) The table below sets forth the number of shares of the Common Stock purchased by Mr. Edelman since July 6, 1984 (the date of Amendment No. 1 to this Schedule 13D), the dates of such purchases and the purchase price per share. All of such shares were purchased on the open market.

         Date of Transaction                     No. of Shares Purchased                     Price Per Shares
         -------------------                     -----------------------                     ----------------
 August 8, 1984                                                    2,500                               $7.375
 August 8, 1984                                                   37,600                                 7.50


                 (d)      No change.

                 (e)      No change.

Item 5.  Interest in Securities of the Issuer - Amendment No. 3 - 10/24/85.

                 Item 5 is hereby supplemented as follows:

                 (a) As of the date hereof, the Pension Plan owns 97,000 shares of the Common Stock, constituting approximately 2.1% of the 4,655,575 shares outstanding (based upon the quarterly report of the Company on Form 10-Q for the quarter ended July 31, 1985); Datapoint owns 86,800 shares of the Common Stock, constituting approximately 1.9% of the shares outstanding; Plaza owns 936,800 shares of the Common Stock, constituting approximately 20.1% of the shares outstanding; Arbitrage owns 170,000 shares of the Common Stock, constituting approximately 3.7% of the shares outstanding; and Asher B. Edelman owns 113,500 shares of the Common Stock, constituting approximately 2.4% of the shares outstanding.

                 Penelope C. Edelman owns 11,200 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding; the three UGMA accounts own an aggregate of 8,100 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding; and the three trusts own an aggregate of 10,800 shares of the Common Stock,constituting approximately 0.2% of the shares outstanding.

                 As the sole general partner of Arbitrage, Asco may be deemed to own beneficially the shares of the Common Stock owned by Arbitrage. As the controlling general partner of Asco and of Plaza, Mr. Edelman may be deemed to own beneficially the shares owned by Arbitrage and Plaza. Plaza, Arbitrage, Mr. Edelman, Datapoint and the Pension Plan own an aggregate of 1,404,100 shares of the Common Stock, constituting approximately 30.2% of the shares outstanding.

                 (b) Datapoint has the power to vote and dispose of the shares of the Common Stock owned by it, which power is exercised by a Special Investments Committee composed of Mr. Edelman, Raymond French and Edward P. Gistaro. The Pension Plan has the power to vote and dispose of the shares of the Common Stock owned by it, which power is exercised by an investment committee composed of Mr. Edelman, Charles P. Stevenson, Jr., and Mr. Gistaro. Arbitrage has the power to vote and dispose of the shares of the Common Stock owned by it, which power is exercisable by Asco as sole general partner of Arbitrage; as controlling general partner of Asco, such power is exercisable by Mr. Edelman. Plaza has the power to vote and dispose of the shares of the Common Stock owned by it, which owner is exercisable by Mr. Edelman as controlling general partner.

                 Mr. Edelman has the power to vote and dispose of the shares of the Common Stock owned by him. Penelope C. Edelman has the power to vote and dispose of the shares of the Common Stock owned by her and, as custodian, has the power to vote and dispose of the shares of the Common Stock held in the three UGMA accounts. As trustee of the three trusts established for the benefit of Mr. and Mrs. Edelman's daughters, Michael E. Schultz has the power to vote and dispose of the shares of the Common Stock held by such trusts.

                 Mr. Edelman hereby expressly disclaims beneficial ownership of the shares of the Common Stock owned by Mrs. Edelman, the shares of the Common Stock held by the UGMA accounts for the benefit of his daughters and the shares of the Common Stock held by the trusts for the benefit of his daughters.

                 (c) The transactions in the Common Stock effected by the persons named in Item 2(a) of this Schedule 13D, as amended, during the past 60 days are reported in Schedule D hereto. All such transactions took place on the open market.

Item 5.  Interest in Securities of the Issuer - Amendment No. 4 - 11/6/85.

                 Item 5 is hereby supplemented as follows:

                 (a) As of the date hereof, Datapoint owns 100,000 shares of the Common Stock, constituting approximately 2.1% of the 4,655,575 shares outstanding (based upon the quarterly report of the Company on Form 10-Q for the quarter ended July 31, 1985); and the Retirement Plan owns 24,200 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding. Plaza, Arbitrage, Mr. Edelman, Datapoint, the Pension Plan and the Retirement Plan own an aggregate of 1,444,500 shares of the Common Stock, constituting approximately 31.0% of the shares outstanding.

                 (b) The Retirement Plan has the power to vote and dispose of the shares of the Common Stock owned by it, which power is exercised by the Company's Executive Committee.

                 (c) The transactions in the Common Stock effected by Datapoint since the last filing of an amendment to this Schedule 13D are reported in Schedule B hereto. All transactions in the Common Stock effected by the Retirement Plan are reported in Schedule C hereto. All such transactions took place on the open market.

                                   SCHEDULE B

                        Transactions in the Common Stock
                        of United Stockyards Corporation
                            by Datapoint Corporation

  Date of                                           No. of Shares                               Price Per
Transaction                                        Purchased (Sold)                               Share
- - -----------                                        ----------------                             ---------
October 28, 1985                                           10,000                              $8.00
October 29, 1985                                              100                               7.875
October 31, 1985                                            1,300                               7.875
November 1, 1985                                            1,200                               7.875
November 4, 1985                                              100                               7.875

                                   SCHEDULE C

                        Transactions in the Common Stock
                        of United Stockyards Corporation
                      by the United Stockyards Corporation
                                 Retirement Plan

  Date of                                           No. of Shares                               Price Per
Transaction                                        Purchased (Sold)                               Share
- - -----------                                        ----------------                             ---------
May 13, 1985                                               3,000                              $8.875
May 13, 1985                                               6,000                               8.75
May 13, 1985                                               1,000                               8.875
May 16, 1985                                               1,000                               8.75
May 17, 1985                                               1,000                               8.75
May 20, 1985                                               1,000                               8.25
May 20, 1985                                               1,000                               8.00
May 29, 1985                                               1,000                               7.25
May 31, 1985                                               1,000                               6.75
June 3, 1985                                               1,000                               6.875
June 7, 1985                                               1,000                               7.375
June 10, 1985                                              1,000                               7.25
June 17, 1985                                              1,000                               7.75
June 20, 1985                                                600                               7.00
June 24, 1985                                              1,000                               7.00
June 25, 1985                                              1,000                               7.00
June 27, 1985                                                600                               7.25
July 9, 1985                                               1,000                               7.50

Item 5.  Interest in Securities of the Issuer - Amendment No. 5 - 4/21/86.

                 Item 5(a), (b) and (c) are hereby amended as follows:

                 (a) The aggregate percentage of shares of the Common Stock reported owned by each person herein is based upon 5,147,011 shares outstanding, which is the number of shares outstanding as at February 28, 1986, as reported in the Company's quarterly report on Form 10-Q for the quarter ended january 31, 1986, as filed with the Securities and Exchange Commission. Such number of outstanding shares of the Common Stock, and the number of shares reported below, reflects the Dividend.

                 As of the date hereof:

                                  (i)      Plaza owns 1,030,480 shares of the
         Common Stock, constituting approximately 20.0% of the shares outstanding.

                                  (ii)     Arbitrage owns 187,000 shares of the
         Common Stock, constituting approximately 3.6% of the shares outstanding. As investment manager for Datapoint, Arbitrage, by reason of the provisions of Rule 13d-3, may be deemed to own beneficially the 113,300 shares of the Common Stock owned by Datapoint. When such shares are totaled with the shares owned by Arbitrage, they constitute approximately 5.8% of the shares outstanding.

                                  (iii)    Datapoint owns 113,300 shares of the
         Common Stock, constituting approximately 2.2% of the shares outstanding.

                                  (iv)     The Datapoint Plan owns 121,350
         shares of the Common Stock, constituting approximately 2.4% of the shares outstanding.

                                  (v)      The Retirement Plan owns 26,620
         shares of the Common Stock, constituting approximately 0.5% of the shares outstanding.

                                  (vi)     The IT Plan owns 10,000 shares of
         the Common Stock, constituting approximately 0.2% of the shares outstanding.

                                  (vii)    Mr. Edelman owns directly 177,850
         shares of the Common Stock, constituting approximately 3.5% of the shares outstanding. By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 1,488,750 shares owned by the foregoing persons which, when aggregated with the shares owned by Mr. Edelman, total 1,666,600 shares, constituting approximately 32.4% of the shares outstanding.

                                  (viii)   Mr. Rosenblatt owns 10,000 shares of
         the Common Stock, constituting approximately 0.2% of the shares outstanding.

                                  (ix)     Mrs. Edelman owns 25,320 shares of
         the Common Stock, constituting approximately 0.5% of the shares outstanding. In addition, the UGMA Accounts own a total of 2,500 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                                  (x)      The Trusts own a total of 13,980
         shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                 (b)              (i)      Plaza has the sole power to vote and
         dispose of the shares owned by it, which power is exercisable by Mr. Edelman as controlling general partner thereof.

                                  (ii)     Arbitrage has the sole power to vote
         and dispose of the shares owned by it, which power is exercisable by Asco as sole general partner. Arbitrage also shares the power to dispose of the shares owned by Datapoint, as its investment manager. Such power is exercisable by Mr. Edelman as controlling general partner of Asco.

                                  (iii)    Datapoint has the sole power to vote
         and shared power to dispose of the shares owned by it. The power to vote such shares is exercisable by its Chairman of the Board, Mr. Edelman. The power to dispose of such shares is exercisable by Arbitrage as investment manager for Datapoint, which power is exercisable by Mr. Edelman as controlling general partner of Asco (the sole general partner of Arbitrage).

                                  (iv)     The Datapoint Plan has the sole
         power to vote and dispose of the shares owned by it, which power is exercisable by its trustees, Messrs. Edelman, French and Stevenson.

                                  (v)      The Retirement Plan has the sole
         power to vote and dispose of the shares owned by it, which power is exercisable by the Executive Committee of the Company, trustees of the Retirement Plan, consisting of Messrs. Edelman, French and Stevenson.

                                  (vi)     The IT Plan has the sole power to
         vote and dispose of the shares owned by it, which power is exercisable by its trustees, Messrs. Edelman and Stevenson.

                                  (vii)    Mr. Edelman has the sole power to
         vote and dispose of the shares owned directly by him.

                                  (viii)   Mr. Rosenblatt has the sole power to
         vote and dispose of the shares owned directly by him.

                                  (ix)     Mrs. Edelman has the sole power to
         vote and dispose of the shares owned by her and, as custodian, has the sole power to vote and dispose of the shares held in the UGMA Accounts.

                                  (x)      As trustee of the Trusts, Michael E.
         Schultz has the sole power to vote and dispose of the shares held by the Trusts.

                 Mr. Edelman hereby expressly disclaims beneficial ownership of the shares of the Common Stock owned by Mrs. Edelman, the UGMA Accounts and the Trusts.

                 (c) All transactions in the Common Stock effected by the persons referred to in paragraph (a) of Item 2 hereof during the past 60 days are reported in Schedule A hereto. All such transactions took place in the open market.

                                  Schedule A

                  Transactions in the Common Stock of United
                Stockyards Corporation During the Past 60 Days

 Date of                                        No. of Shares                       Price Per
 Transaction                                    Purchased                           Share
 -----------                                    -------------                       ---------
 IT Plan
 -------
 April 21, 1986                                               10,000                            $10.30

 Lief D. Rosenblatt
 ------------------
 April 21, 1986                                               10,000                            $10.30

 Asher B. Edelman
 ----------------
 April 21, 1986                                               44,000                            $10.30

 Penelope C. Edelman
 -------------------
 February 26, 1986                                             3,000                            $ 9.80
 April 21, 1986                                               10,000                            $10.30

 UGMA Accounts
 -------------
 February 26, 1986                                             3,000                            $ 9.80
 April 21, 1986                                                2,500                            $10.30

 Trusts
 --------------
 April 21, 1986                                                1,500                            $10.30


Item 5   Interest in Securities of the Issuer. - Amendment No. 6 - 10/15/86

                 Items 5(a), (b), (c) and (e) are hereby amended as follows:

                 (a) The aggregate percentage of shares of the Common Stock reported owned by each person herein is based upon 4,215,796 shares outstanding, which is the number of shares outstanding as at October 15, 1986. Such number of outstanding shares of the Common Stock reflects the number of shares outstanding as of August 31, 1986, as reported in the Company's
Schedule 13E-4 dated September 4, 1986, less the number of shares of Common Stock exchanged in the Company's exchange offer, as reported in Amendment No. 2 to the Company's Schedule 13E-4 dated October 15, 1986.

                 As of the date hereof:

                          (i) Plaza owns 1,030,480 shares of the Common Stock, constituting approximately 24.4% of the shares outstanding.

                          (ii) Arbitrage owns 187,000 shares of the Common Stock, constituting approximately 4.4% of the shares outstanding.

                          (iii) The Retirement Plan owns 26,620 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (iv) Mr. Edelman owns directly 177,850 shares of the Common Stock, constituting approximately 4.2.% of the shares outstanding. By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 1,244,100 shares owned by the foregoing persons which, when aggregated with the shares owned by Mr. Edelman, total 1,421,950 shares, constituting approximately 33.7% of the shares outstanding.

                          (v) Mr. Rosenblatt, who is a general partner of Plaza and a general partner of Asco, which is the general of Arbitrage, owns 12,000 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (vi) Howard R. Alper & Co., Inc., a corporation controlled by Howard R. Alper who is a general partner of Plaza and a general partner of Asco, which is the general partner of Arbitrage, owns 36,800 shares of the Common Stock, constituting approximately 0.9% of the shares outstanding.

                          (vii) Irving Garfinkel, who is a general partner of Plaza and a general partner of Asco, which is the general partner of Arbitrage, owns 110 shares of the Common Stock constituting less than 0.1% of the shares outstanding.

                          (viii) Gerald N. Agranoff, who is a general partner of Asco, which is the general partner of Arbitrage, owns 1,100 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (ix) Mrs. Edelman owns 15,320 shares of Common Stock, constituting approximately 0.4% of the shares outstanding. In addition, the UGMA Accounts own a total of 11,010 shares of the Common Stock, constituting less than 0.3% of the shares outstanding.***

                          (x) The Trusts own a total of 7,980 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                          (xi) Datapoint, the Datapoint Plan and the IT Plan no longer own any shares of the Common Stock, having exchanged all of their shares for shares of the Company's $1.30 Exchangeable Preferred Stock pursuant to the exchange offer made by the Company to all of the holders of its Common Stock.

                 (b)      (i)     Plaza has the sole power to vote and dispose
of the shares owned by it, which power is exercisable by Mr. Edelman as controlling general partner thereof.

                          (ii) Arbitrage has the sole power to vote and dispose of the shares owned by it, which power in exercisable by Asco as sole general partner. Such power is exercisable by Mr. Edelman as controlling general partner of Asco.

                          (iii) The Retirement Plan has the sole power to vote and dispose of the shares owned by it, which power is exercisable by the Executive Committee of the Company, trustee of the Retirement Plan, consisting of Messrs. Edelman, French and Stevenson.

                          (iv) Mr. Edelman has the sole power to vote and dispose of the shares owned directly by him.

                          (v) Mr. Rosenblatt has the sole power to vote and dispose of the shares owned directly by him.

                          (vi) Howard R. Alper & Co., Inc. has the sole power to vote and dispose of the shares owned directly by it.





- - ----------------------------------

     *** In Amendment No. 5 the UGMA Accounts were erroneously reported as owning 2,500 shares of Common Stock constituting less than 0.1% of the shares outstanding. As of the date of that amendment, the UGMA Accounts actually owned 22,010 shares of Common Stock constituting approximately 0.4% of the shares outstanding.

                          (vii) Mr. Garfinkel has the sole power to vote and dispose of the shares owned directly by him.

                          (viii) Mr. Agranoff has the sole power to vote and dispose of the shares owned directly by him.

                          (ix) Mrs. Edelman has the sole power to vote and dispose of the shares owned by her and, as custodian, has the sole power to vote and dispose of the shares held in the UGMA Accounts.

                          (x) As trustee of the Trusts, Michael E. Schultz has the sole power to vote and dispose of the shares held by the Trusts.

                 Mr. Edelman hereby expressly disclaims beneficial ownership of the shares of the Common Stock owned by Mrs. Edelman, the UGMA Accounts and the Trusts.

                 (c) All transactions in the Common Stock effected by persons covered by this Schedule 13D during the past 60 days are reported in Schedule A hereto. All such transactions involved the exchange of shares of Common Stock for an identical number of shares of the Company's $1.30 Exchangeable Preferred Stock pursuant to the exchange offer made by the Company to all of the holders of its Common Stock.

                                   Schedule A

                   Transactions in the Common Stock of United
                 Stockyards Corporation During the Past 60 Days

 Date of                                            No. of Shares                          Price Per
 Transaction                                        Exchanged                              Share
 -----------                                        -------------                          ---------
 IT Plan
 -------
 October 15, 1986                                                10,000                    $    *

 Penelope C. Edelman
 -------------------
 October 15, 1986                                                10,000                    $    *

 UGMA Accounts
 -------------
 October 15, 1986                                                11,000                    $    *

 Trusts
 ------
 October 15, 1986                                                 6,000                    $    *

 Datapoint
 ---------
 October 15, 1986                                               113,300                    $    *

 Datapoint Plan
 --------------
 October 15, 1986                                               121,350                    $    *


- - -----------------

* Each share of Common Stock was exchanged for one share of the Company's $1.30 Exchangeable Preferred Stock pursuant to the Company's exchange offer.

                 (e)      See Item 2(a).

Item 5.  Interest-in Securities of the Issuer. - Amendment No. 7 - 11/28/86

                 Items 5(a), (b) and (c) are hereby supplemented as follows:

                 (a)      As of the date hereof:

                          (i)     IT owns 94,340 shares of the Common Stock
constituting approximately 2.2% of the shares outstanding.

                          (ii)    Arbitrage owns 187,000 shares of the Common
Stock, constituting approximately 4.4% of the shares outstanding. As investment manager for IT, Arbitrage, by reason of the provisions of Rule 13d-3, may be deemed to own beneficially the 94,340 shares of the Common Stock owned by IT which shares when aggregated with the shares owned by Arbitrage total 281,340 shares constituting approximately 6.7% of the shares outstanding.

                          (iii)   Plaza owns 1,030,480 shares of the Common
Stock, constituting approximately 4.4% of the shares outstanding.

                          (iv)    The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (v)     Mr. Edelman owns directly 177,850 shares of
the Common Stock, constituting approximately 4.2% of the shares outstanding.
In addition, Mr. Edelman holds options on the Common Stock, which options are described in Item 6 hereof. As a result of such options, Mr. Edelman may be deemed to be the beneficial owner of an additional 55,000 shares of Common Stock (constituting approximately 1.3% of the shares outstanding). By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 1,338,440 shares owned by Plaza, and the Retirement Plan which, when aggregated with the shares owned by Mr. Edelman, total 1,571,290 shares (including options on 55,000 shares), constituting approximately 36.8% of the shares outstanding.

                          (vi)    Mr. Rosenblatt, who is a general partner of
Plaza and a general partner of Asco, which is the general partner of Arbitrage, owns 12,000 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (vii)   Howard R. Alper & Co., Inc., a corporation
controlled by Howard R. Alper who is a general partner of Plaza and a general partner of Asco, which is the general partner of Arbitrage, owns 36,800 shares of the Common Stock, constituting approximately 0.9% of the shares outstanding.

                          (viii)  Irving Garfinkel, who is a general partner of
Plaza and a general partner of Asco, which is the general partner of Arbitrage, owns 110 shares of the Common Stock constituting less than 0.1% of the shares outstanding.

                          (ix)    Gerald N. Agranoff, who is a general partner
of Asco, which is the general partner of Arbitrage, owns 1,100 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (x)     Mrs. Edelman owns 15,320 shares of the Common
Stock, constituting approximately 0.4% of the shares outstanding. In addition, the UGMA Accounts own a total of 11,010 shares of the Common Stock, constituting less than 0.3% of the shares outstanding.

                          (xi)    The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding.

                          (xii)   Mr. Lehman owns 660 shares of the Common
Stock, constituting less than 0.1% of the shares outstanding. In addition, Mr. Lehman holds options on the Common Stock, which options are described in Item 6 hereof. As a result of his ownership of such options, Mr. Lehman may be deemed to be the beneficial owner of an additional 22,000 shares of Common Stock (constituting approximately 0.5% of the shares outstanding).

                          (xiii)  Mr. Schultz owns 2,000 shares of the Common
Stock, constituting less than 0.1% of the shares outstanding. In addition, Mr. Schultz holds options on the Common Stock, which options are described in Item 6 hereof. As a result of his ownership of such options, Mr. Schultz may be deemed to be the beneficial owner of an additional 22,000 shares of Common Stock (constituting approximately 0.5% of the shares outstanding).

                          (xiv)   Mr. Stevenson owns 12,870 shares of the
Common Stock constituting approximately 0.3% of the shares outstanding. In addition, Mr. Stevenson holds options on the Common Stock, which options are described in Item 6 hereof. As a result of his ownership of such options, Mr. Stevenson may be deemed to be the beneficial owner of an additional 27,500 shares of Common Stock (constituting approximately 0.6% of the shares outstanding). By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 446,940 shares owned by Capcor which, when aggregated with the shares owned by Mr. Stevenson, total 487,310 shares (including options on 27,500 shares), constituting approximately 11.5% of the shares outstanding.

                          (xv)    Mr. Mandigo holds options on the Common
Stock, which options are described in Item 6 hereof. As a result of his ownership of such options, Mr. Mandigo may be deemed to be the beneficial owner of 22,000 shares of Common Stock (constituting approximately 0.5% of the shares outstanding).

                 (b)      (i)     Arbitrage shares the power to dispose of the
shares owned by IT as its investment manager. Such power is exercisable by Mr. Edelman as controlling general partner of Asco (the sole general partner of Arbitrage).

                          (ii)    IT has the sole power to vote and shared
power to dispose of the shares owned by it. The power to vote such shares is exercisable by its Chairman of the Board, Mr. Edelman. The power to dispose of such shares is exercisable by Arbitrage as investment manager for IT, which power is exercisable by Mr. Edelman as controlling general partner of Asco.

                          (iii)   Plaza has the sole power to vote and dispose
of the shares owned by it, which power is exercisable by Mr. Edelman as controlling general partner thereof.

                          (iv)    The Retirement Plan has the sole power to
vote and dispose of the shares owned by it, which power is exercisable by the Executive Committee of the Company, trustee of the Retirement Plan, consisting of Messrs. Edelman, French and Stevenson.

                          (v)     Mr. Edelman has the sole power to vote and
dispose of the shares owned directly by him.

                          (vi)    Mr. Rosenblatt has the sole power to vote and
dispose of the shares owned directly by him.

                          (vii)   Howard R. Alper & Co., Inc. has the sole
power to vote and dispose of the shares owned directly by it.

                          (viii)  Mr. Garfinkel has the sole power to vote and
dispose of the shares owned directly by him.

                          (ix)    Mr. Agranoff has the sole power to vote and
dispose of the shares owned directly by him.

                          (x)     Mrs. Edelman has the sole power to vote and
dispose of the shares owned by her and, as custodian, has the sole power to vote and dispose of the shares held in the UGMA Accounts.

                          (xi)    As trustee of the Trusts, Michael E. Schultz
has the sole power to vote and dispose of the shares held by the Trusts.

                          (xii)   Mr. Lehman has the sole power to vote and to
dispose of the shares owned by him.

                          (xiii)  Mr. Schultz has the sole power to vote and to
dispose of the shares owned by him.

                          (xiv)   Mr. Stevenson has the sole power to vote and
to dispose of the shares owned by him. Capcor has the sole power to vote and to dispose of the shares owned by it. Such power is exercisable by its sole director and President, Mr. Stevenson.

                          (xv)    Mr. Mandigo has the sole power to vote and to
dispose of the shares owned by him.

                 Mr Edelman hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by Mrs. Edelman, the UGMA Accounts and the Trusts.

                 (c) Transactions in the Common Stock during the past 60 days by IT are described in Schedule B hereto. Transactions in the Common Stock during the past 60 days by Messrs. Lehman and Mandigo are described in Schedule C hereto.

                                   Schedule B

                 Transactions in Common Stock - Intelogic Trace

                                     No. of                                  Price
Date of                           Shares Purchased                            Per
Transaction                            (Sold)                                Share
- - -----------                       ----------------                           -----
11/04/86                                      500                            $8.75

11/11/86                                      400                            $8.375

11/12/86                                      600                            $8.625

11/14/86                                   11,900                            $8.75

11/17/86                                    6,500                            $8.75

11/24/86                                    3,500                            $8.25

11/25/86                                   10,000                            $8.25

11/28/86                                      500                            $7.75
                                           32,800                            $7.875
                                            3,500                            $7.875
                                              800                            $8.00
                                            5,700                            $7.875
                                            1,200                            $8.00

12/02/86                                      100                            $7.75
                                           10,000                            $7.75
                                            3,840                            $7.75

12/03/86                                    2,500                            $7.75

               Net Total Cost (Including Commissions) = $761,527

                                   Schedule C

                Transactions in the Common Stock - Other Persons

                                       No. of                                Price
Date of                           Shares Purchased                            Per
Transaction                            (Sold)                                Share
- - -----------                       ----------------                           -----
Burton Lehman                         (2,200)                                $ *
- - -------------
  10/15/86

Clark R. Mandigo                      (2,000)                                $ *
- - ----------------
  10/15/86

- - ------------------------

* Each share of Common Stock was exchanged for one share of the Company's $1.30 Exchangeable Preferred Stock pursuant to the Company's exchange offer.

Item 5.  Interest in Securities of the Issuer - Amendment No. 8 - 12/29/86.

                 Items 5(a), (b) and (c) are hereby supplemented as follows:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,231,598 shares outstanding, which is the number of shares outstanding as at October 31, 1986, as reported in the Company's quarterly report on Form 10-Q for the quarter ended October 31, 1986, as filed with the Securities and Exchange Commission.

                 As of the date hereof:

                          (i)     Arbitrage owns 147,000 shares of the Common
Stock, constituting approximately 3.5% of the shares outstanding. As investment manager for each of Datapoint and IT, Arbitrage, by reason of the provisions of Rule 13d-3, may be deemed to own beneficially the 40,000 and 121,440 shares of the Common Stock owned by Datapoint and IT, respectively, which, when aggregated with the shares owned by Arbitrage, total 308,440 shares, constituting approximately 7.3% of the shares outstanding.

                          (ii)    Plaza owns 1,030,480 shares of the Common
Stock, constituting approximately 24.4% of the shares outstanding.

                          (iii)   Datapoint owns 40,000 shares of the Common
Stock, constituting approximately 0.9% of the shares outstanding.

                          (iv)    IT owns 121,440 shares of the Common Stock,
constituting approximately 2.9% of the shares outstanding.

                          (v)     Mr. Edelman owns directly 177,850 shares of
the Common Stock and holds options on 55,000 shares of the Common Stock, totaling 232,850 shares of the Common Stock. Such shares constitute approximately 5.4% of the shares outstanding, based upon 4,286,598 shares which would be outstanding upon the exercise of such options. By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 1,336,920 shares owned by Arbitrage, Plaza, IT and Datapoint which, when aggregated with the shares owned by Mr. Edelman, total 1,571,770 shares (including options on 55,000 shares), constituting approximately 36.6% of the shares outstanding (based upon 4,286,598 shares which would be outstanding upon the exercise of such options).

                          (vi)    The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (vii)   Mr. Rosenblatt, who is a general partner of
Plaza and a general partner of Asco Partners (the general partner of Arbitrage), owns 12,000 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (viii)  Howard R. Alper & Co., Inc., a corporation
controlled by Howard R. Alper, who is a general partner of Plaza and a general partner of Asco Partners, owns 36,800 shares of the Common Stock, constituting approximately 0.9% of the shares outstanding.

                          (ix)    Irving Garfinkel, who is a general partner of
Plaza and a general partner of Asco Partners, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (x)     Gerald N. Agranoff, who is a general partner
of Asco Partners, owns 1,100 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xi)    Mrs. Edelman owns 15,320 shares of the Common
Stock, constituting approximately 0.4% of the shares outstanding. In addition, the UGMA Accounts own a total of 11,010 shares of the Common Stock, constituting less than 0.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xii)   The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xiii)  Mr. Lehman owns directly 660 shares of the
Common Stock and holds options on 22,000 shares of the Common Stock, totaling 22,600 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding (based upon 4,253,598 shares which would be outstanding upon the exercise of such options).

                          (xiv)   Mr. Schultz owns directly 2,000 shares of the
Common Stock, and holds options on 22,000 shares of the Common Stock totaling 24,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,253,598 shares which would be outstanding upon the exercise of such options).

                          (xv)    Mr. Stevenson owns directly 12,870 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 40,370 shares of the Common Stock. Such shares constitute approximately 0.9% of the shares outstanding (based upon 4,259,098 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 446,940 shares owned by Capcor which, when aggregated with the shares owned by Mr. Stevenson, total 487,310 shares (including options on 27,500 shares), constituting approximately 10.4% of the shares outstanding (based upon 4,259,098 shares which would be outstanding upon the exercise of such options).

                          (xvi)   Mr. Mandigo holds options on 22,000 shares of
the Common Stock, constituting approximately 0.5% of the shares outstanding (based upon 4,253,598 shares which would be outstanding upon the exercise of such options).

                 (b) Transactions in the Common Stock during the past 60 days by each of the persons referred to in paragraph (a) of Item 2 are described in Schedule A hereto.

                                   Schedule A

       Transactions in the Common Stock of United Stockyards Corporation

                                                            No. of                          Price
 Date of                                               Shares Purchased                      Per
 Transaction                                                (Sold)                          Share
 -----------                                                ------                          -----
 Intelogic Trace, Inc.
 ---------------------
 December 4, 1986                                                       2,500                           $7.75

 December 22, 1986                                                      1,100                           $8.00

 December 26, 1986                                                        500                          $8.125

 December 26, 1986                                                      1,000                           $8.00

 December 26, 1986                                                        400                           $8.00

 December 29, 1986                                                      2,000                          $7.875

 December 29, 1986                                                      1,000                           $8.00

 December 30, 1986                                                      4,700                           $8.00

 December 30, 1986                                                        300                          $7.875

 December 30, 1986                                                      1,000                           $7.75

 December 31, 1986                                                      3,000                           $7.75

 December 31, 1986                                                      1,500                          $7.875

 December 31, 1986                                                        600                           $8.00

 December 31, 1986                                                      5,000                          $8.125

 December 31, 1986                                                      1,000                          $8.125

 December 31, 1986                                                      1,000                           $8.25

 December 31, 1986                                                        500                           $8.00

          Net Total Cost (Including Commissions):                                                 $217,117.50

Arbitrage Securities Company
- - ----------------------------

December 23, 1986                                    (40,000)                        $8.00

Datapoint Corporation
- - ---------------------

December 23, 1986                                    40,000                          $8.00

         Net Total Cost (Including Commissions):     $322,000.00

Item 5.  Interest in Securities of the Issuer. - Amendment No. 9 - 1/21/87

                 Items 5(a), (b) and (c) are hereby supplemented as follows:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,231,598 shares outstanding, which is the number of shares outstanding as at October 31, 1986, as reported in the Company's quarterly report on Form 10-Q for the quarter ended October 31, 1986, as filed with the Securities and Exchange Commission.

                 As of the date hereof:

                                  (i)      As investment manager for each of
Datapoint and IT, Arbitrage, by reason of the provisions of Rule 13d-3 may be deemed to own beneficially the 99,500 and 165,440 shares of the Common Stock owned by Datapoint and IT respectively, constituting approximately 6.3% of the shares outstanding.

                                  (ii)     Plaza owns 1,030,480 shares of the
Common Stock, constituting approximately 24.4% of the shares outstanding.

                                  (iii)    Datapoint owns 99,500 shares of the
Common Stock, constituting approximately 2.4% of the shares outstanding.

                                  (iv)     IT owns 165,440 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                                  (v)      Mr. Edelman owns directly 324,850
shares of the Common Stock and holds options on 55,000 shares of the Common Stock, totaling 379,850 shares of the Common Stock. Such shares constitute approximately 8.9% of the shares out. standing, based upon 4,286,598 shares which would be outstanding upon the exercise of such options. By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 1,295,420 shares owned by Plaza, IT and Datapoint which, when aggregated with the shares owned by Mr. Edelman, total 1,675,270 shares (including options on 55,000 shares), constituting approximately 39.1% of the shares outstanding based upon 4,286,598 shares which would be outstanding upon the exercise of such options.

                                  (vi)     The Retirement Plan owns 26,620
shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                                  (vii)    The Datapoint Plan owns 2,500 shares
of the Common Stock constituting less than 0.1% of the shares outstanding.

                                  (viii)   The IT Plan owns 2,000 shares of the
Common Stock constituting less than 0.1% of the shares outstanding.

                                  (ix)     Mr. Rosenblatt, who is a general
partner of Plaza and a general partner of Asco Partners (the general partner of Arbitrage), owns 12,000 shares of the Common Stock, constituting approximately O.3% of the shares outstanding.

                                  (x)      Howard R. Alper & Co., Inc., a
corporation controlled by Howard R. Alper, who is a general partner of Plaza and a general partner of Asco Partners, owns 36,800 shares of the Common Stock, constituting approximately 0.9% of the shares outstanding.

                                  (xi)     Irving Garfinkel, who is a general
partner of Plaza and a general partner of Asco Partners owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                                  (xii)    Gerald N. Agranoff, who is a general
partner of Plaza and a general partner of Asco Partners, owns 1,100 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                                  (xiii)   Mrs. Edelman owns 20,320 shares of
the Common Stock, constituting approximately 0.5% of the shares outstanding. In addition, the UGMA Accounts own a total of 11,010 shares of the Common Stock, constituting less than 0.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                                  (xiv)    The Trusts own a total of 7,900
shares of the Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                                  (xv)     Mr. Lehman, who is a director of IT,
owns directly 660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 22,600 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding (based upon 4,253,598 shares which would be outstanding upon the exercise of such options).

                                  (xvi)    Mr. Schultz, who is a director of
IT, owns directly 2,000 shares of the Common Stock, and holds options on 22,000 shares of the Common Stock totaling 24,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,253,598 shares which would be outstanding upon the exercise of such options).

                                  (xvii)   Mr. Stevenson, who is a director of
Datapoint and IT, owns directly 12,870 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 40,370 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding (based upon 4,253,598 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 446,940 shares owned by Capcor which, when aggregated with the shares owned by Mr. Stevenson, total 487,310 shares (including options on 27,500 shares), constituting approximately 10.4% of the shares outstanding (based upon 4,259,098 shares which would be outstanding upon the exercise of such options).

                                  (xviii)  Mr. Mandigo, who is a director of
Datapoint and IT, holds options on 22,000 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding (based upon 4,253,598 shares which would be outstanding upon the exercise of such options).

                          (b)     (i)      Arbitrage shares the power to
dispose of the shares owned by Datapoint and IT as their investment manager. Such power is exercisable by Mr. Edelman as controlling general partner of Asco Partners (the sole general partner of Arbitrage).

                                  (ii)     IT has the sole power to vote and
shared power to dispose of the shares owned by it. The power to vote such shares is exercisable by its Chairman of the Board, Mr. Edelman. The power to dispose of such shares is exercisable by Arbitrage as investment manager for IT, which power is exercisable by Mr. Edelman as controlling general partner of Asco Partners.

                                  (iii)    Plaza has the sole power to vote and
dispose of the shares owned by it, which power is exercisable by Mr. Edelman as controlling general partner thereof.

                                  (iv)     Datapoint has the sole power to vote
and to dispose of the shares owned by it. The power to vote such shares is exercisable by its Chairman of the Board, Mr. Edelman. The power to dispose of such shares is exercisable by Arbitrage as investment manager for Datapoint, which power is exercisable by Mr. Edelman as controlling general partner of Asco Partners.

                                  (v)      The Retirement Plan has the sole
power to vote and dispose of the shares owned by it, which power is exercisable by the Executive Committee of the Company, trustee of the Retirement Plan, consisting of Messrs. Edelman, French and Stevenson.

                                  (vi)     The Datapoint Plan has the sole
power to vote and dispose of the shares owned by it, which power is exercisable by its trustees, Messrs. Edelman, French and Stevenson.

                                  (vii)    The IT Plan has the sole power to
vote and dispose of the shares owned by it, which power is exercisable by its trustees, Messrs. Edelman and Stevenson.

                                  (viii)   Mr. Edelman has the sole power to
vote and dispose of the shares owned directly by him.

                                  (ix)     Mr. Rosenblatt has the sole power to
vote and dispose of the shares owned directly by him.

                                  (x)      Howard R. Alper & Co., Inc. has the
sole power to vote and dispose of the shares owned directly by it.

                                  (xi)     Mr. Garfinkel has the sole power to
vote and dispose of the shares owned directly by him.

                                  (xii)    Mr. Agranoff has the sole power to
vote and dispose of the shares owned directly by him.

                                  (xiii)   Mrs. Edelman has the sole power to
vote and dispose of the shares owned by her and, as custodian, has the sole power to vote and dispose of the shares held in the UGMA Accounts.

                                  (xiv)    As trustee of the Trusts, Michael E.
Schultz has the sole power to vote and dispose of the shares held by the Trusts.

                                  (xv)     Mr. Lehman has the sole power to
vote and to dispose of the shares owned by him.

                                  (xvi)    Schultz has the sole power to vote
and to dispose of the shares owned by him.

                                  (xvii)   Mr. Stevenson has the sole power to
vote and to dispose of the shares owned by him. Capcor as the sole power to vote and to dispose of the shares owned by it. Such power is exercisable by its sole director and President, Mr. Stevenson.

                                  (xviii)  Mr. Mandigo has the sole power to
vote and to dispose of the shares owned by him.

                 Mr. Edelman hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by Mrs. Edelman, the UGMA Accounts and the Trusts.

                 (c) Transactions in the Common Stock during the past 60 days by Datapoint, IT, the Datapoint Plan, the IT Plan, Penelope Edelman, Arbitrage and Mr. Edelman are described in Schedule A hereto.

                                   Schedule A

Transactions in the Common Stock of United Stockyards Corporation

                                                       No. of                      Price
Date of                                           Shares Purchased                 Per
Transaction                                            (Sold)                      Share
- - -----------                                       ----------------                 -----
Intelogic Trace, Inc.
- - ---------------------
January 21, 1987                                          500                     $7.875
                                                          500                     $8.25
                                                        7,000                     $7.625
                                                       36,000                     $7.625

      Net Total Cost (Including Commissions):                                     $338,137.50

Datapoint Corporation
- - ---------------------
January 21, 1987                                        4,500                     $7.625
                                                          500                     $8.00
                                                          500                     $8.125
                                                       54,000                     $7.625
      Net Total Cost (Including Commissions):                                     $456,912.50

Datapoint Corporation Retirement Income Plan
- - --------------------------------------------
January 21, 1987                                        2,500                     $7.625
      Net Total Cost (Including Commissions):                                     $19,187.50

Intelogic Trace, Inc. Retirement Income Plan
- - --------------------------------------------
January 21, 1987                                        2,000                     $7.625
      Net Total Cost (Including Commissions):                                     $15,350.00

Penelope C. Edelman
- - -------------------
January 21, 1987                                        5,000                     $7.625
      Net Total Cost (Including Commissions):                                     $38,375.00

Arbitrage Securities Company
- - ----------------------------
January 20, 1987                                    (147,000)                     ****

Asher B. Edelman
- - ----------------
January 20, 1987                                                                                147,000

Item 5.  Interest in Securities of the Issuer - Amendment No. 10 - 12/11/87.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,271,335 shares outstanding, which is the number of shares outstanding as at August 31, 1987, as reported in the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1987, as filed with Securities and Exchange Commission.

                 As of the date hereof:

                          (i)       Arbitrage owns no shares of Common Stock
directly. As investment manager for each of Datapoint and IT, Arbitage, by reason of provisions of rule 13d-3, may be deemed to own beneficially the 99,600 and 166,240 shares of the Common Stock owned by Datapoint and IT, respectively, constituting approximately 6.2% of the shares outstanding.

                          (ii)      Plaza owns 1,031,480 shares of the Common
Stock, constituting approximately 24.1% of the shares outstanding.

                          (iii)     Datapoint owns 99,600 shares of the Common
Stock, constituting approximately 2.3% of the shares outstanding.

                          (iv)      IT owns 166,240 shares of the Common Stock,
constituting approximately 3.9% of the shares outstanding.

                          (v)       Jetstar owns 2,000 shares of the Common
Stock, constituting less than 0.1% of the shares outstanding.

                          (vi)      Aile Blanche owns 2,000 shares of the
Common Stock, constituting less than 0.1% of the shares outstanding.

                          (vii)     Regina M. Edelman owns 11,750 shares of the
Common Stock constituting approximately 0.3% of the shares outstanding.





- - ----------------------------------

**** Partial liquidating distribution of shares by Arbitrage Securities Company to its general partner Asco Partners which was distributed by Asco Partners to its controlling general partner Asher B. Edelman.

                          (viii)    Mr. Edelman owns directly 653,420 shares of
the Common Stock, and holds options on 55,000 shares of the Common Stock, totaling 708,420 shares of the Common Stock. Such shares constitute 26.4% of the share outstanding, based upon 4,326,335 shares which would be outstanding upon the exercise of such options. By reason of the provisions of Rule 13d-3, he may be deemed to own beneficially the 1,313,070 shares owned by Plaza, IT, Datapoint, Jetstar, Aile Blanche and Regina M. Edelman which, when aggregated with the shares owned by Mr. Edelman, total 2,021,490 shares (including options on 55,000), constituting approximately 46.4% of the shares outstanding based upon 4,326,335 shares with would be outstanding upon the exercise of such options.

                          (ix)      The Retirement Plan owns 26,620 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (x)       The Datapoint Plan owns 2,500 shares of the
Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xi)      The IT Plan owns 2,000 shares of the Common
Stock, constituting less than 0.1% of the shares outstanding.

                          (xii)     Mr. Rosenblatt, who is a general partner of
the Plaza and a general partner of ASCO Partners (the general partner of Arbitrage), owns 12,000 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (xiii)    Howard R. Alper & Co., Inc., a corporation
controlled by Howard R. Alper, who is a general partner of Plaza and a general partner of ASCO Partners, owns 36,800 shares of the Common Stock, constituting approximately 0.9% of the shares outstanding.

                          (xiv)     Irving Garfinkel, who is a general partner
of Plaza and a general partner of ASCO Partners, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xv)      Gerald N. Agranoff, who is a general
partner of Plaza and a general partner of ASCO Partners, owns 11,100 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (xvi)     Penelope C. Edelman owns 21,320 shares of
the Common Stock, constituting approximately 0.5% of the shares outstanding. In addition, the UGMA Accounts own a total of 14,010 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvii)    The Trusts own 7,980 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xviii)   Mr. Lehman, who is a director of IT, owns
directly 2,660 shares of the Common Stock and hold options on 22,000 shares of the Common Stock, totalling 24,560 shares of the Common Stock. Such shares constituting approximately 0.6% of the shares outstanding (based upon 4,293,335 shares which would be outstanding upon the exercise of such options).

                          (xix)     Mr. Schultz, who is a director of IT, owns
directly 7,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock totaling 29,000 shares of the Common Stock. Such shares constitute approximately 0.7% of the shares outstanding (based upon 4,293,335 shares which would be outstanding upon the exercise of such options).

                          (xx)      Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 3,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,293,335 shares which would be outstanding upon the exercise of such options).

                          (xxi)     Mr. Potter, who is Chief Executive Officer,
President, and a director of Datapoint, owns directly 4,000 shares of the Common Stock. Such shares constitute approximately 0.1% of the shares outstanding.

                          (xxii)    Mr. French, who is a director of Datapoint,
owns directly 20,000 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding.

                          (xxiii)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 20,000 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding.

                          (xxiv)    The defined benefit plan for Mr. Kail, who
is a director of both IT and Datapoint, owns 1,000 shares of the Common Stock. Such shares constitute less than 0.1% of the shares outstanding.

                          (xxv)     The Other Employees and Clients own 11,500
shares of the Common Stock. Such shares constitute approximately 0.3% of the shares outstanding.

                 Item 5(b) is hereby supplemented by the addition of the following:

                          (i)       Jetstar has the sole power to vote and
dispose of the shares owned by it, which power is exerciseable by Mr. Edelman as its president.

                          (ii)      Aile Blanche has the sole power to vote and
dispose of the shares owned by it, which power is exercisable by Mr. Edelman as its president.

                          (iii)     Mr. French has the sole power to vote and
dispose of the shares owned by him.

                          (iv)      Mr. Kail has the sole power to vote and
dispose of the shares owned by his defined benefit plan.


                          (v)       Regina M. Edelman has the sole power to
vote and dispose of the shares owned by her.

                          (vi)      Mr. Sutherland has the sole power to vote
and dispose of the shares owned by him.

                          (vii)     Mr. Potter has the sole power to vote and
dispose of the shares owned by him.

                          (viii)    The Retirement Plan has the sole power to
vote and dispose of the shares owned by it, which power is exercisable by the Executive Committee of the company and the trustee of Retirement Plan, respectively, consisting of Messrs. Edelman, French and Kail.

                          (ix)      The Datapoint Plan has the sole power to
vote and dispose of the shares owned by it, which power is exerciseable by its trustees, Messrs. Edelman and French.

                          (x)       The IT Plan has the sole power to vote and
dispose of the shares owned by it, which power is exerciseable by its trustee, Mr. Edelman.

                          (xi)      Each of the Other Employees and Clients has
the sole power to vote and dispose of the shares owned by him or her.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) Transactions in the Common Stock during the past 60 days by Asher B. Edelman, Robert Potter, Raymond French, Gerald Agranoff, Clark Mandigo, Michael Schultz, Dwight Sutherland, the defined benefit plan for Dan Kail, Burton Lehman, and The Other Employees and Clients are described in

Schedule E hereto. All transactions were open market transactions except those which are indicated by an asterisk on Schedule E hereto.

                                   SCHEDULE E

                 Date of                                      Number of Shares                        Price
                 Transaction                                  Purchased (Sold)                        Per Share
                 -----------                                  ----------------                        ---------
                 Asher B. Edelman
                 ----------------
                 10/19/87                                                    8,500                    $11.000
                 10/19/87                                                      500                    $10.750
                 10/19/87                                                      500                    $10.500
                 10/19/87                                                      300                    $10.250
                 10/19/87                                                      200                    $10.000
                 10/20/87                                                      100                     $8.375
                 12/11/87                                                  294,970                     $6.000

                 Plaza Securities Company
                 ------------------------
                 10/23/87                                                    1,000                     $8.750


Item 5.  Interest in the Securities of the Issuer. - Amendment No. 11 -
         12/16/87

                 Item 5(c) is hereby corrected and restated to read in its entirety as follows:

                 (c) Transactions in the Common Stock during the past 60 days by Asher B. Edelman, Plaza Securities Company, Robert Potter, Raymond French, Gerald Agranoff, Clark Mandigo, Michael Schultz, Dwight Sutherland, the defined benefit plan for Daniel Kail, Burton Lehman and the Other Employees and Clients are described in Schedule E hereto. All transactions were open market transactions.

                                   SCHEDULE E

            Transactions in the Common Stock during the past 60 days


                                                     Number of
                                                     Shares
                    Date of                          Purchased                     Price Per
                    Transaction                      (Sold)                        Share
                    -----------------------------------------------------------------------------
  Asher B. Edelman
  ----------------
                    10/19/87                                 8,500                       $11.00
                    10/19/87                                   500                       $10.75

                    10/19/87                                   500                       $10.50
                    10/19/87                                   300                       $10.25
                    10/19/87                                   200                       $10.00

                    10/20/87                                   100                        $8.375
                    12/11/87                               294,970                        $6.00
  Plaza Securities Company
  ------------------------

                    10/23/87                                 1,000                        $6.00
  Robert Potter
  -------------
                    12/11/87                                 4,000                        $6.00

                                                     Number of
                                                     Shares
                    Date of                          Purchased                     Price Per
                    Transaction                      (Sold)                        Share
                    --------------------------------------------------------------------------------
  Raymond French
  --------------

                    12/11/87                                20,000                        $6.00
  Gerald Agranoff
  ---------------
                    12/11/87                                10,000                        $6.00

  Clark Mandigo
  -------------
                    12/11/87                                 3,000                        $6.00
  Michael Schultz
  ---------------
                    12/11/87                                 5,000                        $6.00

  Dwight Sutherland
  -----------------
                    12/11/87                                20,000                        $6.00
  Defined Benefit Plan for Daniel Kail
  ------------------------------------

                    12/11/87                                 1,000                        $6.00
  Burton Lehman
  -------------
                    12/11/87                                 2,000                        $6.00

  Other Employees and Clients of Arbitrage Securities Co.
  -------------------------------------------------------
                    12/11/87                                11,500                        $6.00


Item 5.  Interest in the Securities of the Issuer - Amendment No. 12 - 12/29/88

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,318,580 shares outstanding, which is the number of shares outstanding at August 31, 1988, as reported in the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1988, as filed with the Securities and Exchange Commission.

                 As of the date hereof:

                          (i)     Plaza owns 1,031,480 shares of Common Stock
constituting approximately 23.9% of the shares outstanding.

                          (ii)    Edelman Management owns no shares of the
Common Stock. As investment manager for Datapoint, IT and Edelman International, Edelman Management may be deemed, by the provisions of Rule 13d-3, to be beneficial owner of the 102,100, 166,240 and 38,600 shares owned by Datapoint, IT and Edelman International, respectively, which constitute approximately 7.1% of the shares outstanding.

                          (iii)   Mr. Edelman owns directly 650,320 shares of
Common Stock and holds options on 55,000 shares of the Common Stock, totaling 705,320 shares of the Common Stock. Such shares constitute approximately 16.1% of the shares outstanding, based upon 4,373,580 shares which would be outstanding upon the exercise of such options. By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the 1,332,256 shares owned by Plaza, Datapoint, IT, Jetstar, Aile Blanche, Regina M. Edelman and Edelman International which, when aggregated with the shares owned by Mr. Edelman, total 2,037,576 shares (including options on 55,000 shares), constituting approximately 46.6% of the shares outstanding based upon 4,373,580 shares which should be outstanding upon the exercise of such options.

                          (iv)    Datapoint owns 102,101 shares of Common Stock
constituting approximately 2.4% of the shares outstanding.

                          (v)     IT owns 166,240 shares of Common Stock
constituting approximately 3.8% of the shares outstanding.

                          (vi)    Regina M. Edelman owns 22,050 shares of the
Common Stock constituting approximately 0.5% of the shares outstanding.

                          (vii)   Jetstar owns 5000 shares of the Common Stock
constituting approximately 0.1% of the shares outstanding.

                          (viii)  Aile Blanche owns 5000 shares of the Common
Stock constituting approximately 0.1% of the shares outstanding.

                          (ix)    Edelman International owns 38,600 shares of
the Common Stock constituting approximately 0.9% of the shares outstanding.

                          (x)     The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xi)    The Datapoint Plan owns 2,500 shares of the
Common Stock constituting less than 0.1% of the shares outstanding.

                          (xii)   The IT Plan owns 14,628 shares of the Common
Stock constituting approximately less than 0.3% of the shares outstanding.

                          (xiii)  Howard R. Alper & Co., Inc., a corporation
controlled by Howard R. Alper, who is a general partner of Plaza, owns 22,700 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding.

                          (xiv)   Irving Garfinkel, who is a general partner of
Plaza and an Executive Officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xv)    Gerald N. Agranoff, who is a general partner
of Plaza and an Executive Officer of Edelman Management, owns 11,100 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (xvi)   Penelope C. Edelman owns 20,320 shares of the
Common Stock, constituting approximately 0.5% of the shares outstanding. In addition, the UGMA Accounts own a total of 15,010 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvii)  The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding.
Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xviii) Mr. Lehman, who is a director of IT, owns
directly 2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,340,580 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. Schultz, who is a director of IT, owns
directly 5,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock totaling 27,000 shares of the

Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,340,580 shares which would be outstanding upon the exercise of such options).

                          (xx)    Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 3,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock totaling 25,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,340,580 shares which would be outstanding upon the exercise of such options).

                          (xxi)   Mr. Potter, who is Chief Executive Officer,
President, and a director of Datapoint, owns directly 7,000 shares of the Common Stock. Such shares constitute approximately 0.2% of the shares outstanding.

                          (xxii)  Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock. Such shares constitute approximately 2.4% of the shares outstanding. Mr. French's wife owns 16,205 shares, as to which he disclaims beneficial ownership.

                          (xxiii) Mr. Sutherland, who is a director of.both
Datapoint and IT, owns directly 20,000 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding.

                          (xxiv)  The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock. Such shares constitute less than 0.1% of the shares outstanding.

                          (xxv)   The Other Employees and Clients own 11,500
shares of the Common Stock. Such shares constitute approximately 0.3% of the shares outstanding.

                 Item 5(b) is hereby supplemented by the addition of the following:

                          (i)     The shared power to dispose of the shares
owned by Datapoint, IT and Edelman International is exercised by Edelman Management as investment manager for Datapoint, IT and Edelman International.

                          (ii)    Edelman International has shared power to
vote and dispose of the shares owned by it. The power to vote and dispose of such shares is exercisable by A. B. Edelman Management Company, Inc., a corporation controlled by Mr. Edelman that is Edelman International's investment manager, which power is exercisable by Mr. Edelman.

                          (iii)   Datapoint has the sole power to vote and the
shared power to dispose of the shares owned by it. The power to vote such shares is exercised by its Chairman of the Board, Mr. Edelman.

                          (iv)    IT has the sole power to vote and the shared
power to dispose of the shares owned by it. The power to vote such shares is exercised by its Chairman of the Board, Mr. Edelman.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) Transactions in the Common Stock during the past 60 days by Edelman International, Mr. Edelman, Regina M. Edelman, Jetstar and Aile Blanche are described in Schedule E hereto. All such transactions were open market transactions.

                                   SCHEDULE E

                        Transaction in the Common Stock

                                                          Number of Shares                              Price
           Date of Transaction                            Purchased (Sold)                          Per Share
           -------------------                            ----------------                          ---------
 Edelman International
 ---------------------
 12/29/88                                                            1,000                             $5,750
 12/23/88                                                           10,000                             $5,655
 12/27/88                                                            4,000                             $5,750
 12/28/88                                                            1,660                             $6,666
 12/28/88                                                              600                             $5,750
 12/24/88                                                           14,200                             $5,000
 12/30/88                                                            5,100                             $6,000
 12/30/88                                                            1,000                             $6,125



 AAA Jetster, Inc.
 -----------------
 11/14/88                                                            1,600                             $5,256
 12/15/88                                                            1,000                             $5,125


 Aile Blanche, Inc.

 11/14/88                                                            1,000                             $5,250
 11/15/99                                                            1,000                             $5,129


 Asher B. Edelman -- Keogh
 -------------------------

 11/14/88                                                            1,000                             $5,250


 Regina M. Edelman
 -----------------

 11/15/88                                                            1,000                             $5,125
 12/22/88                                                              500                             $5,750
 12/22/88                                                              500                             $5,500
 12/22/89                                                            1,000                             $5,250
 12/22/88                                                            3,500                             $5,375
 12/23/88                                                            1,500                             $5,375


 Regina M. Edelman - Keogh
 -------------------------
 11/15/88                                                              500                             $5,125



 Uniform Gifts to Minors Accounts
 --------------------------------
 11/15/88                                                            1,000                             $5,125


Item 5.  Interest in the Securities of the Issuer - Amendment No. 13 - 2/1/89

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,322,429 shares outstanding, which is the number of shares outstanding at January 24, 1989, as reported in the Company's annual report on Form 10-K for the fiscal year ended October 31, 1988.

                 As of the close of business on February 2, 1989:

                          (i)     Plaza owns 1,031,480 shares of Common Stock,
constituting approximately 23.9% of the shares outstanding.

                          (ii)    Edelman Management owns no shares of the
Common Stock. As investment manager for Datapoint, IT and Edelman International, Edelman Management may be deemed, by the provisions of Rule 13d-3 to be beneficial owner of the 102,100, 166,240 and 88,300 shares owned by Datapoint, IT and Edelman International, respectively, which constitute approximately 8.3% of the shares outstanding.

                          (iii)   Mr. Edelman owns directly 650,820 shares of
Common Stock and holds options on 55,000 shares of the Common Stock, totaling 705,820 shares of the Common Stock. Such shares constitute approximately 16.1% of the shares outstanding (based upon 4,377,429 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the 1,421,170 shares owned by Plaza, Datapoint, IT, Jetstar, Aile Blanche, Regina M. Edelman and Edelman International which, when aggregated with the shares owned by Mr. Edelman, total 2,126,990 shares (including options on 55,000 shares), constituting approximately 48.6% of the shares outstanding (based upon 4,377,429 shares which should be outstanding upon the exercise of such options).

                          (iv)    Datapoint owns 102,100 shares of Common
Stock, constituting approximately 2.4% of the shares outstanding.

                          (v)     IT owns 166,240 shares of Common Stock,
constituting approximately 3.8% of the shares outstanding.

                          (vi)    Regina M. Edelman owns 23,050 shares of the
Common Stock, constituting approximately 0.5% of the shares outstanding.

                          (vii)   Jetstar owns 5,000 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                          (viii)  Aile Blanche owns 5,000 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                          (ix)    Edelman International owns 88,300 shares of
the Common Stock, constituting approximately 2.0% of the shares outstanding.

                          (x)     The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xi)    The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately less than 0.3% of the shares outstanding.

                          (xii)   Howard R. Alper & Co., Inc., a corporation
controlled by Howard R. Alper, who is a general partner of Plaza, owns 22,700 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding.

                          (xiii)  Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon 4,344,429 shares which would be outstanding upon the exercise of such options).

                          (xv)    Penelope C. Edelman owns 20,320 shares of the
Common Stock, constituting approximately 0.5% of the shares outstanding. In addition, the UGMA Accounts own a total of 15,010 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvii)  Mr. Lehman, who is a director of IT, owns
directly 2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,344,429 shares which would be outstanding upon the exercise of such options).

                          (xviii) Mr. Schultz, who is a director of IT, owns
directly 7,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 29,200 shares of the Common Stock. Such shares constitute approximately 0.7% of the shares outstanding (based upon 4,344,429 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,344,429 shares which would be outstanding upon the exercise of such options).

                          (xx)    Mr. Potter, who is Chief Executive Officer,
President and a director of Datapoint, owns directly 7,000 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                          (xxi)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 67,500 shares of the Common Stock, totaling 171,925 shares of the Common Stock. Such shares constitute approximately 4.0% of the shares outstanding (based upon 4,389,929 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 16,205 shares, as to which he disclaims beneficial ownership.

                          (xxii)  Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 23,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 45,100 shares of Common Stock. Such shares constitute approximately 1.0% of the shares outstanding (based upon 4,344,429 shares which would be outstanding upon the exercise of such options).

                          (xxiii) The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 28,500 shares of the Common Stock. Such shares constitute 0.7% of the shares outstanding (based upon 4,349,929 shares which would be outstanding upon the exercise of such options).

                          (xxiv)  The Other Employees and Clients own 41,510
shares of the Common Stock, constituting approximately 1.0% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) Transactions in the Common Stock by Edelman International, Mr. Edelman and Regina M. Edelman since the date of the last amendment to the Schedule 13D are described in Schedule B hereto. All such transactions were open market transactions.

                                   Schedule B

                Transactions in the Common Stock - Group Members

Edelman International

                                       No. of Shares                           Price Per Share
            Date                         Purchased                         (Excluding Commissions)
        ------------                     ---------                         -----------------------
 1/6/89                                              200                                     5.625
 1/10/89                                           2,500                                     5.625
 1/10/89                                             400                                     5.500
 1/11/89                                           2,000                                     5.500
 1/12/89                                           2,400                                     5.375
 1/13/89                                           1,500                                     5.375
 1/16/89                                             100                                     5.375
 1/17/89                                             200                                     5.375
 1/20/89                                             900                                     5.375
 1/23/89                                             300                                     5.375
 1/24/89                                             700                                     5.375
 1/25/89                                             200                                     5.375
 1/27/89                                           2,500                                     5.625
 1/27/89                                           2,000                                     5.875
 1/27/89                                           5,000                                     5.875
 1/30/89                                           3,000                                     5.875
 1/30/89                                          15,200                                     5.875
 1/31/89                                           2,500                                     5.750
 2/1/89                                            5,000                                     5.750
 2/1/89                                            2,000                                     5.625
 2/2/89                                            1,100                                     5.625


 Regina M. Edelman

                                       No. of Shares                           Price Per Share
            Date                         Purchased                         (Excluding Commissions)
        ------------                     ---------                         -----------------------
          1/6/89                                   1,000                                     5.625

 Asher B. Edelman - Keogh


                                       No. of Shares                           Price Per Share
            Date                         Purchased                         (Excluding Commissions)
        ------------                     ---------                         -----------------------
          1/6/89                                     500                                     5.625


Item 5.  Interest in the Securities of the Issuer - Amendment No. 14 - 3/28/89

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,332,430 shares outstanding, which is the number of shares outstanding at February 28, 1989, as reported in the Company's quarterly report on Form 10-Q for the quarter ended January 31, 1989.

                 As of the close of business on March 30, 1989:

                            (i)   Plaza owns 1,031,480 shares of Common Stock,
constituting approximately 23.8% of the shares outstanding.

                           (ii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint, IT and Edelman International, Edelman Management may be deemed, by the provisions of Rule 13d-3, to be beneficial owner of the 119,100, 183,340 and 109,100 shares owned by Datapoint, IT and Edelman International, respectively, which constitute approximately 9.5% of the shares outstanding.

                          (iii)   Mr. Edelman owns directly 650,820 shares of
Common Stock and holds options on 55,000 shares of the Common Stock, totaling 705,820 shares of the Common Stock. Such shares constitute approximately 16.1% of the shares outstanding (based upon 4,387,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the 1,476,070 shares owned by Plaza, Datapoint, IT, Jetstar, Aile Blanche, Regina M. Edelman and Edelman International which, when aggregated with the shares owned by Mr. Edelman, total 2,181,890 shares (including options on 55,000 shares), constituting approximately 49.7% of the shares outstanding (based upon 4,387,430 shares which should be outstanding upon the exercise of such options).

                           (iv)   Datapoint owns 119,100 shares of Common
Stock, constituting approximately 2.7% of the shares outstanding.

                            (v)   IT owns 183,340 shares of Common Stock,
constituting approximately 4.2% of the shares outstanding.

                           (vi)   Regina M. Edelman owns 23,050 shares of the
Common Stock, constituting approximately 0.5% of the shares outstanding.

                          (vii)   Jetstar owns 5,000 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                         (viii)   Aile Blanche owns 5,000 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                           (ix)   Edelman International owns 109,100 shares of
the Common Stock constituting approximately 2.5% of the shares outstanding.

                            (x)   The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                           (xi)   The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)   Howard R. Alper & Co., Inc., a corporation
controlled by Howard R. Alper, who is a general partner of Plaza, owns 22,700 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding.

                         (xiii)   Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately

0.8% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                           (xv)   Penelope C. Edelman owns 20,320 shares of the
Common Stock, constituting approximately 0.5% of the shares outstanding. In addition, the UGMA Accounts own a total of 15,010 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                         (xvii)   Mr. Lehman, who is a director of IT, owns
directly 2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                        (xviii)   Mr. Schultz, who is a director of IT, owns
directly 7,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 29,200 shares of the Common Stock. Such shares constitute approximately 0.7% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise-of such options).

                          (xix)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                           (xx)   Mr. Potter, who is Chief Executive Officer,
President and a director of Datapoint, owns directly 7,000 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                          (xxi)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 67,500 shares of the Common Stock, totaling 171,925 shares of the Common Stock. Such shares constitute approximately 4.0% of the shares outstanding (based upon 4,399,930 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 16,045 shares, as to which he disclaims beneficial ownership.

                         (xxii)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 23,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 45,100 shares of Common Stock. Such shares constitute approximately 1.0% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                        (xxiii)   The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 28,500 shares of the Common Stock. Such shares constitute 0.7% of the shares outstanding (based upon 4,359,930 shares which would be outstanding upon the exercise of such options).

                         (xxiv)   The Other Employees and Clients own 43,010
shares of the Common Stock, constituting approximately 1.0% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) Transactions in the Common Stock by Edelman International, Datapoint and IT since the date of the last amendment to the
Schedule 13D are described in Schedule A hereto. All such transactions were open market transactions.

                                   Schedule A

                Transactions in the Common Stock - Group Members

Edelman International Limited

                                                  No. of Shares                             Price Per Share
            Date                               Purchased (Sold)                     (Excluding Commissions)
        ------------                           ----------------                     -----------------------
          2/3/89                                          1,500                                      $5.625
          2/6/89                                          3,500                                       5.500
          2/7/89                                            300                                       5.500
          2/9/89                                            100                                       5.500
          2/16/89                                         1,000                                       5.500
          2/21/89                                           900                                       5.375
          2/22/89                                         4,400                                       5.375
          2/23/89                                           400                                       5.250
          2/24/89                                         2,000                                       5.250
          2/28/89                                         2,400                                       5.250
          2/28/89                                           500                                       5.375
          3/1/89                                            300                                       5.375
          3/6/89                                          2,000                                       5.375
          3/7/89                                          1,500                                       5.250


 Datapoint Corporation

                                                  No. of Shares
            Date                               Purchased (Sold)                          Price Per Share
        ------------                           ----------------                       ---------------------
          3/21/89                                           200                                      $5.250
          3/21/89                                         2,000                                       5.125
          3/23/89                                           300                                       5.250
          3/23/89                                         1,200                                       5.375
          3/23/89                                         1,100                                       5.250
          3/27/89                                           300                                       5.375
          3/27/89                                         1,800                                       5.500
          3/27/89                                           100                                       5.625
          3/28/89                                         3,500                                       5.750
          3/28/89                                         1,500                                       5.500
          3/29/89                                           200                                       5.750
          3/29/89                                         4,800                                       6.000

Intelogic Trace, Inc.

                                                  No. of Shares
            Date                               Purchased (Sold)                         Price Per Share
        ------------                           ----------------                     -----------------------
          3/21/89                                           300                                      $5.250
          3/21/89                                         2,000                                       5.125
          3/23/89                                           200                                       5.250
          3/23/89                                         1,100                                       5.250
          3/23/89                                         1,300                                       5.375
          3/27/89                                           300                                       5.375
          3/27/89                                         1,800                                       5.500
          3/27/89                                           100                                       5.625
          3/28/89                                         3,500                                       5.750
          3/28/89                                         1,500                                       5.500
          3/29/89                                           200                                       5.750
          3/29/89                                         4,800                                       6.000


Item 5.  Interest in the Securities of the Issuer - Amendment No. 15 - 4/20/89

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,332,430 shares outstanding, which is the number of shares outstanding at February 28, 1989, as reported in the Company's quarterly report on Form 10-Q for the quarter ended January 31 1989.

                 As of the close of business on April 21, 1989:

                            (i)   Plaza owns 1,031,480 shares of Common Stock,
constituting approximately 23.8% of the shares outstanding.

                           (ii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint, IT and Edelman International, Edelman Management may be deemed, by the provisions of Rule 13d-3, to be beneficial owner of the 131,100, 194,940 and 119,100 shares owned by Datapoint, IT and Edelman International, respectively, which constitute approximately 10.3% of the shares outstanding.

                          (iii)   Mr. Edelman owns directly 650,820 shares of
Common Stock and holds options on 55,000 shares of the Common Stock, totaling 705,820 shares of the Common Stock. Such shares constitute approximately 16.1% of the shares outstanding (based upon 4,387,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the 1,529,990 shares owned by Plaza, Datapoint, IT, Jetstar, Aile Blanche, Regina M. Edelman, Felicitas and Edelman International which, when aggregated with the shares owned by Mr. Edelman, total 2,235,810 shares (including options on 55,000 shares), constituting approximately 51.0% of the shares outstanding (based upon 4,387,430 shares which should be outstanding upon the exercise of such options).

                           (iv)   Datapoint owns 131,100 shares of Common
Stock, constituting approximately 3.0% of the shares outstanding.

                            (v)   IT owns 194,940 shares of Common Stock,
constituting approximately 4.5% of the shares outstanding.

                           (vi)   Regina M. Edelman owns 23,050 shares of the
Common Stock, constituting approximately 0.5% of the shares outstanding.

                          (vii)   Jetstar owns 5,000 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                         (viii)   Aile Blanche owns 5,000 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                           (ix)   Felicitas owns 20,320 shares of the Common
Stock, constituting approximately 0.5% of the shares outstanding.

                            (x)   Edelman International owns 119,100 shares of
the Common Stock, constituting approximately 2.7% of the shares outstanding.

                           (xi)   The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xii)   The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                         (xiii)   Howard R. Alper & Co., Inc., a corporation
controlled by Howard R. Alper, who is a general partner of Plaza and Citas, owns 22,700 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding.

                          (xiv)   Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                           (xv)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (xvi)   Penelope C. Edelman no longer owns any shares
of Common Stock. However, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 15,010 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                         (xvii)   The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                        (xviii)   Mr. Lehman, who is a director of IT, owns
2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. Schultz, who is a director of IT, owns
directly 7,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 29,200 shares of the Common Stock. Such shares constitute approximately 0.7% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                           (xx)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (xxi)   Mr. Potter, who is Chief Executive Officer,
President and a director of Datapoint, owns directly 7,000 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                         (xxii)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 67,500 shares of the Common Stock, totaling 171,925 shares of the Common Stock. Such shares constitute approximately 4.0% of the shares outstanding (based upon 4,399,930 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 16,045 shares, as to which he disclaims beneficial ownership.

                        (xxiii)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 23,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 45,100 shares of Common Stock. Such shares constitute approximately 1.0% of the shares outstanding (based upon 4,354,430 shares which would be outstanding upon the exercise of such options).

                         (xxiv)   The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 28,500 shares of the Common Stock. Such shares constitute 0.7% of the shares outstanding (based upon 4,359,930 shares which would be outstanding upon the exercise of such options).

                          (xxv)   The Other Employees and Clients own 33,010
shares of the Common Stock, constituting approximately 0.8% of the shares outstanding.

                 Item 5(b) is hereby supplemented by the addition of the following:

                 Felicitas has the sole power to vote and dispose of the shares owned by it, which power is exercisable by Mr. Edelman as the controlling partner of Citas (the sole general partner of Felicitas).

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) Transactions in the Common Stock by Edelman International, Datapoint, IT and Felicitas since the date of the last amendment to the Schedule 13D are described in Schedule B hereto. Except as otherwise noted on Schedule B hereto, all such transactions were open market transactions. Transactions in the Common Stock by Penelope C. Edelman and the Other Employees and Clients since the date of the last amendment to the
Schedule 13D are described in Schedule C hereto. All such transactions were privately negotiated transactions.

                                   Schedule B

                Transactions in the Common Stock - Group Members

Edelman International Limited

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          4/20/89                       10,000*****                                         $5.750


 Datapoint Corporation

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          3/31/89                                    700                                    $6.000
          3/31/89                                    500                                     6.125
          4/3/89                                   1,500                                     6.125





- - ----------------------------------

*****    Privately negotiated transaction

          4/4/89                                   1,300                                     6.125
          4/5/89                                   1,300                                     6.125
          4/7/89                                   1,400                                     6.000
          4/11/89                                  1,100                                     6.000
          4/13/89                                    900                                     5.875
          4/14/89                                    300                                     5.875
          4/20/89                                  2,500                                     5.750
          4/21/89                                    500                                     6.000

Intelogic Trace, Inc.

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          3/31/89                                    600                                    $6.000
          3/31/89                                    500                                     6.125
          4/3/89                                   1,400                                     6.125
          4/4/89                                   1,400                                     6.125
          4/5/89                                   1,200                                     6.125
          4/7/89                                   1,400                                     6.000
          4/11/89                                  1,100                                     6.000
          4/13/89                                  1,000                                     5.875
          4/20/89                                  2,500                                     5.750
          4/21/89                                    500                                     6.000


 Felicitas partners, L.P.


                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          4/17/89                               20,320*                                     $6.25


                                   Schedule C

                    Transactions in the Common Stock - Other

Penelope C. Edelman

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          4/17/89                         (20,320)                                          $6.250





- - ----------------------------------

*        Privately negotiated transaction

Other Employees and Clients

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          4/20/89                                (10,000)                                   $5.750


Item 5   Interest in the Securities of the Issuer - Amendment No. 16 - 12/28/89

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,920 shares outstanding, which is the number of shares outstanding at August 31, 1989, as reported in the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1989.

                 As of the close of business on December 28, 1989:

                   (i) Edelman Limited Partnership owns 647,320 shares of common stock, constituting approximately 15.0% of the shares outstanding.

                  (ii) Plaza owns 969,280 shares of Common Stock, constituting approximately 22.4% of the shares outstanding.

                 (iii) Edelman Management owns directly no shares of the Common Stock. As investment manager for Datapoint, IT and Edelman International, Edelman Management may be deemed, by the provisions of Rule 13d-3, to be beneficial owner of the 167,700, 232,640 and 121,300 shares owned by Datapoint, IT and Edelman International, respectively, which constitute approximately 12.1% of the shares outstanding.

                  (iv) Mr. Edelman owns directly 4,000 shares of Common Stock and holds options on 55,000 shares of the Common Stock, totaling 59,000 shares of the Common Stock. Such shares constitute approximately 1.3% of the shares outstanding (based upon 4,381,920 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the 2,220,710 shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Jetstar, Aile Blanche, Regina M. Edelman, Felicitas and Edelman International and which, when aggregated with the shares owned by Mr. Edelman, total 2,279,710 shares (including options on 55,000 shares), constituting approximately 52.7% of the shares outstanding (based upon 4,381,920 shares which should be outstanding upon the exercise of such options).

                   (v) Datapoint owns 167,000 shares of Common Stock, constituting approximately 3.9% of the shares outstanding.

                  (vi) IT owns 232,640 shares of Common Stock, constituting approximately 5.4% of the shares outstanding.

                 (vii) Regina M. Edelman owns 24,950 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                (viii) Jetstar owns 20,100 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding.

                  (ix) Aile Blanche owns 5,900 shares of the Common Stock, constituting approximately 0.1% of the shares outstanding.

                   (x) Felicitas owns 31,520 shares of the Common Stock, constituting approximately 0.7% of the shares outstanding.

                  (xi) Edelman International owns 121,800 shares of the Common Stock, constituting approximately 2.8% of the shares outstanding.

                 (xii) The Retirement Plan owns 26,620 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                (xiii) The IT Plan owns 14,628 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                 (xiv) Irving Garfinkel, who is a general partner of Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                  (xv) Gerald N. Agranoff, who is a general partner of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon 4,348,920 shares which would be outstanding upon the exercise of such options).

                 (xvi) Penelope C. Edelman owns 1,000 shares of Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding.
In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 21,010 shares of the Common Stock, constituting approximately 0.5% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                (xvii) The Trusts own a total of 7,980 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

               (xviii)    Mr. Lehman, who is a director of IT, owns directly
2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,348,920 shares which would be outstanding upon the exercise of such options).

                 (xix) Mr. Schultz, who is a director of IT, owns directly 7,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 29,200 shares of the Common Stock. Such shares constitute approximately 0.7% of the shares outstanding (based upon 4,348,920 shares which would be outstanding upon the exercise of such options).

                  (xx) Mr. Mandigo, who is President of IT and a director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon 4,348,920 shares which would be outstanding upon the exercise of such options).

                 (xxi) Mr. French, who is a director of Datapoint, owns directly 103,900 shares of the Common Stock and holds options on 82,500 shares of the Common Stock, totaling 186,400 shares of the Common Stock. Such shares constitute approximately 4.2% of the shares outstanding (based upon 4,409,420 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 16,045 shares, as to which he disclaims beneficial ownership.

                (xxii) Mr. Sutherland, who is a director of both Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of Common Stock.
Such shares constitute approximately 1.5% of the shares outstanding (based upon 4,348,920 shares which would be outstanding upon the exercise of such options).

               (xxiii)    The defined benefit plan for Mr. Kail, who is a
director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling

28,500 shares of the Common Stock. Such shares constitute 0.7% of the shares outstanding (based upon 4,354,420 shares which would be outstanding upon the exercise of such options).

                (xxiv) The Other Employees and Clients own 57,110 shares of the Common Stock, constituting approximately 1.3% of the shares outstanding.

                 Item 5(b) is hereby supplemented by the addition of the following:

                 (b) Edelman Limited Partnership has the sole power to vote and dispose of the shares owned by it, which power is exercisable by Mr. Edelman as the sole general partner of Edelman Limited Partnership.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) Mr. French contributed 525 shares of Common Stock of the Company owned by him to the Company.

                 All transactions in the Common Stock that were effected during the past sixty days by persons named in response to paragraph (a) are described in Schedule B hereto. All transactions in Common Stock by Other Employees and Clients effected during the past sixty days are described in Schedule C hereto. All such transactions were effected in the open market.

                                   Schedule B

                Transactions in the Common Stock - Group Members

Edelman International Limited

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             11/13/89                                      2,200                                               $3.125

AAA Jetstar, Inc.

                                                      No. of Shares                                             Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             11/22/89                                      4,900                                               $3.125
             11/29/89                                        100                                                3.125
             12/01/89                                     10,000                                                3.500
             12/05/89                                        100                                                3.125
             12/27/89                                      2,000                                                2.375
             12/28/89                                      5,000                                                2.125
             12/28/89                                      2,000                                                2.250

Intelogic Trace, Inc.

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             11/14/89                                      1,000                                               $3.125

Aile Blanche, Inc.

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             12/07/89                                        100                                               $3.000
             12/08/89                                        100                                                3.000
             12/11/89                                        500                                                3.125
             12/11/89                                        200                                                3.000

                                   Schedule C

                    Transactions in the Common Stock - Other

Other Employees and Clients

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             11/16/89                                        500                                                3.125
             11/16/89                                      3,100                                                3.000

Item 5.  Interest in the Securities of the Issuer - Amendment No. 17 - 4/3/90

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at February 28, 1990, as reported in the Company's quarterly report on Form 10-Q for the quarter ended January 31, 1990.

                 As of the close of business on April 3, 1990:

                   (i) Edelman Limited Partnership owns 657,920 shares of the Common Stock, constituting approximately 15.3% of the shares outstanding.

                  (ii) Plaza owns 695,580 shares of the Common Stock, constituting approximately 16.1% of the shares outstanding.

                 (iii) Edelman Management owns directly no shares of the Common Stock. As investment manager for Datapoint, IT and Edelman International, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100, 234,440 and 121,800 shares owned by Datapoint, IT and Edelman International, respectively, which constitute approximately 12.1% of the shares outstanding.

                  (iv) Mr. Edelman owns directly 3,100 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 30,600 shares of the Common Stock. Such shares constitute approximately 0.7% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Jetstar, Aile Blanche, Regina M. Edelman, Felicitas, Edelman International and the Custodian Accounts and which, when aggregated with the shares owned by Mr. Edelman, total 2,031,210 shares (including options on 27,500 shares), constituting approximately 46.6% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                   (v) Datapoint owns 169,100 shares of the Common Stock, constituting approximately 3.9% of the shares outstanding.

                  (vi) IT owns 234,440 shares of the Common Stock, constituting approximately 5.4% of the shares outstanding.

                 (vii) Regina M. Edelman owns 24,950 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                (viii) Jetstar owns 47,900 shares of the Common Stock, constituting approximately 1.1% of the shares outstanding.

                  (ix) Aile Blanche owns 8,400 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                   (x) Felicitas owns 31,520 shares of the Common Stock, constituting approximately 0.7% of the shares outstanding.

                  (xi) Edelman International owns 121,800 shares of the Common Stock, constituting approximately 2.8% of the shares outstanding.

                 (xii) The Retirement Plan owns 26,620 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                (xiii) The IT Plan owns 14,628 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                 (xiv) The Custodian Accounts own 9,000 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                  (xv) Irving Garfinkel, who is a general partner of Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                 (xvi) Gerald N. Agranoff, who is a general partner of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                (xvii) Penelope C. Edelman owns 2,000 shares of the Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 24,010 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

               (xviii)    The Trusts own a total of 7,980 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                 (xix) Mr. Lehman, who is a director of IT, owns directly 2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                  (xx) Mr. Schultz, who is a director of IT, owns directly 21,500 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 43,500 shares of the Common Stock. Such shares constitute approximately 1.0% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                 (xxi) Mr. Mandigo, who is President of IT and a director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling

28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                (xxii) Mr. French, who is a director of Datapoint, owns directly 104,425 shares of the Common Stock and holds options on 97,500 shares of the Common Stock, totaling 201,925 shares of the Common Stock. Such shares constitute approximately 4.6% of the shares outstanding (based upon the 4,424,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

               (xxiii)    Mr. Sutherland, who is a director of both Datapoint
and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                (xxiv) The defined benefit plan for Mr. Kail, who is a director of both IT and,Datapoint, owns 1,000 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 28,500 shares of the Common Stock. Such shares constitute 0.7% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                 (xxv) The Other Employees and Clients own 41,100 shares of the Common Stock, constituting approximately 0.9% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock that were effected during the past sixty days by any of the Group Members are described in Schedule A hereto. All transactions in the Common Stock that were effected during the past sixty days by Michael E. Schultz, the UGMA Accounts and the Custodian Accounts are described in Schedule B hereto. Except as otherwise indicated, all such transactions were effected in the open market.

                                   Schedule A

                Transactions in the Common Stock - Group Members

AAA Jetstar, Inc.

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             03/05/90                                     10,000                                                $1.875
             03/16/90                                     10,000                                                 2.250
             03/19/90                                      1,000                                                 2.500
             03/30/90                                      2,000                                                 2.675

A.B. Edelman Limited Partnership

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             03/16/90                                      5,000                                                $2.250
             03/19/90                                      2,200                                                 2.375
             03/27/90                                        800                                                 2.375
             03/28/90                                      1,500                                                 2.500
             03/29/90                                      1,100                                                 2.625
             03/30/90                                      2,500                                                 2.675

Plaza Securities Company

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             04/03/90                                  (273,700)                                                    **

                                   Schedule B

                   Transactions in the Common Stock - Others

Michael E. Schultz

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             03/21/90                                      3,900                                                $2.375
             03/26/90                                        900                                                 2.375
             03/28/90                                      1,500                                                 2.500
             03/29/90                                      1,200                                                 2.625
             03/30/90                                      6,800                                                 2.625

Custodian Accounts

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             03/19/90                                      9,000                                                $2.500

UGMA Accounts

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             03/30/90                                      3,000                                                $2.625

Item 5.  Interest in the Securities of the Issuer - Amendment No. 18 - 6/29/90

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at May 31, 1990, as reported in the Company's quarterly report on Form 10-Q for the quarter ended April 30, 1990.

                 As of the close of business on June 29, 1990:

                          (i)     Edelman Limited Partnership owns 732,820
shares of the Common Stock, constituting approximately 16.9% of the shares outstanding.

                          (ii)      Plaza owns 695,580 shares of the Common
Stock, constituting approximately 16.1% of the shares outstanding.





- - ----------------------------------

** Partial liquidating distribution to certain of its withdrawing limited partners.

                          (iii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint, IT and Edelman International, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3 to be the beneficial owner of the 169,100, 234,440 and 12,800 shares owned by Datapoint, IT and Edelman International, respectively, which constitute approximately 12.1% of the shares outstanding.

                          (iv)    Mr. Edelman owns directly 6,100 shares of the
Common Stock and holds options on 27,500 shares of the Common Stock, totaling 33,600 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas, Edelman International and the Custodian Accounts and which, when aggregated with the shares owned by Mr. Edelman, total 2,076,310 shares (including options on 27,500 shares), constituting approximately 47,7% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (v)     Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (vi)    IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)   Regina M. Edelman owns 24,950 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (viii)  Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                          (ix)    Felicitas owns 31,520 shares of the Common
Stock, constituting approximately 0.7% of the shares outstanding.

                          (x)     Edelman International owns 121,800 shares of
the Common Stock, constituting approximately 2.8% of the shares outstanding.

                          (xi)    Jetstar no longer owns any shares of the
Common Stock.

                          (xii)   The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xiii)  The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xiv)   The Custodian Accounts own 24,100 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xv)    Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0,1% of the shares outstanding.

                          (xvi)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xvii)  Penelope C. Edelman owns 2,000 shares of the
Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 24,010 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xviii) The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xix)   Mr. Lehman, who is a director of IT, owns
directly 2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock, Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xx)    Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxi)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock, Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxii)  Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 97,500 shares of the Common Stock, totaling 201,925 shares of the Common Stock. Such shares constitute approximately 4.6% of the shares outstanding (based upon the 4,424,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xxiii) Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxiv)  The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 37,500 shares of the Common Stock, totaling 38,500 shares of the Common Stock. Such shares constitute approximately 0.9% of the shares outstanding (based upon the 4,364,430 shares which would be outstanding upon the exercise of such options).

                          (xxv)   The Other Employees and Clients own 46,100
shares of the Common Stock, constituting approximately 1.1% of the shares outstanding.

                 Item 5(b) is hereby supplemented by the addition of the following:

                 Mr. Edelman has the sole power to vote and dispose of the shares owned by the Custodian Accounts.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock that were effected during the past sixty days by any of the Group Members are described in Schedule A hereto. All transactions in the Common Stock that were effected during the past sixty days by the Custodian Accounts and the Other Employees and Clients are described in Schedule B hereto. Except as otherwise indicated, all such transactions were effected in the open market.

                                   Schedule A

                Transactions in the Common Stock - Group Members

A.B. Edelman Limited Partnership

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             05/31/90                                       800                                                $2.000
             06/15/90                                       200                                                 1.750
             06/18/90                                     1,500                                                 1.750

Asher B. Edelman

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             06/22/90                                     1,000                                                $1.750
             06/29/90                                     1,000                                                 1.625
             07/02/90                                     1,000                                                 1.625

                                   Schedule B

                   Transactions in the Common Stock - Others

Custodian Accounts

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             05/02/90                                       900                                                $2.000
             05/02/90                                     2,000                                                 1.875
             05/02/90                                       700                                                 1.750
             05/07/90                                       800                                                 1.875
             05/07/90                                     2,000                                                 2.000
             05/09/90                                     2,000                                                 1.875
             05/14/90                                       500                                                 2.000
             05/15/90                                     1,000                                                 1.875
             05/16/90                                       400                                                 1.750
             05/17/90                                       200                                                 1.750
             05/21/90                                       600                                                 1.750
             05/24/90                                     4,000                                                 2.000

Other Employees and clients

             05/24/90                                     3,000                                                $2.000
             06/20/90                                       800                                                 1.750
             06/20/90                                     1,200                                                 1.875

Item 5.  Interest in the Securities of the Issuer - Amendment No. 19 - 7/25/90

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a)      The aggregate percentage of shares of Common Stock
reported owned by each person herein is based upon 4,326,930     shares
outstanding, which is the number of shares outstanding at May 31, 1990, as reported in the Company's quarterly report on Form 10-Q for the quarter ended April 30, 1990.

                 As of the close of business on July 25, 1990:

                   (i) Edelman Limited Partnership owns 854,620 shares of the Common Stock, constituting approximately 19.8% of the shares outstanding.

                  (ii) Plaza owns 695,580 shares of the Common Stock, constituting approximately 16.1% of the shares outstanding.

                 (iii) Edelman Management owns directly no shares of the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                  (iv) Mr. Edelman owns directly 14,100 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 41,600 shares of the Common Stock. Such shares constitute approximately 1.0% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 2,084,310 shares (including options on 27,500 shares), constituting approximately 47.9% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                   (v) Datapoint owns 169,100 shares of the Common Stock, constituting approximately 3.9% of the shares outstanding.

                  (vi) IT owns 234,440 shares of the Common Stock, constituting approximately 5.4% of the shares outstanding.

                 (vii) Regina M. Edelman owns 24,950 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                (viii) Aile Blanche owns 8,400 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                  (ix) Felicitas owns 31,520 shares of the Common Stock, constituting approximately 0.7% of the shares outstanding.

                   (x) Edelman International no longer owns any shares of the Common Stock.

                  (xi) The Retirement Plan owns 26,620 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                 (xii) The IT Plan owns 14,628 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                (xiii) The Custodian Accounts own 24,100 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                 (xiv) Irving Garfinkel, who is a general partner of Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                  (xv) Gerald N. Agranoff, who is a general partner of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon.the 4,348,930 shares which would be outstanding upon the exercise of such options).

                 (xvi) Penelope C. Edelman owns 2,000 shares of the Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 24,010 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                (xvii) The Trusts own a total of 7,980 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

               (xviii)    Mr. Lehman, who is a director of IT, owns directly
2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                 (xix) Mr. Schultz, who is a director of IT, owns directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                  (xx) Mr. Mandigo, who is President of IT and a director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                 (xxi) Mr. French, who is a director of Datapoint, owns directly 104,425 shares of the Common Stock and holds options on 97,500 shares of the Common Stock, totaling 201,925 shares of the Common Stock. Such shares constitute approximately 4.6% of the shares outstanding (based upon the 4,424,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                (xxii) Mr. Sutherland, who is a director of both Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

               (xxiii)    The defined benefit plan for Mr. Kail, who is a
director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 37,500 shares of the Common Stock, totaling 38,500 shares of the Common Stock. Such shares constitute approximately 0.9% of the shares outstanding (based upon the 4,364,430 shares which would be outstanding upon the exercise of such options).

                (xxiv) The Other Employees and Clients own 46,100 shares of the Common Stock, constituting approximately 1.1% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock that were effected since the date of the last Amendment by any of the Group Members are described in Schedule A hereto. All such transactions were effected in the open market.

                                   Schedule A

                Transactions in the Common Stock - Group Members

Asher B. Edelman

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             7/10/90                                       200                                                $1.625
             7/11/90                                     1,200                                                 1.625
             7/12/90                                     1,600                                                 1.875
             7/13/90                                       500                                                 1.875
             7/16/90                                     2,000                                                 1.875
             7/20/90                                       100                                                 1.625
             7/23/90                                       400                                                 1.625
             7/24/90                                       700                                                 1.625
             7/25/90                                     1,300                                                 1.625

A.B. Edelman Limited Partnership

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             7/25/90                                   121,800                                                $1.625

Edelman International Limited

                                                      No. of Shares                                           Price Per Share
               Date                                 Purchased (Sold)                                      (Excluding Commissions)
             --------                               ----------------                                      -----------------------
             7/25/90                                 (121,800)                                                $1.625

Item 5.  Interest in the Securities of the Issuer - Amendment No. 20 - 7/16/90

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at May 31, 1990, as reported in the Company's quarterly report on Form 10-Q for the quarter ended April 30, 1990.

                 As of the close of business on August 16, 1990:

                          (i)     Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                          (ii)    Plaza owns 695,580 shares of the Common
Stock, constituting approximately 16.1% of the shares outstanding.

                          (iii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of

Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iv)    Mr. Edelman owns directly 14,100 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 41,600 shares of the Common Stock. Such shares constitute approximately 1.0% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 2,104,310 shares (including options on 27,500 shares), constituting approximately 48.3% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (v)     Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (vi)    IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)   Regina M. Edelman owns 24,950 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (viii)  Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                          (ix)    Felicitas owns 31,520 shares of the Common
Stock, constituting approximately 0.7% of the shares outstanding.

                          (x)     The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xi)    The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)   The Custodian Accounts own 24,100 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xiii)  Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding upon the exercise of such options).

                          (xv)    Penelope C. Edelman owns 2,000 shares of the
Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 48,010 shares of the Common Stock, constituting approximately 1.1% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of 7,980 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvii)  Mr. Lehman, who is a director of IT, owns
directly 2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xviii) Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xx)    Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 97,500 shares of the Common Stock, totaling 201,925 shares of the Common Stock. Such shares constitute approximately 4.6% of the shares outstanding (based upon the 4,424,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xxi)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxii)  The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 37,500 shares of the Common Stock, totaling 38,500 shares of the Common Stock. Such shares constitute approximately 0.9% of the shares outstanding (based upon the 4,364,430 shares which would be outstanding upon the exercise of such options).

                          (xxiii) The Other Employees and Clients own 46,100
shares of the Common Stock, constituting approximately 1.1% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock that were effected since the date of the last Amendment by any of the Group Members are described in Schedule A hereto. All such transactions were effected in the open market. All transactions in the Common Stock that were effected since the date of the last Amendment by the UGMA Accounts are described in Schedule B hereto. All such transactions were effected in the open market.

                                   Schedule A

                Transactions in the Common Stock - Group Members

A.B. Edelman Limited Partnership

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          7/26/90                                 15,600                                    $1.625
          7/27/90                                    500                                     1.625
          7/30/90                                  3,900                                     1.625


                                   Schedule B

                   Transactions in the Common Stock - Others

UGMA Accounts

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
           8/1/90                                  3,000                                    $1.625
           8/2/90                                  1,000                                     1.625
           8/3/90                                  3,600                                     1.625
           8/6/90                                  1,400                                     1.625
           8/7/90                                  1,100                                     1.625
           8/8/90                                  4,900                                     1.625
          8/10/90                                  5,500                                     1.250
          8/13/90                                  1,100                                     1.250
          8/14/90                                    400                                     1.250
          8/15/90                                  1,000                                     1.375
          8/16/90                                  1,000                                     1.500


Item 5.  Interest in the Securities of the Issuer - Amendment No. 21 - 10/11/90

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1990, as reported in the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1990.

                 As of the close of business on October 11, 1990:

                          (i)     Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                          (ii)    Plaza owns 695,580 shares of the Common
Stock, constituting approximately 16,1% of the shares outstanding.

                          (iii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iv)    Mr. Edelman owns directly 14,100 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 41,600 shares of the Common Stock. Such shares constitute approximately 1.0% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 2,104,310 shares (including options on 27,500 shares), constituting approximately 48.3% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (v)     Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (vi)    IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)   Regina M. Edelman owns 24,950 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (viii)  Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                          (ix)    Felicitas owns 31,520 shares of the Common
Stock, constituting approximately 0.7% of the shares outstanding.

                          (x)     The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xi)    The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)   The Custodian Accounts own 24,100 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xiii)  Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xv)    Penelope C. Edelman owns 2,000 shares of the
Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 63,610 shares of the Common Stock, constituting approximately 1.5% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of 80,980 shares of
the Common Stock, constituting approximately 1.9% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvii)  Mr. Lehman, who is a director of IT, owns
directly 2,660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,660 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xviii) Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xx)    Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 97,500 shares of the Common Stock, totaling 201,925 shares of the Common Stock. Such shares constitute approximately 4.6% of the shares outstanding (based upon the 4,424,430 shares which would be outstanding upon the exercise of such options), Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xxi)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxii)  The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 37,500 shares of the Common Stock, totaling 38,500 shares of the Common Stock, Such shares constitute approximately 0.9% of the shares outstanding (based upon the 4,364,430 shares which would be outstanding upon the exercise of such options).

                          (xxiii) The Other Employees and Clients own 48,100
shares of the Common Stock, constituting approximately 1.1% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock that were effected since the date of the last Amendment by the UGMA Accounts, the Trusts and the Other Employees and Clients are described in Schedule A hereto. All such transactions were effected in the open market.

                                   Schedule A

                   Transactions in the Common Stock - Others

UGMA Accounts

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          8/17/90                                  2,200                                    $1.50
          8/23/90                                    600                                     1.375
          8/24/90                                  1,400                                     1.375
          8/29/90                                    900                                     1.375
          8/30/90                                    500                                     1.375
          9/06/90                                  1,000                                     1.50
          9/07/90                                  3,000                                     1.75
          9/10/90                                  6,000                                     1.75

Trusts


                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          9/21/90                                    500                                    $1.375
          9/24/90                                  1,500                                     1.375
          9/25/90                                    300                                     1.375
          9/26/90                                  1,900                                     1.375
          9/27/90                                    200                                     1.375
          9/28/90                                    200                                     1.375
          10/03/90                                 1,200                                     1.375
          10/08/90                                 1,100                                     1.375
          10/10/90                                 2,100                                     1.375
          10/11/90                                60,800                                     1.50
          10/11/90                                 3,000                                     1.375
          10/11/90                                   200                                     1.25


Other Employees and Clients

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          9/10/90                                  2,000                                    $1.75


Item 5.  Interest in the Securities of the Issuer - Amendment No. 22 - 12/28/90

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1990, as reported in the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1990.

                 As of the close of business on December 28, 1990:

                          (i)     Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                          (ii)    Plaza owns 695,580 shares of the Common
Stock, constituting approximately 16.1% of the shares outstanding.

                          (iii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iv)    Mr. Edelman owns directly 37,400 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 64,900 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina

M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 2,127,610 shares (including options on 27,500 shares), constituting approximately 48.9% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (v)     Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (vi)    IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)   Regina M. Edelman owns 24,950 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (viii)  Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                          (ix)    Felicitas owns 31,520 shares of the Common
Stock, constituting approximately 0.7% of the shares outstanding.

                          (x)     The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xi)    The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)   The Custodian Accounts own 24,100 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xiii)  Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xv)    Penelope C. Edelman owns 2,000 shares of the
Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 63,610 shares of the Common Stock, constituting approximately 1.5% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of 80,980 shares of
the Common Stock, constituting approximately 1.9% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvii)  Mr. Lehman, who is a director of IT, owns
directly 660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 22,660 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xviii) Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock.

Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xx)    Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 112,500 shares of the Common Stock, totaling 216,925 shares of the Common Stock. Such shares constitute approximately 4.9% of the shares outstanding (based upon the 4,439,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xxi)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxii)  The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 47,500 shares of the Common Stock, totaling 48,500 shares of the Common Stock. Such shares constitute approximately 1.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                          (xxiii) The Other Employees and Clients own 70,100
shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock that were effected during the past sixty days by any of the Group Members are described in Schedule A hereto. All such transactions were effected in the open market. All transactions in the Common Stock that were effected during the past sixty days by the Trusts and the Other Employees and Clients are described in Schedule B hereto. All such transactions were effected in the open market.

                                   Schedule A

                Transactions in the Common Stock - Group Members

                                                   No. of Shares                       Price Per Share
                   Date                           Purchased (Sold)                 (Excluding Commissions)
               ------------                       ----------------                 -----------------------
 Asher B. Edelman
 ----------------

                 12/19/90                                     600                                  $ .4375


                 12/21/90                                   6,000                                    .4375

                 12/26/90                                   1,300                                    .4375


                 12/27/90                                   5,300                                    .4375

                 12/28/90                                  10,100                                    .4375

                                   Schedule B

                   Transactions in the Common Stock - Others

Other Employees and Clients

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          11/29/90                                16,000                                    $ .75
          12/04/90                                 1,300                                      .6875
          12/05/90                                 2,000                                      .6875

          12/10/90                                   400                                      .6875
          12/11/90                                   200                                      .6875
          12/12/90                                   600                                      .6875

          12/13/90                                (2,000)                                     .6406
          12/13/90                                   500                                      .6875
          12/17/90                                 1,000                                      .5625


 Trusts

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          10/15/90                                   200                                    $1.375
          10/16/90                                   500                                     1.375

          10/17/90                                   500                                     1.50
          10/18/90                                 1,900                                     1.25
          10/18/90                                 1,900                                     1.25

          10/18/90                                 2,100                                     1.25


Item 5.  Interest in the Securities of the Issuer - Amendment No. 23 - 1/2/91

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1990, as reported in the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1990.

                 As of the close of business on December 28, 1990:

                            (i)   Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                           (ii)   Plaza owns 695,580 shares of the Common
Stock, constituting approximately 16.1% of the shares outstanding.

                          (iii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                           (iv)   Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 58,900 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 2,121,610 shares (including options on 27,500 shares), constituting approximately 48.7% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                            (v)   Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                           (vi)   IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)   Regina M. Edelman owns 24,950 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                         (viii)   Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                           (ix)   Felicitas owns 31,520 shares of the Common
Stock, constituting approximately 0.7% of the shares outstanding.

                            (x)   The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                           (xi)   The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)   The Custodian Accounts own 24,100 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                         (xiii)   Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                           (xv)   Penelope C. Edelman owns 2,000 shares of the
Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 70,510 shares of the Common Stock, constituting approximately 1.6% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of ____________ shares
of the Common Stock, constituting approximately 1.9% of the shares outstanding, Mr. Edelman expressly disclaims beneficial ownership of these shares.

                         (xvii)   Mr. Lehman, who is a director of IT, owns
directly 660 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 22,660 shares of the Common Stock. Such shares constitute approximately 0.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                        (xviii)   Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                           (xx)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 112,500 shares of the Common Stock, totaling 216,925 shares of the Common Stock. Such shares constitute approximately 4.9% of the shares outstanding (based upon the 4,439,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xxi)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                         (xxii)   The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 47,500 shares of the Common Stock, totaling 48,500 shares of the Common Stock. Such shares constitute approximately 1.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                        (xxiii)   The Other Employees and Clients own 70,100
shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock that were effected during the past sixty days by any of the Group Members are described in Schedule A hereto. All such transactions were effected in the open market. All transactions in the Common Stock that were effected during the past sixty days by the Trusts and the Other Employees and Clients are described in Schedule B hereto. All such transactions were effected in the open market.

                                   Schedule A

                Transactions in the Common Stock - Group Members

Asher B. Edelman

                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          12/19/90                          600                                             $ .4375
          12/21/90                         6,000                                              .4375
          12/26/90                         1,300                                              .4375
          12/27/90                         5,300                                              .4375
          12/28/90                         4,100                                              .4375



                                   Schedule B

                   Transactions in the Common Stock - Others

Trusts


                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          10/15/90                                   200                                    $1.375
          10/16/90                                   500                                     1.375
          10/17/90                                   500                                     1.50
          10/18/90                                 1,900                                     1.25
          10/18/90                                 1,900                                     1.25
          10/18/90                                 2,100                                     1.25

 UGMA Accounts


                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          12/28/90                                 6,000                                    $ .4375
          01/02/91                                   900                                      .4375


 Other Employees and Clients


                                       No. of Shares                           Price Per Share
            Date                      Purchased (Sold)                     (Excluding Commissions)
        ------------                  ----------------                     -----------------------
          11/29/90                                16,000                                    $ .75
          12/04/90                                 1,300                                      .6875
          12/05/90                                 2,000                                      .6875
          12/10/90                                   400                                      .6875
          12/11/90                                   200                                      .6875
          12/12/90                                   600                                      .6875
          12/13/90                                (2,000)                                     .6406
          12/13/90                                   500                                      .6875
          12/17/90                                 1,000                                      .5625

Item 5.  Interest in the Securities of the Issuer - Amendment No. 24 - 4/11/91.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at February 28, 1991, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended January 31, 1991.

                 As of the close of business on April 11, 1991:

                          (i)     Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                          (ii)    Plaza owns 695,580 shares of the Common
Stock, constituting approximately 16.1% of the shares outstanding.

                          (iii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iv)    Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 58,900 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 2,121,610 shares (including options on 27,500 shares), constituting approximately 48.7% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (v)     Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (vi)    IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)   Regina M. Edelman owns 24,950 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (viii)  Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                          (ix)    Felicitas owns 31,520 shares of the Common
Stock, constituting approximately 0.7% of the shares outstanding.

                          (x)     The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xi)    The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)   The Custodian Accounts own 24,100 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xiii)  Irving Garfinkel, who is a general partner of
Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is a general partner
of Plaza, an executive officer of Edelman Management and a director of Datapoint, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xv)    Penelope C. Edelman owns 2,000 shares of the
Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 78,110 shares of the Common Stock, constituting approximately 1.8% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of 88,280 shares of
the Common Stock, constituting approximately 1.9% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvii)  Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xviii) Mr. Mandigo, who is President of IT and a
director of both IT and Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 112,500 shares of the Common Stock, totaling 216,925 shares of the Common Stock. Such shares constitute approximately 4.9% of the shares outstanding (based upon the 4,439,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xx)    Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxi)   The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and holds options on 47,500 shares of the Common Stock, totaling 48,500 shares of the Common Stock. Such shares constitute approximately 1.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                          (xxii)  The Other Employees and Clients own 70,100
shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) There have been no transactions in the Common Stock in the sixty days preceding the date of this Amendment by any of the persons referred to above.

Item 5.  Interest in the Securities of the Issuer - Amendment No. 25 - 10/7/91.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1991, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1991.

                 As of the close of business on October 7, 1991:

                          (i)       Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                          (ii)      Plaza owns 148,650 shares of the Common
Stock, constituting approximately 3.4% of the shares outstanding.

                          (iii)     Edelman Management owns directly no shares
of the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iv)      Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 58,900 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Plaza, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman total 1,717,680 shares (including options on 27,500 shares), constituting approximately 39.4% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                          (v)       Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (vi)      IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)     Regina M. Edelman owns 167,950 shares of
the Common Stock, constituting approximately 3.9% of the shares outstanding.

                          (viii)    Aile Blanche owns 8,400 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding.

                          (ix)      Felicitas owns 31,520 shares of the Common
stock, constituting approximately 0.7% of the shares outstanding.

                          (x)       The Retirement Plan owns 26,620 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xi)      The IT Plan owns 14,628 shares of the
Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)     The Custodian Accounts own 24,100 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (xiii)    Irving Garfinkel, who is a general partner
of Plaza and an executive officer of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)     Gerald N. Agranoff, who is a general
partner of Plaza, an executive officer of Edelman Management and a director of Datapoint and IT, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xv)      Penelope C. Edelman owns 2,000 shares of
the Common Stock in her Keogh Account, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 78,110 shares of the Common Stock, constituting approximately 1.8% of the shares outstanding, Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)     The Trusts own a total of 532,010 shares of
the Common Stock, constituting approximately 12.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvii)    Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock, Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options). Mr. Schultz is the trustee of the Trusts and may be deemed to own beneficially the shares of the Common Stock owned by the Trusts.

Mr. Schultz expressly disclaims beneficial ownership of these shares.

                          (xviii)   Mr. Mandigo, who is a director of
Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)     Mr, French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 112,500 shares of the Common Stock, totaling 216,925 shares of the Common Stock. Such shares constitute approximately 4.9%, of the shares outstanding (based upon the 4,439,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xx)      Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock, Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxi)     The defined benefit plan for Mr. Kail, who
is a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and Mr. Kail holds options on 47,500 shares of the Common Stock, totaling 48,500 shares of the Common Stock. Such shares constitute approximately 1.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                          (xxii)    The Other Employees and Clients own 70,100
shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock in the sixty days preceding the date of this Amendment by Regina M. Edelman and Plaza are reported on Schedule A hereto. All transactions in the Common Stock in the sixty days preceding the date of this Amendment by the Trusts are reported on Schedule B hereto. Except as otherwise noted, all such transactions were effected in the open market.

                                   SCHEDULE A

         Transactions in the Common Stock - Group Members

                                                         Number of Shares                        Price Per Share
            Date                                         Purchased (Sold)                    (Excluding Commissions)
            ----                                         ----------------                    -----------------------
            Regina M. Edelman
            -----------------

            8/13/91                                                    1,000                              $.40625
            8/19/91                                                    4,100                               .40625
            8/22/91                                                      100                               .40625
            8/26/91                                                    1,000                               .40625
            8/27/91                                                      100                               .40625
            8/30/91                                                      400                               .40625
            9/04/91                                                   33,100                               .40625
            10/07/91                                                 103,200 *                             .375
            Plaza Securities Company
            ------------------------

            10/07/91                                                (546,930)*                            $.375


                                   SCHEDULE B


                                                Number of Shares                          Price Per Share
            Date                                Purchased (Sold)                      (Excluding Commissions)
            ----                                ----------------                      -----------------------
            Trusts
            ------

            10/07/91                                     443,730**                                            .375


Item 5.  Interest in the Securities of the Issuer - Amendment No. 26 -
10/10/91.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1991, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1991.

                 As of the close of business on October 10, 1991:

                            (i)   Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                           (ii)   Plaza no longer owns any shares of the Common
Stock.





__________________________________

*        Privately negotiated transaction.

**       Privately negotiated transaction.

                          (iii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 approximately 9.3% of the shares outstanding.

                           (iv)   Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 58,900 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 1,683,580 shares (including options on 27,500 shares), constituting approximately 38.7% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                            (v)   Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                           (vi)   IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vii)   Regina M. Edelman owns 167,950 shares of the
Common Stock, constituting approximately 3.9%. of the shares outstanding.

                         (viii)   Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                           (ix)   Felicitas owns 31,520 shares of the Common
Stock, constituting approximately 0.7% of the shares outstanding.

                            (x)   The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                           (xi)   The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xii)   The Custodian Accounts own 138,650 shares of
the Common Stock, constituting approximately 3.2% of the shares outstanding.

                         (xiii)   Irving Garfinkel, who is an executive officer
of Edelman Management, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiv)   Gerald N. Agranoff, who is an executive
officer of Edelman Management and a director of Datapoint and IT, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                           (xv)   Penelope C. Edelman owns 25,000 shares of the
Common Stock, constituting less than 0.1% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 78,110 shares of the Common Stock, constituting approximately 1.8% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xvi)   The Trusts own a total of 532,010 shares of
the Common Stock, constituting approximately 12.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                         (xvii)   Mr. Schultz, who is a director of IT, owns
directly 38,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options). Mr. Schultz is the trustee of the Trusts and may be deemed to own beneficially the shares of the Common Stock owned by the Trusts. Mr. Schultz expressly disclaims beneficial ownership of these shares.

                        (xviii)   Mr. Mandigo, who is a director of Datapoint,
owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock and holds options on 112,500 shares of the Common Stock, totaling 216,925 shares of the Common Stock. Such shares constitute approximately 4.9% of the shares outstanding (based upon the 4,439,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                           (xx)   Mr. Sutherland who is a director of both
Datapoint and IT, owns directly 43,100, shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xxi)   The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and Mr. Kail holds options on 47,500 shares of the Common Stock, totaling 48,500 shares of the Common Stock. Such shares constitute approximately 1.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                         (xxii)   The Other Employees and Clients own 81,200
shares of the Common Stock, constituting approximately 1.9% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock since the date of the last Amendment by Plaza are reported on Schedule A hereto. All transactions in the Common Stock since the date of the last Amendment by the Custodian Accounts, Penelope C. Edelman and the Other Employees and Clients are reported on Schedule B hereto.

                                   SCHEDULE A

                Transactions in the Common Stock - Group Members

                               Number of Shares                         Price Per Share
Date                           Purchased (Sold)                     (Excluding Commissions)
- - ----                           ----------------                     -----------------------
Plaza Securities Company
- - ------------------------

10/10/91                               (114,550)***                                    $.375
10/10/91                                   (34,100)                                      ****





- - ----------------------------------

***      Privately negotiated transaction.

****     Partial liquidating distribution to withdrawing limited partners.

                   Transactions in the Common Stock - Others

                               Number of Shares                         Price Per Share
Date                           Purchased (Sold)                     (Excluding Commissions)
- - ----                           ----------------                     -----------------------
Custodian Accounts
- - ------------------

10/10/91                                   114,550*                               $.375

Penelope C. Edelman
- - -------------------

10/10/91                                     23,000                                 **

Other Employees and Clients
- - ---------------------------

10/10/91                                     11,100                                 **

Item 5.  Interest in the Securities of the Issuer - Amendment No. 27 - 12/6/91.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1991, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1991.

                 As of the close of business on December 6, 1991:

                   (i) Edelman Limited Partnership owns 874,620 shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                  (ii) Edelman Management owns directly no shares of the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9,3% of the shares outstanding.

                 (iii) Mr. Edelman owns directly 31,400 shares of the Common Stock and holds options on 27,500 shares of the Common Stock, totaling 58,900 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 1,726,980 shares (including options on 27,500 shares), constituting approximately 39.7% of the shares outstanding (based upon the 4,354,430 shares which would be outstanding upon the exercise of such options).

                  (iv) Datapoint owns 169,100 shares of the Common Stock, constituting approximately 3.9% of the shares outstanding.

                   (v) IT owns 234,440 shares of the Common Stock, constituting approximately 5.4% of the shares outstanding.





- - ----------------------------------

*        Privately negotiated transaction.

**       Partial liquidating distribution from Plaza Securities Company.

                  (vi) Regina M. Edelman owns 211,350 shares of the Common Stock, constituting approximately 4.9% of the shares outstanding.

                 (vii) Aile Blanche owns 8,400 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

                (viii) Felicitas owns 31,520 shares of the Common Stock, constituting approximately 0.7% of the shares outstanding.

                  (ix) The Retirement Plan owns 26,620 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

                   (x) The IT Plan owns 14,628 shares of the Common Stock, constituting approximately 0.3% of the shares outstanding.

                  (xi) The Custodian Accounts own 138,650 shares of the Common Stock, constituting approximately 3.2% of the shares outstanding.

                 (xii) Irving Garfinkel, who is an executive officer of Edelman Management and Aile Blanche and a director of Datapoint, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                (xiii) Gerald N. Agranoff, who is an executive officer of Edelman Management and a director of Datapoint and IT, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                 (xiv) Penelope C. Edelman owns 36,100 shares of the Common Stock, constituting approximately 0.8% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 78,110 shares of the Common Stock, constituting approximately 1.8% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                  (xv) The Trusts own a total of 532,010 shares of the Common Stock, constituting approximately 12.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                 (xvi) Mr. Schultz, who is a director of IT, owns directly 38,200 shares of the Common stock and holds options on 22,000 shares of the Common Stock, totaling 60,200 shares of the Common Stock. Such shares constitute approximately 1.4% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options). Mr. Schultz is the trustee of the Trusts and may be deemed to own beneficially the shares of the Common Stock owned by the Trusts. Mr. Schultz expressly disclaims beneficial ownership of these shares.

                (xvii) Mr. Mandigo, who is a director of Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

               (xviii)    Mr. French, who is a director of Datapoint, owns
directly 104,425 shares of the Common Stock and holds options on 112,500 shares of the Common Stock, totaling 216,925 shares of the Common Stock. Such shares constitute approximately 4.9% of the shares outstanding (based upon the 4,439,430 shares which would be outstanding upon the exercise of such options). Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                 (xix) Mr. Sutherland, who is a director of both Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                  (xx) The defined benefit plan for Mr. Kail, who is a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and Mr. Kail holds options on 47,500 shares of the Common Stock, totaling 48,500 shares of the Common Stock. Such shares constitute approximately 1.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                 (xxi) The Other Employees and Clients own 70,100 shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(b) is hereby supplemented by the addition of the following:

                 The Retirement Plan has the sole power to vote and dispose of the shares owned by it, which power is exercisable by the Executive Committee of the Company, the trustees of the Retirement Plan, whose members are Mr. Edelman and Mr. Schultz.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock since the date of the last Amendment by Regina M. Edelman are reported on Schedule A hereto. All transactions in the Common Stock since the date of the last Amendment by Penelope C. Edelman and the Other Employees and Client are reported on Schedule B hereto. All such transactions were effected in the open market.

                                   SCHEDULE A

                Transactions in the Common Stock - Group Members

                               Number of Shares                         Price Per Share
Date                           Purchased (Sold)                     (Excluding Commissions)
- - ----                           ----------------                     -----------------------
Regina M. Edelman
- - -----------------

11/12/91                                        100                                    $.25

11/13/91                                      4,000                                     .25

11/18/91                                     33,500                                     .25

12/02/91                                      3,000                                     .25

12/03/91                                        100                                     .25

12/05/91                                      2,400                                     .25

12/06/91                                        300                                     .25

                                   SCHEDULE B

                   Transactions in the Common Stock - Others

                                Number of Shares                        Price Per Share
Date                            Purchased (Sold)                    (Excluding Commissions)
- - ----                            ----------------                    -----------------------
Penelope M. Edelman
- - -------------------

11/25/91                                       11,100                                  $.3125

Other Employees and Clients
- - ---------------------------

11/25/91                                     (11,100)                                  $.3125

Item 5.  Interest in the Securities of the Issuer - Amendment No. 28 - 1/14/92.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1991, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1991.

                 As of the close of business on January 14, 1992:

                          (i)       Edelman Limited Partnership owns 874,620
shares of the Common Stock, constituting approximately 20.2% of the shares outstanding.

                          (ii)      Edelman Management owns directly no shares
of the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iii)     Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds options on 47,500 shares of the Common Stock, totaling 78,900 shares of the Common Stock. Such shares constitute approximately 1.8% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 1,752,680 shares (including options on 47,500 shares), constituting approximately 40.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                          (iv)      Datapoint owns 169,000 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (v)       IT owns 234,440 shares of the Common Stock.

constituting approximately 5.4% of the shares outstanding.

                          (vi)      Regina M. Edelman owns 217,050 shares of
the Common Stock, constituting approximately 5.0% of the shares outstanding.

                          (vii)     Aile Blanche owns 8,400 shares of the
Common Stock, constituting approximately 0.2% of the shares outstanding.

                          (viii)    Felicitas owns 31,520 shares of the Common
Stock, constituting    approximately 0.7% of the shares outstanding.

                          (ix)      The Retirement Plan owns 26,620 shares of
the Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (x)       The IT Plan owns 14,628 shares of the
Common Stock, constituting approximately 0.3% of the shares outstanding.

                          (xi)      The Custodian Accounts own 138,650 shares
of the Common Stock, constituting approximately 3.2% of the shares outstanding.

                          (xii)     Irving Garfinkel, who is an executive
officer of Edelman Management and Aile Blanche and a director of Datapoint, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiii)    Gerald N. Agranoff, who is an executive
officer of Edelman Management and a director of Datapoint and IT, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xiv)     Penelope C. Edelman owns 36,100 shares of
the Common Stock, constituting approximately 0.8% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 114,110 shares of the Common Stock, constituting approximately 2.6% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xv)      The Trusts own a total of 532,010 shares of
the Common Stock, constituting approximately 12.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvi)     Mr. Schultz, who is a director of IT, owns
directly 2,200 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,200 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options). Mr. Schultz is the trustee of the Trusts and may be deemed to own beneficially the shares of the Common Stock owned by the Trusts. Mr. Schultz expressly disclaims beneficial ownership of these shares.

                          (xvii)    Mr. Mandigo, who is a director of
Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xviii)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock, constituting approximately 2.4% of the shares outstanding. Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xix)     Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,346,930 shares which would be outstanding upon the exercise of such options).

                          (xx)      The defined benefit plan for Mr. Kail, who
is a director of both IT and Datapoint, owns 1,000 shares of the Common Stock and Mr. Kail holds options on 57,500 shares of the Common Stock, totaling 58,500 shares of the Common Stock. Such shares constitute approximately 1.3% of the shares outstanding (based upon the 4,384,430 shares which would be outstanding upon the exercise of such options).

                          (xxi)     The Other Employees and Clients own 70,1000
shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock since the date of the last Amendment by Regina M. Edelman are reported on Schedule A hereto. All transactions in the Common Stock since the date of the last Amendment by the UGMA Accounts and Michael Schultz are reported on Schedule B hereto. All such transactions were.effected in the open market.

                                   SCHEDULE A

                Transactions in the Common Stock - Group Members

                                                Number of Shares                          Price Per Share
            Date                                Purchased (Sold)                      (Excluding Commissions)
            ----                                ----------------                      -----------------------
            Regina M. Edelman
            -----------------

            12/9/91                                            1,000                                         $.25
            12/18/91                                             100                                          .25
            12/19/91                                           4,600                                          .25

                                   SCHEDULE B

                   Transactions in the Common Stock - Others

                                                Number of Shares                          Price Per Share
            Date                                Purchased (Sold)                      (Excluding Commissions)
            ----                                ----------------                      -----------------------
            UGMA Accounts
            -------------

            12/18/91                                          36,000                                         $.25

            Michael Schultz
            ---------------

            12/18/91                                         (36,000)                                         .25


Item 5.  Interest in the Securities of the Issuer - Amendment No. 29 - 5/6/92.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at February 29, 1992, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended January 31, 1992.

                 As of the close of business on May 7, 1992:

                            (i)   Edelman Limited Partnership owns 959,620
shares of the Common Stock, constituting approximately 22.2% of the shares outstanding.

                           (ii)   Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iii)   Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds options on 47,500 shares of the Common Stock, totaling 78,900 shares of the Common Stock. Such shares constitute approximately 1.8% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Datapoint, IT, Aile Blanche,

Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 1,809,559 shares (including options on 47,500 shares), constituting approximately 41.4% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                           (iv)   Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                            (v)   IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                           (vi)   Regina M. Edelman owns 217,050 shares of the
Common Stock, constituting approximately 5.0% of the shares outstanding.

                          (vii)   Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                         (viii)   Felicitas owns 3,399 shares of the Common
Stock, constituting       less than 0.1% of the shares outstanding.

                           (ix)   The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                            (x)   The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                           (xi)   The Custodian Accounts own 138,650 shares of
the Common Stock, constituting approximately 3.2% of the shares outstanding.

                          (xii)   Irving Garfinkel, who is an executive officer
of Edelman Management and Aile Blanche and a director of Datapoint, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                         (xiii)   Gerald N. Agranoff, who is an executive
officer of Edelman Management and a director of Datapoint and IT, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xiv)   Penelope C. Edelman owns 37,465 shares of the
Common Stock, constituting approximately 0.9% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 114,110 shares of the Common Stock, constituting approximately 2.6% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                           (xv)   The Trusts own a total of 533,822 shares of
the Common Stock, constituting approximately 12.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvi)   Mr. Schultz, who is a director of IT, owns
directly 2,467 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 24,467 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options). Mr. Schultz is the trustee of the Trusts and may be deemed to own beneficially the shares of the Common Stock owned by the Trusts. Mr. Schultz expressly disclaims beneficial ownership of these shares.

                         (xvii)   Mr. Mandigo, who is a director of Datapoint,
owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                        (xviii)   Mr. French, who is a director of Datapoint,
owns directly 104,425 shares of the Common Stock, constituting approximately 2.4% of the shares outstanding. Mr. French's wife owns 15,520 shares, constituting approximately 0.4% of the shares outstanding, as to which he disclaims beneficial ownership.

                          (xix)   Mr. Sutherland, who is a director of both
Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                           (xx)   The defined benefit plan for Mr. Kail, who is
a director of both IT and Datapoint, owns 1,000 shares of the Common Stock, constituting less than 0.1%.

                          (xxi)   The Other Employees and Clients own 70,100
shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) All transactions in the Common Stock in the sixty days preceding the date of this Amendment by Edelman Limited Partnership and Felicitas are reported on Schedule A hereto. All transactions in the Common Stock in the sixty days preceding the date of this Amendment by Penelope C. Edelman, the Trusts and Mr. Schultz are reported on Schedule B hereto. Except as otherwise indicated, all such transactions were effected in the open market.

                                   SCHEDULE A

                Transactions in the Common Stock - Group Members

                               Number of Shares                         Price Per Share
Date                           Purchased (Sold)                     (Excluding Commissions)
- - ----                           ----------------                     -----------------------
Edelman Limited Partnership
- - ---------------------------

4/24/92                                      10,000                              $.15625

5/6/92                                       75,000                               .15625

Felicitas Partners,  L.P.
- - -------------------------

4/1/92                                     (28,121)                                    ***





- - ----------------------------------

***      Partial liquidating distribution to withdrawing limited partners.

                                   SCHEDULE B

                   Transactions in the Common Stock - Others

                               Number of Shares                         Price Per Share
Date                           Purchased (Sold)                     (Excluding Commissions)
- - ----                           ----------------                     -----------------------
Penelope C. Edelman
- - -------------------

4/1/92                                        1,365                                    *

The Trusts
- - ----------

4/1/92                                        1,812                                    *

Michael Schultz
- - ---------------

4/1/92                                          267                                    *


Item 5.  Interest in the Securities of the Issuer - Amendment No. 30 - 11/2/93.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1993, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1993.

                 As of the close of business on November 2, 1993:

                          (i)     Edelman Limited Partnership owns 997,120
shares of the Common Stock, constituting approximately 23.0% of the shares outstanding.

                          (ii)    Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint and IT, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 and 234,440 shares owned by Datapoint and IT, respectively, which constitute approximately 9.3% of the shares outstanding.

                          (iii)   Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds options on 47,500 shares of the Common Stock, totaling 78,900 shares of the Common Stock. Such shares constitute approximately 1.8% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Datapoint, IT, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 1,839,559 shares (including options on 47,500 shares), constituting approximately 42.1% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                          (iv)    Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                          (v)     IT owns 234,440 shares of the Common Stock,
constituting approximately 5.4% of the shares outstanding.

                          (vi)    Regina M. Edelman owns 217,050 shares of the
Common Stock, constituting approximately 5.0% of the shares outstanding.

                          (vii)   Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.





- - ----------------------------------

*        Partial liquidating distribution from Felicitas Partners, L.P.

                          (viii)  Felicitas owns 3,399 shares of the Common
Stock, constituting less than 0.1% of the shares outstanding.

                          (ix)    The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                          (x)     The IT Plan owns 14,628 shares of the Common
Stock, constituting approximately 0.3% of the shares outstanding.

                          (xi)    The Custodian Accounts own 168,650 shares of
the Common Stock, constituting approximately 3.9% of the shares outstanding.

                          (xii)   Irving Garfinkel, who is an executive officer
of Edelman Management and Aile Blanche and a director of Datapoint, owns 110 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

                          (xiii)  Gerald N. Agranoff, who is an executive
officer of Edelman Management and a director of Datapoint and IT, owns 11,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 33,100 shares of the Common Stock. Such shares constitute approximately 0.8% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xiv)   Penelope C. Edelman owns 37,465 shares of the
Common Stock, constituting approximately 0.9% of the shares outstanding. In addition, the UGMA Accounts, of which Penelope C. Edelman is custodian, own a total of 114,110 shares of the Common Stock, constituting approximately 2.6% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of such shares.

                          (xv)    The Trusts own a total of 533,822 shares of
the Common Stock, constituting approximately 12.3% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of these shares.

                          (xvi)   To the best of the reporting persons'
knowledge, Mr. Schultz, who is a director of IT, owns directly 2,467 shares of the Common Stock and holds options on 272,000 shares of the Common Stock, totaling 274,467 shares of the Common Stock. Such shares constitute approximately 6.0% of the shares outstanding (based upon the 4,598,930 shares which would be outstanding upon the exercise of such options). Mr. Schultz is the trustee of the Trusts and may be deemed to own beneficially the shares of the Common Stock owned by the Trusts. Mr. Schultz expressly disclaims beneficial ownership of these shares.

                          (xvii)  To the best of the reporting persons'
knowledge, Mr. Mandigo, who is a director of Datapoint, owns directly 6,000 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 28,000 shares of the Common Stock. Such shares constitute approximately 0.6% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xviii) To the best of the reporting persons'
knowledge, Mr. Sutherland, who is a director of both Datapoint and IT, owns directly 43,100 shares of the Common Stock and holds options on 22,000 shares of the Common Stock, totaling 65,100 shares of the Common Stock. Such shares constitute approximately 1.5% of the shares outstanding (based upon the 4,348,930 shares which would be outstanding upon the exercise of such options).

                          (xix)   To the best of the reporting persons'
knowledge, the defined benefit plan for Mr. Kail, who is a director of both IT and Datapoint, owns 1,000 shares of the Common Stock, constituting less than 0.1%.

                          (xx)    To the best of the reporting persons'
knowledge, the Other Employees and Clients own 70,100 shares of the Common Stock, constituting approximately 1.6% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) In the sixty days preceding the date of this Amendment, there have been no transactions in the Common Stock by the persons and entities identified in subparts (i) through (xv) of Item 5(a) and, to the best of the reporting persons' knowledge, there have been no transactions in the Common Stock by any of the persons and entities identified in subparts
(xvi) through (xx) of Item 5(a); except that, on November 2, 1993 in open-market transactions, Edelman Limited Partnership purchased 10,000 shares of Common Stock for $.04 per share (excluding commissions) and 27,500 shares of Common Stock for $.05 per share (excluding commissions).

Item 5.  Interest in the Securities of the Issuer - Amendment No. 31 - 9/30/94.

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at August 31, 1994, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1994.

                 As of the close of business on September 30, 1994:

                             (i)  Edelman Limited Partnership owns 1,012,120
shares of the Common Stock, constituting approximately 23.0% of the shares outstanding.

                            (ii)  Edelman Management owns directly no shares of
the Common Stock. As investment manager for Datapoint, Edelman Management may be deemed, by reason of the provisions of Rule 13d-3, to be the beneficial owner of the 169,100 shares owned by Datapoint, which constitute approximately 3.9% of the shares outstanding.

                           (iii)  Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds exercisable options on 47,500 shares of the Common Stock, totaling 78,900 shares of the Common Stock. Such shares constitute approximately 1.8% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Datapoint, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 1,677,619 shares (including options on 47,500 shares), constituting approximately 38.0% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                            (iv)  Datapoint owns 169,100 shares of the Common
Stock, constituting approximately 3.9% of the shares outstanding.

                             (v)  Regina M. Edelman owns 217,050 shares of the
Common Stock, constituting approximately 5.0% of the shares outstanding.

                            (vi)  Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                           (vii)  Felicitas owns 3,399 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                          (viii)  The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                            (ix)  The Custodian Accounts owns 188,650 shares of
the Common Stock, constituting approximately 4.3% of the shares outstanding.

                             (x)  Certain other persons related to or
affiliated with Mr. Edelman own the following amounts of Common Stock: (A) Penelope C. Edelman owns 40,865 shares of Common Stock, constituting approximately 0.9% of the shares outstanding; (B) three UGMA Accounts for the benefit of children of Mr. Edelman, of which Penelope C. Edelman is custodian, own a total of 140,110 shares of Common Stock, constituting approximately 3.0% of the shares outstanding; (C) three trusts for the benefit of children of Mr. Edelman, of which Michael E. Schultz (a director of the Company) is trustee (the "Trusts") own a total of 533,822 shares of Common Stock, constituting approximately 12.3% of the shares outstanding; and (D) Mildred Ash, Mr. Edelman's mother, owns 107,400 shares of Common Stock, constituting approximately 2.4% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of the foregoing shares of Common Stock.

                            (xi)  To the best knowledge of the reporting
persons, certain directors and officers of the reporting persons and other affiliated persons own the following amounts of Common Stock (based upon information reported by the Company or such individuals in public filings):
(A) Irving Garfinkel, an officer of Edelman Management and Aile Blanche and a director of Datapoint, owns 110 shares of Common Stock, constituting less than 0.1% of the shares outstanding; (B) Gerald N. Agranoff, an officer of Edelman Management and a director of Datapoint, owns 11,100 shares of Common Stock and holds exercisable options on 22,000 shares of Common Stock, totaling 33,100 shares of the Common Stock, which constitute approximately 0.8% of the shares outstanding; and (C) Michael Schultz, trustee of the Trusts, owns 2,467 shares of Common Stock and holds exercisable options on 272,000 shares of Common Stock, totaling 274,467 shares of the Common Stock, which constitute approximately 6.0% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) In the sixty days preceding the date of this Amendment, there have been no transactions in the Common Stock by the reporting persons and other entities identified in Item 5(a) hereof, except that: (i) on September 30, 1994 in a private transaction, IT sold 234,440 shares of Common Stock at $.50 per share to Whale Securities Co., L.P.; (ii) on September 16, 1994 in an open-market transaction, Mildred Ash purchased 3,400 shares of Common Stock at $.875 per share (excluding commissions); and (iii) on September 16, 1994 in an open-market transaction, Penelope C. Edelman purchased 3,400 shares of Common Stock at $.875 per share (excluding commissions).


Item 5. Interest in the Securities of the Issuer - Amendment No. 32, Current Filing - 5/31/95

                 Item 5(a) is hereby supplemented by the addition of the following:

                 (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,930 shares outstanding, which is the number of shares outstanding at February 28, 1995, as reported in the Company's quarterly report on Form 10-Q for the fiscal quarter ended January 31, 1995.

                 As of the close of business on September 30, 1994:

                             (i)  Edelman Limited Partnership owns 1,012,120
shares of the Common Stock, constituting approximately 23.0% of the shares outstanding.

                            (ii)  Mr. Edelman owns directly 31,400 shares of
the Common Stock and holds exercisable options on 47,500 shares of the Common Stock, totaling 78,900 shares of the Common Stock. Such shares constitute approximately 1.8% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by Edelman Limited Partnership, Datapoint, Aile Blanche, Regina M. Edelman, Felicitas and the Custodian Accounts which, when aggregated with the shares owned by Mr. Edelman, total 1,677,619 shares (including options on 47,500 shares), constituting approximately 38.0% of the shares outstanding (based upon the 4,374,430 shares which would be outstanding upon the exercise of such options).

                           (iii)  Regina M. Edelman owns 217,050 shares of the
Common Stock, constituting approximately 5.0% of the shares outstanding.

                            (iv)  Aile Blanche owns 8,400 shares of the Common
Stock, constituting approximately 0.2% of the shares outstanding.

                             (v)  Felicitas owns 3,399 shares of the Common
Stock, constituting approximately 0.1% of the shares outstanding.

                            (vi)  The Retirement Plan owns 26,620 shares of the
Common Stock, constituting approximately 0.6% of the shares outstanding.

                           (vii)  The Custodian Accounts owns 188,650 shares of
the Common Stock, constituting approximately 4.3% of the shares outstanding.

                          (viii)  Certain other persons related to or
affiliated with Mr. Edelman own the following amounts of Common Stock: (A) Penelope C. Edelman owns 40,865 shares of Common Stock, constituting approximately 0.9% of the shares outstanding; (B) three UGMA Accounts for the benefit of children of Mr. Edelman, of which Penelope C. Edelman is custodian, own a total of 140,110 shares of Common Stock, constituting approximately 3.0% of the shares outstanding; (C) three trusts for the benefit of children of Mr. Edelman, of which Michael E. Schultz (a director of the Company) is trustee (the "Trusts") own a total of 590,186 shares of Common Stock, constituting approximately 13.6% of the shares outstanding; and (D) Mildred Ash, Mr. Edelman's mother, owns 107,400 shares of Common Stock, constituting approximately 2.4% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of the foregoing shares of Common Stock.

                            (ix)  To the best knowledge of the reporting
persons, certain directors and officers of the reporting persons and other affiliated persons own the following amounts of Common Stock (based upon information reported by the Company or such individuals in public filings):
(A) Irving Garfinkel, an officer of Edelman Management and Aile Blanche and a director of Datapoint, owns 110 shares of Common Stock, constituting less than 0.1% of the shares outstanding; (B) Gerald N. Agranoff, an officer of Edelman Management and a director of Datapoint, owns 11,100 shares of Common Stock and holds exercisable options on 22,000 shares of Common Stock, totaling 33,100 shares of the Common Stock, which constitute approximately 0.8% of the shares outstanding; and (C) Michael Schultz, trustee of the Trusts, owns 58,835 shares of Common Stock and holds exercisable options on 277,500 shares of Common Stock, totaling 336,335 shares of the Common Stock, which constitute approximately 6.0% of the shares outstanding.

                 Item 5(c) is hereby supplemented by the addition of the following:

                 (c) In the sixty days preceding the date of this Amendment, there have been no transactions in the Common Stock by the reporting persons and other entities identified in Item 5(a) hereof.

                               ITEM 6, AS AMENDED

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer - Initial Filing - 6/1/84.

                 Except for the standard default and similar provisions contained in the loan agreements and guarantees in respect of the loans to the Partnerships described in Item 3 above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Item 2 above and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any of the shares of the Common Stock, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Issuer. - Amendment No. 1 - 7/1/84

                 Item 6 is hereby supplemented as follows:

                 Except for the restructuring of Arbitrage and Plaza, described in Item 2 above, there are no additional contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Item 2 above and any other person with respect to any security of the Company, including but not limited to transfer or voting of any of the shares of the Common Stock, finder's fees, joint ventures, loan or option arrangements, puts or calls, or the giving or withholding of proxies.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of Issuer - Amendment No. 2 - 8/3/84.

                 Item 6 is hereby supplemented as follows:

                 See Items 3, 4 and 5 supra.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer. - Amendment No. 7 - 11/28/86

                 Item 6 is hereby supplemented as follows:

                 Mr. Edelman was granted options to purchase 27,500 shares of the Company's Common Stock (adjusted to reflect a 10% stock dividend) under the 1984 Plan. These options give Mr. Edelman the right to purchase 18,604 shares of Common Stock at $5.375 and the right to purchase 8,896 shares of Common Stock at $4.886. In addition, Mr. Edelman was granted options to purchase 27,500 shares of Common Stock (adjusted to reflect a 10% stock dividend) under the 1985 Plan which are exercisable at $6.659 per share.

                 Each of Messrs. Lehman, Schultz and Mandigo were granted options to purchase 22,000 shares of Common Stock (adjusted to reflect a 10% stock dividend) and Mr. Stevenson was granted options to purchase 27,500 shares of Common Stock (adjusted to reflect a 10% stock dividend) under the 1985 Plan, which are exercisable at $6.659 per share.

                 All of the options granted under the 1985 Plan expire on June 19, 1995. The options granted to Mr. Edelman under the 1984 Plan which are exercisable at a price of $5.375 per share expire on May 23, 1989 and the options granted to Mr. Edelman under the 1984 Plan which are exercisable at a price of $4.886 per share expire on May 23, 1994.

                 Except as set forth above in this Item 6, no Group Member nor any director or executive officer of any Group Member has any contracts, arrangements, understandings or relationships with respect to the Common Stock of the Company.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - Amendment No. 16 - 12/28/89

                 Item 6 is hereby supplemented by the addition of the following:

                 Mr. French was granted options to purchase 15,000 shares of the Company's Common Stock under the 1985 Plan, which options are exercisable at $6.125 per share.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - Amendment No. 17 - 4/3/90

                 Item 6 is hereby supplemented by the addition of the following:

                 Certain options held by Mr. Edelman which entitled him to acquire 27,500 shares of the Company's Common Stock expired unexercised.

                 Certain options previously granted to Mr. French which entitled him to acquire 15,000 shares of the Company's Common Stock have become exercisable.

                 Mr. Kail has been granted options to purchase an additional 10,000 shares of the Company's Common Stock. However, these options are not exercisable within 60 days of the date hereof and, accordingly, the shares which may be acquired upon the exercise of such options are not reported herein as being beneficially owned by Mr. Kail.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - Amendment No. 21- 10/11/90

                 Item 6 is hereby supplemented by the addition of the following:

                 Mr. French has been granted options to purchase an additional 15,000 shares of Common Stock. Such options become exercisable in February 1991, and, accordingly, such shares are not included in the number of shares reported herein as being owned by him.

                 Mr. Kail has been granted options to purchase an additional 10,000 shares of Common Stock. Such options become exercisable in March 1991, and, accordingly, such shares are not included in the number of shares reported herein as being owned by him.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer - Amendment No. 25 - 10/7/91.

                 Item 6 is hereby supplemented by the addition of the following:

                 Mr. Edelman has been granted an option under the Company's 1984 Stock Option Plan to purchase 20,000 shares of Common Stock at a price of $.89375 per share. The option becomes exercisable on March 13, 1992 and expires on March 13, 1996 and, accordingly, the shares underlying such option are excluded from the number of shares reported herein as being owned by Mr. Edelman.

                 Mr. Kail has been granted an option under the Company's 1984 Stock Option Plan to purchase 10,000 shares of Common Stock at a price of $.8125 per share, The option becomes exercisable on March 13, 1992 and expires on March 13, 2001 and, accordingly, the shares underlying such options are excluded from the number of shares reported herein as being owned by Mr. Kail.

                 Mr. French had been granted an option under the Company's 1984 Stock Option Plan to purchase 20,000 shares of Common Stock at a price of $.8125 per share. As a result of Mr. French's retirement as President of the Company, such options will expire, in accordance with their terms, before they become exercisable on March 13, 1992 and, accordingly, the shares underlying such options are excluded from the number of shares reported herein as being owned by Mr. French.

                 Mr. Schultz has been granted an option under the Company's 1984 Stock Option Plan to purchase 250,000 shares of Common Stock at a price of $.25 per share. The option becomes exercisable on September 23, 1992 and expires on September 23, 2001 and, accordingly, the shares underlying such options are excluded from the number of shares reported herein as being owned by Mr. Schultz.

                 A copy of the form of Stock Option Agreement between the Company and each of Messrs. Edelman, Kail, French and Schultz is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer - Amendment No. 28 - 1/14/92.

                 Item 6 is hereby supplemented by the addition of the following:

                 All options to purchase shares of the Common Stock held by Mr. French, a director of Datapoint, have expired in accordance with their terms. On January 14, 1992, options to purchase 20,000 and 10,000 shares of the Common Stock held respectively by Mr. Edelman and Mr. Kail become exercisable within sixty days.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer. Amendment No. 29 - 5/6/92

                 Item 6 is hereby supplemented by the addition of the following:

                 All options to purchase shares of the Common Stock held by Mr. Kail, a director of Datapoint and IT, have expired in accordance with their terms.

                               ITEM 7, AS AMENDED

Item 7.  Material to be Filed as Exhibits - Initial Filing - 6/1/84.

                 Not applicable.

Item 7.  Material to be Filed as Exhibits - Amendment No. 3 - 10/24/85.

                 Item 7 is hereby supplemented as follows:

                 1. Power of Attorney from Arbitrage Securities Company, Plaza Securities Company, Datapoint Corporation, and Datapoint's Employee Pension Plan to Asher B. Edelman, dated October 29, 1985.

Item 7.  Material to be Filed as Exhibits - Amendment No. 4 - 11/6/85.

                 Item 7 is hereby supplemented as follows:

                 1. Power of Attorney from Arbitrage Securities Company, Plaza Securities Company, Datapoint Corporation, the Datapoint Corporation Employee Pension Plan and the United Stockyards Corporation Retirement Plan to Asher B. Edelman, dated November 7, 1985.

Item 7.  Material to be Filed as Exhibits - Amendment No. 5 - 4/21/86.

                 1. Power of Attorney granting to Asher B. Edelman the power to sign Schedule 13D and all amendments thereto, and to file the same with the Securities and Exchange Commission, and other documents in connection therewith, on behalf of Intelogic Trace, Inc. Retirement Income Plan.

Item 7.  Material to be Filed as Exhibits - Amendment No. 7 - 11/28/86

                 1.       Power of Attorney granted to Asher B. Edelman to sign
Schedule 13D and all amendments thereto, and to file the same with the Securities and Exchange Commission, and other documents in connection therewith, on behalf of Intelogic Trace, Inc.

Item 7.  Material to be filed as Exhibits - Amendment No. 10 - 12/11/87.

                 Item 7 is hereby supplemented as follows:

                 1. Power of Attorney granted to Asher B. Edelman to sign the Schedule 13D and all amendments thereto, and to file the same with the Securities and Exchange Commission and other documents in connection therewith, on behalf of Regina M. Edelman.

                 2. Power of Attorney granted to Asher B. Edelman to sign the Schedule 13D and all amendments thereto, and to file the same with the Securities and Exchange Commission and other documents in connection therewith, on behalf of AAA Jetstar, Inc. and Aile Blanche, Inc.

Item 7.  Material to be filed as Exhibits - Amendment No. 12 - 12/29/88

                 Item 7 is hereby supplemented as follows:

                 1. Power of Attorney granted to Asher B. Edelman to sign the Schedule 13D and all amendments thereto, and to file the same with the Securities and Exchange Commission and other documents in connection therewith on behalf of A.B. Edelman Management Company, Inc. and Edelman International Limited.

                 2. Power of Attorney, dated March 27, 1986, granting Burton Lehman the power to act as Attorney-in-Fact for Asher B. Edelman.

Item 7.  Material to be Filed as Exhibits - Amendment No. 15 - 4/20/89

                 Item 7 is hereby supplemented by the addition of the following:

                 2. Power of Attorney granted to Asher B. Edelman to sign the Schedule 13D and all amendments thereto, and to file the same with the Securities and Exchange Commission and other documents in connection therewith on behalf of Felicitas Partners, L.P.

Item 7.  Material to be Filed as Exhibits - Amendment No. 16 - 12/28/89

                 Item 7 is hereby supplemented by the addition of the following:

                 1. Power of Attorney granted to Asher B. Edelman to sign the Schedule 13D and all amendments thereto, and to file the same with the Securities and Exchange Commission and other documents in connection therewith on behalf of A.B. Edelman Limited Partnership.

Item 7.  Material to be Filed as Exhibits - Amendment No. 25 - 10/7/91.

                 Item 7 is hereby supplemented by the addition of the following:

                 1. Form of Stock Option Agreement under the Company's 1984 Stock Option Plan.

                                   SIGNATURE

                 After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 31, 1995


                                /s/ Asher B. Edelman
                                ----------------------------------------------------------------------------------
                                Asher B. Edelman, individually, as a general partner of A. B. Edelman
                                Limited Partnership and as attorney-in-fact for each of A. B. Edelman Management
                                Company Inc., Canal Capital Corporation  Retirement Plan, Felicitas Partners,
                                L.P., Datapoint Corporation, Regina M. Edelman and Aile Blanche, Inc. under
                                Powers of Attorney filed with the Securities and Exchange Commission as Exhibits to this Schedule 13D and amendments thereto.